As filed with the Securities and Exchange Commission on November 12, 2019

Registration No. 333-234339

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Farmers National Banc Corp.

(Exact name of Registrant as specified in its charter)

Ohio	6021	34-1371693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 South Broad Street, Canfield, Ohio 44406

(330) 533-3341

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kevin J. Helmick

President and Chief Executive Officer

Farmers National Banc Corp.

20 South Broad Street, Canfield, Ohio 44406

(330) 533-3341

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Bret Treier, Esq. Vorys, Sater, Seymour and Pease LLP 106 South Main Street Suite 1100 Akron, Ohio 44308 Phone: (330) 208-1000	Robert A. Fein, Esq. Ulmer & Berne LLP 1660 West 2nd Street, Suite 1100 Cleveland, Ohio 44113-1406 Phone: (216) 583-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)  ☐

Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED NOVEMBER 12, 2019, SUBJECT TO COMPLETION

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

Farmers National Banc Corp. (“Farmers”), FMNB Merger Subsidiary III, LLC (“Merger Sub”) and Maple Leaf Financial, Inc. (“Maple Leaf”), have entered into an Agreement and Plan of Merger dated as of August 29, 2019 (the “Merger Agreement”), which provides for the merger of Maple Leaf with and into Merger Sub, a newly-formed, wholly-owned subsidiary of Farmers (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Maple Leaf and the approval of the Merger by various regulatory agencies. A copy of the Merger Agreement is attached as Annex B to this proxy statement/prospectus.

Under the terms of the Merger Agreement, holders of shares of Maple Leaf common stock will be entitled to receive from Farmers, after the Merger is completed, merger consideration payable in the form of a combination of cash and Farmers common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, it is anticipated that each Maple Leaf common share will be converted into the right to receive either: (i) 45.5948 Farmers common shares, or (ii) $640.00 in cash, subject to certain allocation procedures set forth in the Merger Agreement intended to ensure that 50% of the outstanding Maple Leaf common stock are converted into the right to receive Farmers common shares and the remaining outstanding shares of Maple Leaf common stock are converted into the right to receive cash. In addition, the holders of outstanding and unexercised warrants to purchase shares of Maple Leaf common stock will be entitled to receive, in lieu of each share of Maple Leaf common stock for which the warrant otherwise could have been exercised, cash in an amount equal to $270.00. See “SUMMARY – What Maple Leaf stockholders will receive in the Merger.”

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of shares of Maple Leaf common stock who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Maple Leaf common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled, multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by NASDAQ Capital Market (the “NASDAQ”) for the five (5) trading days ending on the penultimate trading day preceding the effective time.

Maple Leaf will hold a special meeting of its common stockholders to vote on the adoption and approval of the Merger Agreement. The special meeting of Maple Leaf’s common stockholders will be held at: 10:00 AM, local time, on Friday, December 13, 2019, at the Acacia Park Social Room, 2202 Acacia Park Drive, Bldg. 2, Lyndhurst, Ohio 44124.

At the special meeting, Maple Leaf’s common stockholders will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The common stockholders will also be asked to approve a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger and to elect 6 directors to the board of directors for a term of one year, subject to earlier termination upon the effective time of the Merger.

This document is a proxy statement of Maple Leaf that it is using to solicit proxies for use at the special meeting of common stockholders to vote on the Merger and elect directors. It is also a prospectus relating to Farmers’ issuance of its common shares in connection with the Merger. This proxy statement/prospectus describes Maple Leaf’s special meeting, the Merger proposal and other related matters. The solicitation will be by mail, telephone, and electronic means, the cost of which will be borne by Maple Leaf.

The board of directors of Maple Leaf has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that Maple Leaf’s common stockholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. In addition, the board of directors recommends that the shareholders vote “FOR” the election of the 6 directors nominated in the proxy statement.

Farmers common shares are traded on the NASDAQ under the symbol “FMNB.” On August 29, 2019, the date of execution of the Merger Agreement, the closing price of Farmers common shares was $13.73 per share. On November 8, 2019, the closing price of Farmers common shares was $15.57 per share.

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page 21 for a discussion of the risks related to the Merger and owning Farmers common shares after the Merger.

Whether or not you plan to attend the special meeting, you are urged to vote by completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope.

If you are a Maple Leaf common stockholder as of November 11, 2019, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, under the Ohio General Corporation Law (“OGCL”), you will have the right to demand the fair cash value for your shares of Maple Leaf common stock. To exercise your “dissenters’ rights,” you must adhere to the specific requirements of the OGCL; see “DISSENTERS’ RIGHTS” on page 30 of this proxy statement/prospectus and the complete text of the applicable sections of the OGCL attached to this proxy statement/prospectus as Annex A. No holder of Farmers common shares is entitled to exercise any rights of a dissenting shareholder under the OGCL.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. We urge you to read carefully this proxy statement/prospectus, which contains a detailed description of the special meeting, the Merger proposal, Farmers common shares to be issued in the Merger and other related matters.

Sincerely,

James E. Kleinfelter

President & Chief Executive Officer

Maple Leaf Financial, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Farmers common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement/prospectus is dated November 14, 2019, and it is first being mailed to Maple Leaf common stockholders on or about November 14, 2019.

MAPLE LEAF FINANCIAL, INC.

10800 Kinsman Rd.

Newbury, Ohio 44065

Notice of Special Meeting of Stockholders

To be held on December 13, 2019

To the Stockholders of Maple Financial, Inc.:

Notice is hereby given that a special meeting of the stockholders of Maple Leaf Financial, Inc. (“Maple Leaf”) will be held at 10:00 AM, local time, on December 13, 2019, at the Acacia Park Social Room, 2202 Acacia Park Drive, Bldg. 2, Lyndhurst, Ohio 44124, for the purpose of considering and voting on the following matters:

1.

A proposal to adopt and approve the Agreement and Plan of Merger dated as of August 29, 2019, by and among Maple Leaf, Farmers National Banc Corp. and FMNB Merger Subsidiary III, LLC (the “Merger Agreement”);

2.

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement;

3.

The election of six directors to serve as members of the board for a term of one year or until their successors are duly elected, subject to earlier termination upon the effective time of the merger contemplated under the Merger Agreement; and

4.

Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Maple Leaf is unaware of any other business to be transacted at the special meeting.

Holders of record of shares of Maple Leaf common stock at the close of business on November 11, 2019, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of not less than a majority of the voting power of Maple Leaf’s issued and outstanding shares of common stock, voting as a single class, is required to adopt and approve the Merger Agreement. The directors of Maple Leaf are elected by a plurality of the votes cast.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Merger Agreement is attached as Annex B to the proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Maple Leaf common stock you own. Please vote as soon as possible to ensure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of Maple Leaf common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card.

The Maple Leaf board of directors recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger; (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and (3) “FOR” the director nominees identified herein for a one-year term, subject to earlier termination upon the effective time of the merger contemplated under the Merger Agreement.

By Order of the Board of Directors,

James E. Kleinfelter

President & Chief Executive Officer

Maple Leaf Financial, Inc.

November 14, 2019

WHERE YOU CAN FIND MORE INFORMATION

Farmers is a publicly traded company that files or furnishes annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read or obtain copies of these documents, without charge, at the SEC’s website located at www.sec.gov. Certain information filed or furnished by Farmers with the SEC is also available, without charge, through Farmers’ website at www.farmersbankgroup.com under the “Investor Relations” section. Certain information regarding Maple Leaf is available, without charge, at Maple Leaf’s offices at 24755 Chagrin Blvd., Suite 100, Beachwood, Ohio 44122.

Farmers has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to Maple Leaf stockholders as part of the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference important business and financial information about Farmers from documents filed with or furnished to the SEC that are not included in or delivered with this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 73. These documents are available, without charge, to you upon written or oral request at the address and telephone number listed below:

Farmers National Banc Corp.

20 South Broad Street

Canfield, Ohio 44406

Attention: Investor Relations

(330) 533-3341

To obtain timely delivery of these documents, you must request the information no later than December 6, 2019, in order to receive them before the special meeting.

Farmers common shares are traded on the NASDAQ under the symbol “FMNB.”

Neither Farmers nor Maple Leaf has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of Farmers’ and Maple Leaf’s business, financial condition, results of operations and prospects may have changed since those dates.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because Farmers National Banc Corp. (“Farmers”), FMNB Merger Subsidiary III, LLC (“Merger Sub”) and Maple Leaf Financial, Inc. (“Maple Leaf”) have agreed to merge under the terms of an Agreement and Plan of Merger dated as of August 29, 2019 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex B. Pursuant to the terms of the Merger Agreement, Maple Leaf will merge with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). In order to complete the Merger, the common stockholders of Maple Leaf must vote to approve and adopt the Merger Agreement. Following the Merger, Merger Sub will be dissolved and liquidated, and Geauga Savings Bank, an Ohio savings bank and wholly-owned subsidiary of Maple Leaf (“Geauga Savings”), will merge with and into The Farmers National Bank of Canfield, a national banking association and wholly-owned subsidiary of Farmers (“Farmers Bank”), with Farmers Bank being the surviving entity.

This proxy statement/prospectus contains important information about the Merger and the special meeting of the common stockholders of Maple Leaf, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Maple Leaf common stock without attending the special meeting.

Q:	What will Maple Leaf stockholders receive in the Merger?

A:

Holders of shares of Maple Leaf common stock will receive a combination of cash and Farmers common shares in the Merger. At the effective time of the Merger, it is anticipated that each share of Maple Leaf common stock will be converted into the right to receive either:

•	45.5948 Farmers common shares, or

•

$640.00 in cash, subject to certain allocation procedures set forth in the Merger Agreement that are intended to ensure that 50% of the outstanding shares of Maple Leaf common stock are converted into the right to receive Farmers common shares and the remaining outstanding shares of Maple Leaf common stock are converted into the right to receive cash.

On August 29, 2019, which was the date of the public announcement of the proposed Merger, the closing price for Farmers common shares was $13.73, which, after giving effect to the exchange ratio of 45.5948 and the cash amount of $640.00, would have an implied value of approximately $633.01 per share of Maple Leaf common stock. As of November 8, 2019, the most reasonably practicable date prior to the mailing of this proxy statement/prospectus, the closing price for Farmers common shares was $15.57, which had an implied value of approximately $674.96 per share of Maple Leaf common stock. That is, based on this price with respect to the stock consideration, and the cash consideration of $640.00 per share, upon completion of the Merger, a Maple Leaf common stockholder who receives stock for 50% of his or her shares of common stock and receives cash for 50% of his or her shares of common stock would receive total Merger consideration with an implied value of approximately $674.96 per Maple Leaf share.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of shares of Maple Leaf common stock who would otherwise be entitled to receive a fraction of a Farmers common share will receive cash, without interest, in lieu of a fractional Farmers common share in an amount determined by reference to the closing sale prices of Farmers common shares on the NASDAQ Capital Market (the “NASDAQ”) for the five (5) trading days ending on the penultimate trading day preceding the effective date of the Merger.

What will holders of warrants exercisable for shares of Maple Leaf common stock receive in the Merger?

Holders of outstanding and unexercised warrants exercisable for shares of Maple Leaf common stock will not be entitled to exercise the warrants. Holders of outstanding and unexercised warrants will be entitled to receive, in lieu of each share of Maple Leaf common stock for which the warrant otherwise could have been exercised, cash in an amount equal to $270.00.

Q:	Can I make an election to select the form of merger consideration I desire to receive?

A:

You will have the opportunity to elect the form of consideration to be received for your shares of Maple Leaf common stock, subject to certain adjustment and allocation procedures set forth in the Merger Agreement. These procedures are intended to ensure that 50% of the outstanding shares of Maple Leaf common stock will be converted into the right to receive Farmers common shares and the remaining outstanding shares of Maple Leaf common stock will be converted into the right to receive cash. Therefore, your ability to receive the cash or share elections of your choice will depend on the elections of other Maple Leaf stockholders. The allocation of the mix of consideration payable to Maple Leaf stockholders in the Merger will not be known until Farmers tallies the results of the cash and share elections made by Maple Leaf stockholders, which may not occur until shortly after the closing of the Merger.

It is unlikely that elections will be made in the exact proportions provided for in the Merger Agreement. As a result, the Merger Agreement describes procedures to be followed if Maple Leaf stockholders in the aggregate elect to receive more or less of the Farmers common shares than Farmers has agreed to issue. These procedures are summarized below.

•

If Shares Are Oversubscribed: If Maple Leaf common stockholders elect to receive more Farmers common shares than Farmers has agreed to issue in the Merger, then all Maple Leaf common stockholders who have elected to receive cash or who have made no election will receive cash for their shares of Maple Leaf common stock and all stockholders who elected to receive Farmers common shares will receive a pro rata portion of the available Farmers shares plus cash for those shares of common stock not converted into Farmers common shares.

•

If Shares Are Undersubscribed: If Maple Leaf common stockholders elect to receive fewer Farmers common shares than Farmers has agreed to issue in the Merger, then all Maple Leaf common stockholders who have elected to receive Farmers common shares will receive Farmers common shares and those stockholders who elected to receive cash or who have made no election will be treated in the following manner:

•

If the number of shares of common stock held by Maple Leaf common stockholders who have made no election is sufficient to make up the shortfall in the number of Farmers common shares that Farmers is required to issue, then all Maple Leaf common stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and Farmers common shares in such proportion as is necessary to make up the shortfall.

•

If the number of shares of common stock held by Maple Leaf common stockholders who have made no election is insufficient to make up the shortfall, then all Maple Leaf common stockholders who made no election will receive Farmers common shares and those Maple Leaf common stockholders who elected to receive cash will receive cash and Farmers common shares in such proportion as is necessary to make up the shortfall.

No guarantee can be made that you will receive the amounts of cash and/or shares you elect. As a result of the allocation procedures and other limitations outlined in this document and the Merger Agreement, you may receive Farmers common shares or cash in amounts that vary from the amounts you elect to receive.

Q:	How do Maple Leaf common stockholders make their election to receive cash, Farmers common shares or a combination of both?

A:

Each Maple Leaf common stockholder of record will receive an election form, which you should complete and return, along with your Maple Leaf share certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m., Eastern Time, on December 12, 2019 (the “election deadline”). A copy of the election form is being mailed under separate cover on or about the date of this proxy statement/prospectus.

If you do not send in the election form with your share certificate(s) by the election deadline, you will be treated as though you had not made an election.

Q:	Can I change my election?

A:

You may change your election at any time prior to the election deadline by submitting to Computershare Investor Services written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to Computershare Investor Services prior to the election deadline or by withdrawing your share certificates prior to the election deadline. Maple Leaf common stockholders will not be entitled to change or revoke their elections following the election deadline.

Q:	What happens if I do not make a valid election to receive cash or Farmers common shares?

A:

If you do not return a properly completed election form by the election deadline specified in the election form, your shares of Maple Leaf common stock will be considered “non-election shares” and will be converted into the right to receive the share consideration or the cash consideration according to the allocation procedures specified in the Merger Agreement. Generally, in the event one form of consideration (cash or Farmers common shares) is undersubscribed in the Merger, that form of consideration will be allocated to the shares of Maple Leaf common stock for which no election has been validly made before shares of common stockholders electing the oversubscribed form of consideration will be switched to the undersubscribed form of consideration pursuant to the proration and adjustment procedures. Accordingly, while electing one form of consideration will not guarantee you will receive that form for all of your shares of Maple Leaf common stock, in the event proration is necessary electing shares will have a priority over non-electing shares.

Q:	What are the material U.S. federal income tax consequences of the Merger to Maple Leaf stockholders?

A:

The closing of the Merger is conditioned upon the receipt by each of Farmers and Maple Leaf of a legal opinion that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, the federal tax consequences of the Merger to a Maple Leaf stockholder will depend primarily on whether a stockholder exchanges the stockholder’s shares of Maple Leaf common stock solely for Farmers common shares, solely for cash or for a combination of Farmers common shares and cash. Maple Leaf stockholders who exchange their shares of common stock solely for Farmers common shares should not recognize a gain or loss except with respect to cash received in lieu of a fractional Farmers common share. Maple Leaf stockholders who exchange their shares of common stock solely for cash should recognize a gain or loss on the exchange. Maple Leaf stockholders who exchange their shares of common stock for a combination of Farmers common shares and cash may recognize a gain, but not any loss, on the exchange. The actual U.S. federal income tax consequences to Maple Leaf stockholders of electing to receive cash, Farmers common shares or a combination of cash and shares will not be ascertainable at the time Maple Leaf stockholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, please see the section “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45.

The consequences of the Merger to any particular Maple Leaf stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine the tax consequences of the Merger to you.

Q:	Does Maple Leaf anticipate paying any dividends prior to the effective date of the Merger?

A:	No. Under the terms of the Merger Agreement, Maple Leaf is prohibited from paying to its stockholders any dividend.

Q:	When and where will the Maple Leaf special meeting of stockholders take place?

A:	The special meeting of stockholders of Maple Leaf will be held at 10:00 AM, local time, on December 13, 2019, at the Acacia Park Social Room, 2202 Acacia Park Drive, Bldg. 2, Lyndhurst, Ohio 44124.

Q:	What matters will be considered at the Maple Leaf special meeting?

A:

The common stockholders of Maple Leaf will be asked to (1) vote to adopt and approve the Merger Agreement; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; (3) vote on the election of six directors of Maple Leaf; and (4) vote on any other business which properly comes before the special meeting.

Q:	What does the Board of Directors of Maple Leaf recommend with respect to the matters to be considered at the special meeting?

A.

Maple Leaf’s board of directors has determined that the Merger Agreement is in the best interests of Maple Leaf and its stockholders and recommends that Maple Leaf common stockholders vote FOR the proposal to adopt and approve the Merger Agreement and FOR the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement. Maple Leaf’s board of directors also recommends that the shareholders vote FOR the election of the 6 director nominees named in the proxy statement.

Q:	Is my vote needed to adopt and approve the Merger Agreement and to approve the other matters?

A:

Yes. The adoption and approval of the Merger Agreement, pursuant to the OGCL and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of the voting power of the shares of Maple Leaf Class A Common Stock and Class B Common Stock outstanding and entitled to vote at the special meeting, voting as a single class. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 20 votes with respect to each proposal to be presented at the special meeting.

Each of the directors of Maple Leaf, who, collectively, beneficially own 27,215.28 shares of Maple Leaf common stock entitling them to cast 97,206.53 votes with respect to each proposal to be presented at the special meeting, entered into voting agreements with Farmers on August 29, 2019, pursuant to which they are required, subject to certain terms and conditions, to vote their shares of Maple Leaf common stock in favor of the adoption and approval of the Merger Agreement.

The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the voting power of the shares of Maple Leaf common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

The election of directors is determined by a plurality of the votes cast by the shareholders present in person or by proxy at the special meeting.

Q:	How do I vote?

A:

If you were the record holder of a share of Maple Leaf common stock as of November 11, 2019, you may vote in person by attending the special meeting or, to ensure that your shares of common stock are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided by Maple Leaf.

Q:	What will happen if I fail to vote or abstain from voting?

A:

If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal. If you mark “ABSTAIN” on your proxy card or ballot with respect to the adjournment of the special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to return your proxy card or vote in person, however, will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. In the voting for directors, abstentions or the failure to vote will not count in the vote tabulation and will have the same effect as a vote against the nominee directors.

Q:	How will my shares of common stock be voted if I return a blank proxy card?

A:

If you sign, date and return your proxy card and do not indicate how you want your shares of common stock to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment for the special meeting to solicit additional proxies, and “FOR” the election of the director nominees named in the proxy statement.

Q:	Can I change my vote after I have submitted my proxy?

A:

Maple Leaf common stockholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Maple Leaf’s President & Chief Executive Officer at 24755 Chagrin Blvd., Suite 100, Beachwood, OH 44122; (ii) executing and returning another proxy card with a later date; or (iii) attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my dissenters’ rights?

A:

If you are a Maple Leaf common stockholder as of November 11, 2019, the record date, and you do not vote your shares of common stock in favor of the adoption and approval of the Merger Agreement and you do not return an unmarked proxy card, you will have the right under Section 1701.85 of the Ohio General Corporation Law (“OGCL”) to demand the fair cash value for your shares of Maple Leaf common stock. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to Maple Leaf a written demand for payment of the fair cash value of your shares of common stock before the vote on the Merger is taken at the special stockholders’ meeting. The demand for payment must include your address, the number and class of shares of Maple Leaf common stock owned by you and the amount you claim to be the fair cash value of the your shares of Maple Leaf common stock, and should be mailed to: Maple Leaf Financial, Inc., Attention: President & Chief Executive Officer, 24755 Chagrin Blvd., Suite 100, Beachwood, OH 44122. Maple Leaf common stockholders who wish to exercise their dissenters’ rights must (i) vote against the Merger or not return the proxy card, and (ii) deliver written demand for payment prior to the Maple Leaf stockholder vote. For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 30 of this proxy statement/prospectus and the complete text of the applicable sections of the OGCL attached to this proxy statement/prospectus as Annex A.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We expect to complete the Merger in the fourth quarter of 2019 or first quarter of 2020, assuming stockholder approvals and all applicable governmental approvals have been received by then and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should Maple Leaf stockholders send in their share certificates now?

A:	No. You should send your share certificates in pursuant to the election form according to the instructions printed on such form. Do not send in your share certificates with your proxy form.

Q:	What do I need to do now?

A:

You should carefully review this proxy statement/prospectus, including its Annexes. If you are a Maple Leaf common stockholder, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your shares of common stock at the special meeting of stockholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your shares of common stock will be voted at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote in favor of the Merger Agreement and the other proposals to be acted upon at the special meetings?

A:	Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 21.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact Maple Leaf as provided below:

Maple Leaf Financial, Inc.

24755 Chagrin Blvd., Suite 100

Beachwood, OH 44122

Attention: President & Chief Executive Officer

Phone: (440) 564-9441

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its Annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Farmers into this document. For a description of this information, see “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 73. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.

The Companies

Farmers National Banc Corp.

Farmers National Banc Corp.

20 South Broad Street

Canfield, Ohio 44406

Phone: (330) 533-3341

Farmers is a financial holding company and was organized as a one-bank holding company in 1983 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Farmers operates principally through its wholly-owned subsidiaries, Farmers Bank, Farmers Trust Company (“Farmers Trust”), National Associates, Inc. (“NAI”) and Farmers National Captive, Inc. (“Captive”). Farmers National Insurance, LLC (“Farmers Insurance”) and Farmers of Canfield Investment Co. (“Farmers Investments”) are wholly-owned subsidiaries of Farmers Bank. Farmers and its subsidiaries operate in the domestic banking, trust, retirement consulting, insurance and financial management industries.

Farmers’ principal business consists of owning and supervising its subsidiaries. Although Farmers directs the overall policies of its subsidiaries, including lending practices and financial resources, most day-to-day affairs are managed by their respective officers. Farmers and its subsidiaries had 453 full-time equivalent employees at December 31, 2018. Farmers’ business activities are managed and financial performance is primarily aggregated and reported in three lines of business, the Bank segment, the Trust segment and the Retirement Planning/Consulting segment.

Farmers Bank is a full-service national banking association engaged in commercial and retail banking mainly in Mahoning, Trumbull, Columbiana, Wayne, Holmes, Medina and Stark Counties in Ohio and two locations in Beaver County, Pennsylvania. Farmers Bank’s commercial and retail banking services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, home equity loans, home equity lines of credit, night depository, safe deposit boxes, money orders, bank checks, automated teller machines, internet banking, travel cards, “E” Bond transactions, MasterCard and Visa credit cards, brokerage services and other miscellaneous services normally offered by commercial banks.

Farmers Bank faces significant competition in offering financial services to customers. Ohio has a high density of financial service providers, many of which are significantly larger institutions that have greater financial resources than Farmers Bank, and all of which are competitors to varying degrees. Competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. The most direct competition for deposits has historically come from savings and loan associations, savings banks, commercial banks and credit unions. Additional competition for deposits comes from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

During 2009, Farmers acquired Farmers Trust, which offers a full complement of personal and corporate trust services in the areas of estate settlement, trust administration and employee benefit plans. Farmers Trust operates four offices located in Boardman, Canton, Howland and Wooster, Ohio.

National Associates, Inc. (“NAI”) of Cleveland, Ohio has been a part of Farmers since the 2013 acquisition. The acquisition was part of Farmers’ plan to increase the levels of noninterest income and to complement the existing retirement services that were already being offered through Farmers Trust. NAI operates from its office located in Fairview Park, Ohio.

Farmers National Captive, Inc. (“Captive”) was formed during 2016 and is a wholly-owned insurance subsidiary of Farmers that provides property and casualty insurance coverage to Farmers and its subsidiaries. Captive pools resources with thirteen other similar insurance company subsidiaries of financial institutions to spread a limited amount of risk among themselves and to provide insurance where not currently available or economically feasible in today’s insurance market place. Captive does not account for a material portion of the revenue of Farmers.

Farmers Insurance was formed during 2009 and offers a variety of insurance products through licensed representatives. During 2016, Farmers Bank completed the acquisition of the Bowers Insurance Agency, Inc. The transaction involved both cash and stock. All activity has been merged into Farmers Insurance. Farmers Insurance is a subsidiary of Farmers Bank and does not account for a material portion of the revenue of Farmers Bank.

Farmers Investments was formed during 2014, with the primary purpose of investing in municipal securities. Farmers Investments is a subsidiary of Farmers Bank and does not account for a material portion of the revenue of Farmers Bank.

Farmers’ common shares are traded on the NASDAQ Capital Market (the “NASDAQ”) under the symbol “FMNB.” Farmers is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Farmers is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 73 of this proxy statement/prospectus.

Maple Leaf Financial, Inc.

Maple Leaf Financial, Inc.

24755 Chagrin Blvd., Suite 100

Beachwood, OH 44122

Phone: (440) 564-9441

Maple Leaf is an Ohio corporation organized as the parent company of Geauga Savings, an Ohio chartered savings bank.

Geauga Savings, which was founded in 1983, serves the Ohio counties of Geauga and Cuyahoga and their surrounding counties through its offices located at 10800 Kinsman Road in Newbury, Ohio and 24755 Chagrin Blvd. in Beachwood, Ohio. Geauga Savings’ business model emphasizes personalized service, clients’ access to key decision makers, individualized-attention, tailored products, and access to on-line banking tools. Geauga Savings offers a variety of retail deposit products such as checking, savings, and certificates of deposit, as well as lending services. Geauga Savings uses its retail and business deposits, together with borrowings and other funds, primarily to originate commercial loans, commercial real estate mortgage loans, single-family and multi-family residential mortgage loans, and home equity lines of credit. Geauga Savings’ customers are predominantly small businesses, small business owners, and consumers. Revenues are derived principally from the generation of interest and fees on loans originated and, to a lesser extent, interest and dividends on securities. Geauga Saving’s primary sources of funds are retail and business deposit accounts and certificates of deposit, proceeds from the sale of loans and securities (including, but not limited to, asset-backed securities and mortgage-backed securities), and to a lesser extent, principal and interest payments on loans and securities, Federal Home Loan Bank advances, and other borrowings.

Many competitors offer the types of loans and banking services that Geauga Saving’s offers. These competitors include other savings associations, community banks, regional banks, and money center banks. Geauga Savings also faces competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks, and other financial intermediaries. Additionally, financial intermediaries not subject to bank regulatory restrictions, and banks and other financial institutions with larger capitalization have larger lending limits and are thereby able to serve the credit needs of larger clients.

The Merger Agreement (page 51)

The Merger Agreement provides that, if all of the conditions are satisfied or waived, Maple Leaf will be merged with and into Merger Sub, with Merger Sub surviving. Thereafter, Merger Sub will be dissolved and liquidated and, at a later time specified by Farmers Bank in its certificate of merger filed with the Office of the Comptroller of the Currency (the “OCC”) and the office of the Ohio Department of Financial Institutions (“ODFI”), Geauga Savings will be merged with and into Farmers Bank. The Merger Agreement is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What Maple Leaf stockholders will receive in the Merger (page 52)

Under the terms of the Merger Agreement, common stockholders of Maple Leaf will be entitled to receive from Farmers, after the Merger is completed, Merger consideration payable in the form of a combination of cash and Farmers common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, it is anticipated that each share of Maple Leaf common stock will be converted into the right to receive either: (i) 45.5948 Farmers common shares, or (ii) $640.00 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement. Following the Merger, Maple Leaf stockholders will own approximately 5.05% of the outstanding Farmers common shares. Additionally, Farmers currently pays a $0.10 per share quarterly dividend, while Maple Leaf does not pay dividends on its common stock.

Holders of outstanding and unexercised warrants exercisable for shares of Maple Leaf common stock will not be entitled to exercise the warrants. Holders of outstanding and unexercised warrants will be entitled to receive, in lieu of each share of Maple Leaf common stock for which the warrant otherwise could have been exercised, cash in an amount equal to $270.00.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of shares of Maple Leaf common stock who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all shares of Maple Leaf common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by the NASDAQ for the five (5) trading days ending on the penultimate trading day preceding the effective time.

Exchange of Maple Leaf shares (page 52)

Once the Merger is complete, Computershare Investor Services, as exchange agent (the “Exchange Agent”), will mail you transmittal materials and instructions for exchanging your Maple Leaf common stock certificates for Farmers common shares to be issued by book-entry transfer.

Maple Leaf special meeting of stockholders (page 26)

A special meeting of common stockholders of Maple Leaf will be held at 10:00 AM, local time, on Friday, December 13, 2019, at the Acacia Park Social Room, 2202 Acacia Park Drive, Bldg. 2, Lyndhurst, Ohio 44124, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement;

•	the election of six directors to the board of directors of Maple Leaf; and

•

any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Maple Leaf board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned shares of Maple Leaf common stock as of November 11, 2019. As of November 8, 2019, shares of Maple Leaf common stock entitled to 222,257.57 votes were outstanding and eligible to be voted at the special meeting (including 52,863.57 votes with respect to class A common stock and 169,394 votes with respect to class B common stock).

Required votes (page 26)

The adoption and approval of the Merger Agreement by Maple Leaf, pursuant to the OGCL and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of the voting power of the shares of Maple Leaf Class A Common Stock and Class B Common Stock outstanding and entitled to vote at the special meeting, voting as a single class. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 20 votes with respect to each proposal to be presented at the special meeting. A quorum, consisting of the holders of a majority of the outstanding shares of Maple Leaf common stock, must be present in person or by proxy at the special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the voting power of the shares of Maple Leaf common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

The election of directors is determined by a plurality of the votes cast at the special meeting in person or by proxy.

Recommendation to Maple Leaf stockholders (page 26)

The board of directors of Maple Leaf unanimously approved the Merger Agreement. The board of directors of Maple Leaf believes that the Merger is in the best interests of Maple Leaf and its stockholders, and, as a result, the board of directors recommends that Maple Leaf common stockholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Maple Leaf considered many factors, which are described in the section captioned “THE MERGER – Background of the Merger” and “THE MERGER – Maple Leaf’s Reasons for the Merger” beginning on page 31 and page 32, respectively, of this proxy statement/prospectus.

The board of directors recommends that Maple Leaf shareholders vote “FOR” the 6 director nominees named in the proxy statement, each of whom has served on the board for at least 19 years, except James Kleinfelter, who has served on the board since 2015.

Opinion of Maple Leaf’s Financial Advisor (page 34)

In connection with the Merger, Maple Leaf’s financial advisor, Boenning & Scattergood, Inc. (“Boenning”), delivered a written opinion, dated August 29, 2019, to the Maple Leaf board of directors as to the fairness as of that date, from a financial point of view, of the Merger consideration to be received in the Merger by the holders of Maple Leaf common shares. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the Maple Leaf board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Maple Leaf to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Maple Leaf board in connection with the Merger, and it does not constitute a recommendation to any holder of Maple Leaf common shares as to how to vote in connection with the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page 45)

The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and it is a condition to the obligation each of Maple Leaf and Farmers to complete the Merger that it receives a legal opinion to that effect. Each such tax opinion was filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. As a reorganization for U.S. federal income tax purposes (i) no gain or loss will be recognized by Farmers or Maple Leaf as a result of the Merger, (ii) Maple Leaf common stockholders will generally recognize gain (but not loss) in an amount not to exceed any cash received in exchange for shares of Maple Leaf common stock in the Merger (other than any cash received in lieu of a fractional Farmers common share, as discussed below under the section entitled “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger – Cash in Lieu of Fractional Shares” beginning on page 45) and (iii) Maple Leaf common stockholders who exercise dissenters’ rights and receive solely cash in exchange for shares of Maple Leaf common stock in the Merger will, generally, recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All Maple Leaf stockholders should read carefully the description under the section captioned “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45 of this proxy statement/prospectus and should consult their own tax advisors concerning these matters. All Maple Leaf stockholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Interests of directors and executive officers of Maple Leaf (page 44)

Officers and directors of Maple Leaf have employment and other compensation agreements or economic interests that give them interests in the Merger that are somewhat different from, or in addition to, their interests as Maple Leaf stockholders. These interests and agreements include:

Warrants

James Kleinfelter, a director, President and Chief Executive Officer of Maple Leaf and Geauga Savings, currently holds warrants to purchase 2,200 shares of common stock of Maple Leaf, and Dell Duncan, Executive Vice President of Geauga Savings currently holds warrants to purchase 750 shares of common stock of Maple Leaf, each at $370 per share, which warrants will be cancelled upon completion of the merger. In exchange for the cancellation of the warrants, Mr. Kleinfelter and Mr. Duncan will each receive the sum of $270 per share in cash, representing the difference between the cash portion of the per share purchase price in the Merger (i.e. $640) and the exercise price under the warrants.

Severance

It is contemplated that the employment of all the executive officers of Maple Leaf and Geauga Savings, except for Dell Duncan, will terminate upon the effective date of the Merger or shortly thereafter, in which event, each of such officers will be entitled to receive a severance benefit or retention bonus as follows:

Mr. Kleinfelter, as a director and the President and Chief Executive Officer of Maple Leaf and Geauga Savings, will be entitled to receive a severance benefit equal to one year’s salary of $175,000 pursuant to his employment agreement, and will be entitled to retain ownership of the vehicle currently being provided to him by Geauga Savings.

Stewart Fitz Gibbon, Executive Vice President of Geauga Savings will be entitled to receive a retention bonus or severance benefit of $70,000 under the Employee Retention and Severance Plan of Geauga Savings.

Ms. Jean Edwards, Vice President, Treasurer and Chief Financial Officer of Maple Leaf and Geauga Savings, will be entitled to receive a retention bonus or severance benefit of $55,000 under the Employee Retention and Severance Plan of Geauga Savings.

Ms. Joan LaMarca, Vice President of Human Resources of Geauga Savings will be entitled to receive a bonus of approximately $37,500 pursuant to a separate change of control agreement, representing 6 months of her currently salary.

Employment

Dell Duncan, Executive Vice President of Geauga Savings, has entered into an employment agreement with Farmers to serve as a senior vice president, commercial lending team leader and market president at an annual salary of $160,000 and will be entitled to participate in Farmers 2020 Cash Incentive Plan. In addition, Mr. Duncan will receive 5,000 restricted shares of Farmers common stock.

D&O Insurance and Indemnification

For a period of six years following the Merger, Farmers has agreed to use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to indemnify present and former officers and directors of Maple Leaf and any of its subsidiaries, pursuant to the terms outlined in the Merger Agreement.

In addition, the directors are parties to indemnification agreements and Maple Leaf’s Code of Regulations and the Oho statutes provide indemnification with respect to claims asserted against officers and directors due to their roles as officers and directors.

Maple Leaf’s board of directors was aware of these interests and considered them in approving the Merger Agreement.

Ownership and Director Status Potentially Creates Conflicts of Interests

The benefits accruing to Mr. Kleinfelter upon termination of his employment due to completion of the Merger are discussed immediately above. No other director has a conflict of interest due to his ownership of Maple Leaf common stock.

Dissenters’ rights of Maple Leaf stockholders (page 30)

Under Ohio law, Maple Leaf common stockholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their shares of Maple Leaf common stock prior to the Maple Leaf special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their shares of Maple Leaf common stock. The right to make this demand is known as “dissenters’ rights.” Maple Leaf stockholders’ right to receive the fair cash value of their shares of Maple Leaf common stock, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. A Maple Leaf common stockholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such stockholder’s dissenters’ rights, so long as such stockholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 30 of this proxy statement/prospectus and the complete text of Section 1701.85 of the OGCL attached to this proxy statement/prospectus as Annex A. If Maple Leaf common stockholders should have any questions regarding dissenters’ rights, such stockholders should consult with their own legal advisers.

Certain differences in shareholder rights (page 65)

When the Merger is completed, Maple Leaf common stockholders (other than those exercising dissenters’ rights or receiving only cash) will receive Farmers common shares and, therefore, will become Farmers shareholders. As Farmers shareholders, the former Maple Leaf common stockholders’ rights will be governed by Farmers’ Amended Articles of Incorporation and Regulations, as well as Ohio law. Notably, Maple Leaf common stockholders will own less on a percentage basis of the combined company and as such will have decreased voting power. For a summary of significant differences, see “COMPARISON OF CERTAIN RIGHTS OF MAPLE LEAF STOCKHOLDERS AND FARMERS SHAREHOLDERS” beginning on page 65 of this proxy statement/prospectus.

Regulatory approvals required for the Merger (page 44)

The Merger cannot be completed until Farmers receives necessary regulatory approvals, which include approvals of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the OCC, the Federal Deposit Insurance Corporation (“FDIC”), and ODFI. Farmers has applied for such approvals to consummate the Merger.

Conditions to the Merger (page 60)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by Maple Leaf’s common stockholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Farmers and Maple Leaf anticipate the closing of the Merger will occur in the fourth quarter of 2019 or first quarter of 2020, neither Farmers nor Maple Leaf can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT – Conditions to the Merger” beginning on page 60 of this proxy statement/prospectus.

Termination; Termination Fee (page 62)

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the Merger by Maple Leaf common stockholders:

•	by mutual written consent of Farmers and Maple Leaf;

•

by either party, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Merger Agreement;

•

by either Farmers or Maple Leaf, if the Merger has not closed on or before August 29, 2020, unless the failure to close by such date is due to the terminating party’s failure to observe the covenants and agreements of such party set forth in the Merger Agreement;

•

by either Farmers or Maple Leaf, if there is a breach by the other party of any of its covenants or agreements or any of its representations or warranties that would, either individually or in the aggregate with other breaches by such party, result in, if occurring or continuing on the closing date, the failure of the conditions of the terminating party’s obligation to complete the Merger and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•

by Farmers, if at any time prior to the effective time of the Merger, Maple Leaf’s board of directors has (1) failed to recommend to the stockholders of Maple Leaf that they vote to approve the Merger Agreement, (2) changed its recommendation with respect to the Merger Agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, certain acquisition proposals other than the Merger Agreement, whether or not permitted by the Merger Agreement, or has resolved to do the same, or (3) failed to substantially comply with its obligations to recommend to the Maple Leaf stockholders the adoption of the Merger proposal and call a stockholder meeting for that purpose or its non-solicitation obligations or;

•

by Farmers, if a tender offer or exchange offer for 25% or more of the outstanding shares of Maple Leaf common stock is commenced (other than by Farmers or a subsidiary of Farmers), and Maple Leaf’s board of directors recommends that the stockholders of Maple Leaf tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within ten (10) business days; or

•

by either Farmers or Maple Leaf, if the Maple Leaf common stockholders do not vote to approve the Merger Agreement at a duly held stockholders meeting (including any adjournment or postponement of such meeting).

If the Merger Agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals, Maple Leaf may be required to pay Farmers a termination fee of $1,600,000. See “THE MERGER AGREEMENT – Termination; Termination Fee” beginning on page 62.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA FOR FARMERS

The following table summarizes financial results achieved by Farmers for the periods and at the dates indicated and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Farmers’ Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that Farmers has previously filed with the SEC. Historical financial information for Farmers can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The selected operating data presented below are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

The information below has been derived from Farmers’ Consolidated Financial Statements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

FARMERS NATIONAL BANC CORP.

(Dollars in thousands, except per share data)	At June 30,		At December 31,
	2019	2018	2018	2017	2016	2015	2014
Selected Financial Data:
Total assets	$2,405,949	$2,237,939	$2,328,864	$2,159,069	$1,966,113	$1,869,902	$1,136,967
Loans, net of allowance for loan losses(1)	1,766,282	1,626,427	1,722,248	1,565,066	1,416,783	1,287,887	656,220
Allowance for loan losses	14,222	12,764	13,592	12,315	10,852	8,978	7,632
Securities available for sale	424,252	388,890	402,190	392,937	369,995	394,312	389,829
Goodwill and other intangible assets	43,298	44,661	43,952	45,369	45,154	42,911	8,813
Total deposits	2,000,635	1,650,337	1,799,720	1,604,719	1,524,756	1,409,047	915,703
FHLB borrowings	91,384	244,381	243,775	219,785	132,876	170,054	28,381
Total stockholders’ equity	284,825	247,510	262,320	242,074	213,216	198,047	123,560

	As or For the Six Months Ended June 30,		As or For the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Selected Operating Data:
Total interest income	$50,208	$43,756	$91,766	$80,527	$72,498	$53,827	$40,915
Total interest expense	9,752	5,248	13,265	6,881	4,378	4,090	4,579

Net interest income	40,456	38,508	78,501	73,646	68,120	49,737	36,336
Provision for loan losses	1,300	1,525	3,000	3,350	3,870	3,510	1,880

Net interest income after provision for loan losses	39,156	36,983	75,501	70,296	64,250	46,227	34,456
Total non-interest income	13,514	12,316	25,499	24,051	23,244	18,306	15,303
Total non-interest expense	32,681	30,554	62,717	61,186	59,452	53,979	38,162

Income before income tax expense	19,989	18,745	38,283	33,161	28,042	10,554	11,597
Income tax expense	3,058	2,946	5,714	10,450	7,485	2,499	2,632

Net income	$16,931	$15,799	$32,569	$22,711	$20,557	$8,055	$8,965

	As or For the Six Months Ended June 30,		As or For the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Selected Operating Ratios and Other Data
Performance Ratios:
Return on average assets (annualized)	1.45%	1.46%	1.46%	1.09%	1.07%	0.54%	0.79%
Return on average equity (annualized)	12.34%	13.13%	13.13%	9.92%	9.72%	4.97%	7.45%
Average interest rate spread (tax equivalent)(2)	3.52%	3.75%	3.66%	3.88%	3.94%	3.72%	3.48%
Net interest margin (annualized)	3.83%	3.92%	3.87%	3.99%	4.01%	3.81%	3.59%
Non-interest expense/average assets	1.39%	2.82%	2.81%	2.94%	3.09%	3.64%	3.34%
Efficiency ratio	58.06%	57.64%	57.93%	59.66%	61.59%	75.26%	70.24%

Capital Ratios:
Common equity tier 1 capital ratio	12.47%	12.11%	12.16%	11.86%	11.69%	11.59%	N/A
Total risk based capital ratio	13.34%	12.97%	13.03%	12.73%	12.53%	12.37%	16.48%
Tier 1 risk based capital ratio	12.59%	12.24%	12.28%	11.99%	11.83%	11.74%	15.43%
Tier 1 leverage ratio	10.27%	9.81%	9.91%	9.50%	9.41%	9.21%	10.03%
Equity to assets	11.84%	11.06%	11.26%	11.21%	10.84%	10.59%	10.87%
Tangible common equity to tangible assets	10.22%	9.25%	9.56%	9.31%	8.75%	8.50%	10.17%

Asset Quality Ratios:
Non-performing assets/total assets	0.30%	0.38%	0.33%	0.36%	0.44%	0.61%	0.76%
Non-performing loans/total loans	0.41%	0.51%	0.45%	0.49%	0.57%	0.81%	1.28%
Allowance for loan losses/nonperforming loans	196.11%	151.84%	175.81%	160.04%	132.83%	85.96%	89.99%
Allowance for loan losses as a percent of loans	0.80%	0.78%	0.78%	0.78%	0.76%	0.69%	1.15%

Share Data:
Basic earnings per common share	$0.61	$0.57	$1.18	$0.82	$0.76	$0.36	$0.48
Diluted earnings per common share	0.61	0.57	1.16	0.82	0.76	0.36	0.48
Dividends per common share	0.18	0.14	0.30	0.22	0.16	0.12	0.12
Book value per share	10.26	8.99	9.44	8.79	7.88	7.35	6.71
Tangible book value per share	8.70	7.36	7.86	7.14	6.21	5.76	6.23
Market price at period end	14.83	15.95	12.74	14.75	14.20	8.60	8.35
Weighted average common shares outstanding –basic	27,794,821	27,640,921	27,674,705	27,567,909	27,180,230	22,678,338	18,674,526
Weighted average common shares outstanding – diluted	27,931,200	27,978,989	27,974,185	27,619,076	22,209,338	22,683,570	18,675,416

Note: All performance ratios are based on average balance sheet amounts where applicable.

(1)	Loans do not include loans held for sale, which are not material.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity:
Stockholders’ Equity	$284,825	$247,510	$262,320	$242,074	$213,216	$198,047	$123,560
Less Goodwill and Other Intangibles	43,298	44,661	43,952	45,369	45,154	42,911	8,813

Tangible Common Equity	241,527	202,849	218,368	196,705	168,062	155,136	114,747

Reconciliation of Total Assets to Tangible Assets:
Total Assets	$2,405,949	$2,237,939	$2,328,864	$2,159,069	$1,966,113	$1,869,902	$1,136,967
Less Goodwill and Other Intangibles	43,298	44,661	43,952	45,369	45,154	42,911	8,813

Tangible Assets	2,362,651	2,193,278	2,284,912	2,113,700	1,920,959	1,826,991	1,128,154

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA FOR MAPLE LEAF

The following table summarizes financial results achieved by Maple Leaf for the periods and at the dates indicated. The information below has been derived from Maple Leaf’s Consolidated Financial Statements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

MAPLE LEAF

(Dollars in thousands, except per share data)	At June 30,		At December 31,
	2019	2018	2018	2017	2016	2015	2014
Selected Financial Data:
Total assets	$277,803	$265,555	$279,194	$301,768	$351,899	$366,994	$364,345
Loans, net of allowance for loan losses(1)	184,222	179,180	184,641	170,313	153,185	148,390	156,032
Allowance for loan losses	1,835	2,334	2,109	2,311	3,166	3,351	3,861
Securities available for sale	80,774	72,691	80,040	115,927	179,404	204,393	191,686
Goodwill and other intangible assets	—	—	—	—	—	—	—
Total deposits	191,007	178,557	192,509	185,000	202,151	214,606	221,956
FHLB borrowings	41,800	36,200	38,900	58,750	96,500	102,500	90,765
Total stockholders’ equity	32,893	30,937	31,665	28,966	24,088	21,359	23,624

	As or For the Six Months Ended June 30,		As or For the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Selected Operating Data:
Total interest income	$6,800	$6,316	$13,116	$13,184	$13,115	$11,770	$12,401
Total interest expense	2,633	1,974	4,306	4,511	4,496	4,511	4,605

Net interest income	4,313	4,430	8,810	8,673	8,619	7,259	7,796
Provision for loan losses	5	(899)	(899)	(916)	27	120	—

Net interest income after provision for loan losses	4,308	5,329	9,709	9,589	8,592	7,139	7,796
Total non-interest income	(339)	211	671	517	553	524	79
Total non-interest expense	3,351	3,390	7,747	6,513	6,640	6,930	7,354

Income before income tax expense	618	2,150	2,633	3,593	2,505	733	521
Income tax expense	132	453	498	843	(210)	253	192

Net income	$486	$1,697	$2,135	$2,750	$2,715	$480	$329

	As or For the Six Months Ended June 30,		As or For the Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Selected Operating Ratios and Other Data Performance Ratios:
Return on average assets (annualized)	0.34%	1.20%	0.76%	0.82%	0.74%	0.13%	0.09%
Return on average equity (annualized)	3.01%	11.45%	7.02%	10.22%	11.34%	2.08%	1.73%
Average interest rate spread (tax equivalent)(2)	2.82%	3.21%	2.98%	2.79%	2.41%	1.89%	2.08%
Net interest margin (annualized)	3.26%	3.52%	3.33%	3.03%	2.59%	2.06%	2.24%
Non-interest expense/average assets	1.18%	1.20%	2.74%	1.94%	1.82%	1.93%	2.02%
Efficiency ratio	84.32%	73.04%	81.71%	70.87%	72.39%	89.04%	93.38%

Capital Ratios:
Common equity tier 1 capital ratio	11.68%	11.33%	11.52%	9.08%	7.27%	6.57%	6.14%
Total risk based capital ratio	12.33%	12.15%	12.26%	9.77%	8.14%	7.50%	7.20%
Tier 1 risk based capital ratio	11.68%	11.33%	11.52%	9.08%	7.27%	6.57%	6.14%
Tier 1 leverage ratio	11.63%	10.91%	11.21%	8.65%	6.61%	5.94%	6.49%
Equity to assets	11.84%	11.65%	11.34%	9.60%	6.85%	5.82%	6.48%
Tangible common equity to tangible assets	11.84%	11.65%	11.34%	9.60%	6.85%	5.82%	6.48%

Asset Quality Ratios:
Nonperforming assets/total assets	3.22%	3.93%	2.92%	3.03%	3.24%	3.32%	4.67%
Non-performing loans/total loans	4.73%	5.42%	4.37%	5.06%	6.99%	7.42%	9.54%
Allowance for loan losses/nonperforming loans	21.05%	24.02%	26.13%	26.80%	29.57%	30.45%	25.93%
Allowance for loan losses as a percent of loans	1.00%	1.30%	1.14%	1.36%	2.07%	2.26%	2.47%

Share Data:
Basic earnings per common share	$15.85	$55.33	$34.74	$46.28	$47.88	$8.35	$8.98
Diluted earnings per common share	15.12	52.79	33.15	44.09	42.39	7.51	8.05
Dividends per common share	—	—	—	—	—	—	—
Book value per share	536.29	504.40	516.27	487.49	424.79	372.04	644.74
Tangible book value per share	511.68	481.26	492.58	464.43	376.10	334.60	578.08
Market price at period end	N/A	N/A	450.00	435.00	335.00	240.00	236.00
Weighted average common shares outstanding – basic	61,334	61,334	61,334	59,419	56,705	57,410	36,641
Weighted average common shares outstanding – diluted	64,284	64,284	64,284	62,369	64,046	63,835	40,866

Note: All performance ratios are based on average balance sheet amounts where applicable.

(1)	Loans include loans held for sale, in 2017 = 565, and 2016 = 468.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	6/30/2019 and 6/30/2018 are all unaudited numbers.
(4)	Market Price determined by an annual evaluation.

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity:
Stockholders’ Equity	$32,893	$30,937	$31,665	$28,966	$24,088	$21,359	$23,624
Less Goodwill and Other Intangibles	—	—	—	—	—	—	—

Tangible Common Equity	32,893	30,937	31,665	28,966	24,088	21,359	23,624

Reconciliation of Total Assets to Tangible Assets:
Total Assets	$277,803	$265,555	$279,194	$301,768	$351,899	$366,994	$364,345
Less Goodwill and Other Intangibles	—	—	—	—	—	—	—

Tangible Assets	277,803	265,555	279,194	301,768	351,899	366,994	364,345

MARKET PRICE AND DIVIDEND INFORMATION

Farmers common shares are traded on the NASDAQ under the symbol “FMNB.” A summary of the high and low prices of and cash dividends paid on Farmers common shares for the first three quarters and portion of the fourth quarter of 2019 and for the fiscal years ending 2018 and 2017 follows. This information does not reflect retail mark-up, markdown or commissions, and does not necessarily represent actual transactions.

	Farmers
	High	Low	Dividends
2019
First Quarter	$14.87	$12.74	$.09
Second Quarter	14.91	13.45	.09
Third Quarter	14.97	13.28	.10
Fourth Quarter (through November 8, 2019	15.57	14.05	.10
2018
First Quarter	$15.90	$12.80	$.07
Second Quarter	16.75	13.56	.07
Third Quarter	16.90	14.95	.08
Fourth Quarter	15.48	11.56	.08
2017
First Quarter	$14.90	$12.13	$.05
Second Quarter	15.25	12.65	.05
Third Quarter	15.65	12.90	.06
Fourth Quarter	15.95	13.35	.06

The information presented in the following table reflects the last reported sale prices per share of Farmers common shares as of August 29, 2019, the date of execution of the Merger Agreement, and on November 8, 2019, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the equivalent market value per share of Maple Leaf common stock on August 29, 2019, and November 8, 2019, determined by multiplying the share price of a Farmers common share on such dates by the exchange ratio of 45.5948. No assurance can be given as to what the market price of Farmers common shares will be if and when the Merger is consummated.

	Farmers Common Shares	Equivalent Price Per Share of Maple Leaf Common Stock
August 29, 2019	$13.73	$633.01
November 8, 2019	$15.57	$674.96

The common stock of Maple Leaf is not registered or publicly traded and there is no established trading market for the stock. As a result, sales of the stock are almost non-existent.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “FORWARD-LOOKING STATEMENTS” commencing on page 24, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. The following is a discussion of the most significant factors that make an investment in Farmers common shares speculative or risky, but does not purport to present an exhaustive description of such risks. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Risks Related to the Merger

The market value of Farmers common shares you receive in the Merger may decrease if there are fluctuations in the market price of Farmers common shares following the Merger.

Under the terms of the Merger Agreement, common stockholders of Maple Leaf will be entitled to receive from Farmers, after the Merger is completed, Merger consideration payable in the form of cash and Farmers common shares to be calculated as set forth in the Merger Agreement. At the Effective Time of the Merger, each share of Maple Leaf common stock will be converted into the right to receive: (i) 45.5948 Farmers common shares, or (ii) $640.00 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of Maple Leaf common stock who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all shares of Maple Leaf common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by the NASDAQ for the five (5) trading days ending on the penultimate day preceding the effective date of the Merger.

Any change in the market price of Farmers common shares prior to the completion of the Merger will affect the market value of the Merger consideration that Maple Leaf stockholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Farmers and Maple Leaf, including, but not limited to, general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Maple Leaf stockholders should obtain current sale prices for Farmers common shares before voting their shares of common stock at the Maple Leaf special meeting.

Farmers could experience difficulties in managing its growth and effectively integrating the operations of Maple Leaf.

The earnings, financial condition and prospects of Farmers after the Merger will depend in part on Farmers’ ability to integrate successfully the operations of Maple Leaf and Geauga Savings, and to continue to implement its own business plan. Farmers may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of Maple Leaf and Geauga Savings with the Farmers organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Farmers may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to Farmers not fully achieving the expected benefits from the Merger.

The Merger Agreement limits Maple Leaf’s ability to pursue alternatives to the Merger with Farmers, may discourage other acquirers from offering a higher valued transaction to Maple Leaf and may, therefore, result in less value for the Maple Leaf stockholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits Maple Leaf from soliciting, negotiating or providing confidential information to any third party relating to any competing proposal to acquire Maple Leaf or Geauga Savings.

In addition, if (a) Farmers terminates the Merger Agreement due to Maple Leaf’s acceptance of another acquisition proposal, failure to recommend to the stockholders adoption of the Merger Agreement or Maple Leaf’s breach of the Merger Agreement’s prohibition on solicitation of other acquisition proposals, or, (b) Maple Leaf terminates the Merger Agreement with the intention of entering into or accepting an alternate, superior proposal, then, in the case of either (a) or (b) above, Maple Leaf shall pay to Farmers $1,600,000. The requirement that Maple Leaf make such a payment could discourage another company from making a competing proposal.

The fairness opinion of Maple Leaf’s financial advisor does not reflect changes in circumstances subsequent to the date of such opinion.

The Maple Leaf board of directors received an opinion, dated August 29, 2019, from its financial advisor as to the fairness of the Merger consideration from a financial point of view to the shareholders of Maple Leaf as of the date of such opinion. Subsequent changes in the operation and prospects of Maple Leaf or Farmers, general market and economic conditions and other factors that may be beyond the control of Maple Leaf or Farmers may significantly alter the value of Maple Leaf or Farmers or the price of the Farmers common shares by the time the Merger is completed. The opinion does not address the fairness of the Merger consideration from a financial point of view at the time the Merger is completed, or as of any other date other than the date of such opinion. The opinion of Maple Leaf’s financial advisor is attached as Annex C to this proxy statement/prospectus. For a description of the opinion, see “THE MERGER – Opinion of Maple Leaf’s Financial Advisor” on page 34 of this proxy statement/prospectus.

Maple Leaf stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will result in Maple Leaf’s stockholders having an ownership stake in the combined company that is substantially smaller than their current stake in Maple Leaf. Upon completion of the Merger, we estimate that continuing Farmers shareholders will own approximately 94.95% of the issued and outstanding common shares of the combined company, and former Maple Leaf stockholders will own approximately 5.05% of the issued and outstanding common shares of the combined company. Consequently, Maple Leaf stockholders, as a general matter, will have substantially less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of Maple Leaf.

Failure to complete the Merger could negatively impact the value of Maple Leaf’s shares and future businesses and financial results of Farmers and Maple Leaf.

If the Merger is not completed, the ongoing businesses of Farmers and Maple Leaf may be adversely affected, and Farmers and Maple Leaf will be subject to several risks, including the following:

•	Farmers and Maple Leaf will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, certain financial advisor and printing fees;

•

under the Merger Agreement, Maple Leaf is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the Merger may require substantial commitments of time and resources by Farmers and Maple Leaf management, which could otherwise have been devoted to other opportunities that may have been beneficial to Farmers and Maple Leaf as independent companies, as the case may be.

In addition, if the Merger is not completed, Farmers and Maple Leaf may experience negative reactions from their respective customers and employees. Employees could resign and obtain other employment as a result of the potential Merger or a failed completion of the Merger. Farmers or Maple Leaf also could be subject to litigation related to any failure to complete the Merger.

The Farmers common shares to be received by Maple Leaf stockholders upon completion of the Merger will have different rights from shares of Maple Leaf common stock.

Upon completion of the Merger, Maple Leaf stockholders will no longer be stockholders of Maple Leaf but will instead become shareholders of Farmers, and their rights as shareholders of Farmers will be governed by the Ohio Revised Code and by Farmers’ Articles of Incorporation, as amended, and Amended Code of Regulations. The terms of Farmers’ Articles of Incorporation, as amended, and Amended Code of Regulations are in some respects materially different than the terms of Maple Leaf’s Amended and Restated Articles of Incorporation and Code of Regulations. See “COMPARISON OF CERTAIN RIGHTS OF MAPLE LEAF STOCKHOLDERS AND FARMERS SHAREHOLDERS” on page 65 of this proxy statement/prospectus.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of Farmers and Maple Leaf to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Maple Leaf’s stockholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the Farmers common shares to be issued to Maple Leaf for listing on the NASDAQ, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT – Conditions to the Merger” on page 60 of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by August 29, 2020, either Farmers or Maple Leaf may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the Maple Leaf stockholders. In addition, Farmers or Maple Leaf may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT – Termination; Termination Fee” on page 62 of this proxy statement/prospectus for a fuller description of these circumstances.

Risks Related to Farmers’ Business

You should read and consider risk factors specific to Farmers’ business that will also affect the combined company after the Merger, described in Farmers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 5, 2019, and as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Farmers with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 73 of this proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements, including statements about Farmers’, Maple Leaf’s and the combined entity’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express Farmers’ and Maple Leaf’s management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this proxy statement/prospectus and the documents incorporated herein by reference that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future filings of Farmers with the SEC, in press releases and in oral and written statements made by or with the approval of Farmers or Maple Leaf that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•

statements about the benefits of the Merger between Farmers and Maple Leaf, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of Farmers or Maple Leaf or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Farmers and Maple Leaf will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the Merger may be lower than expected;

•

deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of Maple Leaf’s stockholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on Farmers and its customers and Farmers’ assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans and charge-offs;

•	material changes in the value of Farmers common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which Farmers and Maple Leaf must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	legislation affecting the financial services industry as a whole, and/or Farmers and its subsidiaries, individually or collectively;

•	governmental and public policy changes; and

•	the impact on Farmers’ businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Farmers’ and Maple Leaf’s results to differ materially from those described in the forward-looking statements can be found in Farmers’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Farmers or Maple Leaf or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Farmers and Maple Leaf undertake no obligation to update any forward-looking statement.

THE SPECIAL MEETING OF STOCKHOLDERS OF MAPLE LEAF

Time, Date and Place

This proxy statement/prospectus is being provided to Maple Leaf common stockholders in connection with the solicitation of proxies by the Maple Leaf board of directors for use at the special meeting of stockholders to be held at 10:00 AM, local time, on Friday, December 13, 2019, at the Acacia Park Social Room, 2202 Acacia Park Drive, Bldg. 2, Lyndhurst, Ohio 44124, including any adjournments of the special meeting.

This proxy statement/prospectus is also being furnished by Farmers to Maple Leaf common stockholders as a prospectus in connection with the issuance of Farmers common shares upon completion of the Merger.

Matters to be Considered

At the special meeting, the stockholders of Maple Leaf will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement;

•	the annual election of six directors to the board of directors of Maple Leaf; and

•

any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Maple Leaf is unaware of any other business to be transacted at the special meeting.

The board of directors of Maple Leaf believes that the Merger with Farmers is in the best interests of Maple Leaf stockholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, (2) “FOR” the proposal to adjourn the special meeting of Maple Leaf stockholders, if necessary, to solicit additional proxies, and (3) “FOR” the election of the six nominees named in the proxy statement as directors of Maple Leaf.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Maple Leaf has fixed the close of business on November 11, 2019, as the record date for determining the Maple Leaf common stockholders who are entitled to notice of and to vote at the Maple Leaf special meeting of stockholders. Only Maple Leaf stockholders at the close of business on the record date will be entitled to notice of the Maple Leaf special meeting, and only holders of shares of Maple Leaf common stock at the close of business on the record date will be entitled to vote at the Maple Leaf special meeting.

As of the close of business on November 11, 2019, there were 61,333.27 shares of Maple Leaf Class A Common Stock and Class B Common Stock outstanding and entitled to vote at the special meeting. Each share of Maple Leaf Class A Common Stock entitles the holder to one (1) vote on all matters properly presented at the special meeting, and each share of Maple Leaf Class B Common Stock entitles the holder to twenty (20) votes on all matters properly presented at the special meeting. Shares of Maple Leaf common stock were held of record by approximately 240 stockholders.

Votes Required; Quorum

The adoption and approval of the Merger Agreement by Maple Leaf, pursuant to the OGCL and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of the voting power of the shares of Maple Leaf Class A Common Stock and Class B Common Stock outstanding and entitled to vote at the special meeting, voting as a single class. A quorum, consisting of the holders of a majority of the outstanding shares of Maple Leaf common stock, must be present in person or by proxy at the special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the voting power of the shares of Maple Leaf common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

The election of directors is determined by a plurality of the votes cast at the special meeting, in person or by proxy.

As of November 11, 2019, directors of Maple Leaf beneficially owned an aggregate of 27,215.28 shares of Maple Leaf common stock, an amount equal to approximately 44.37% of the outstanding shares of Maple Leaf common stock and representing approximately 43.75% of the voting power of the outstanding shares of Maple Leaf common stock. As of the date of this proxy statement/prospectus, each of the directors of Maple Leaf, who, collectively, beneficially own shares of Maple Leaf common stock entitling them to cast 97,206.53 votes with respect to each proposal to be presented at the special meeting, entered into voting agreements with Farmers on August 29, 2019, pursuant to which they are required, subject to certain terms and conditions, to vote their shares of Maple Leaf common stock in favor of the adoption and approval of the Merger Agreement. Farmers and its directors, executive officers and affiliates beneficially owned no shares of Maple Leaf common stock.

Your vote is important. The adoption and approval of the Merger Agreement by Maple Leaf requires the affirmative vote of the holders of not less than a majority of the voting power of the shares of Maple Leaf Class A Common Stock and Class B Common Stock outstanding and entitled to vote at the special meeting, voting as a single class. The affirmative vote of the holders of a majority of the voting power of the shares of Maple Leaf common stock represented, in person or proxy, at the special meeting is required to adjourn the special meeting. If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will have no effect on the other proposals.

A quorum, consisting of the holders of a majority of the outstanding shares of Maple Leaf common stock, must be present in person or by proxy at the Maple Leaf special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The Maple Leaf board of directors does not expect any matter other than the adoption and approval of the Merger Agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, and the election of directors to be brought before the Maple Leaf special meeting. If any other matters are properly brought before the special meeting for consideration, the shares of Maple Leaf common stock represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to Maple Leaf stockholders. Your proxy is being solicited by the board of directors of Maple Leaf. Whether or not you attend the special meeting, the Maple Leaf board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the shares of Maple Leaf common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Shares of Maple Leaf common stock will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies, and “FOR” the election of the director nominees named in the proxy statement.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the President & Chief Executive Officer of Maple Leaf, at 24755 Chagrin Blvd., Suite 100, Beachwood, Ohio 44122;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

Maple Leaf will bear its own cost of solicitation of proxies on behalf of the Maple Leaf board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Maple Leaf, none of whom will receive additional compensation for their solicitation activities.

PROPOSALS SUBMITTED TO MAPLE LEAF STOCKHOLDERS

Merger Proposal

As discussed throughout this proxy statement/prospectus, Maple Leaf is asking its common stockholders to adopt and approve the Merger Agreement. The adoption and approval of the Merger Agreement by Maple Leaf, pursuant to the OGCL and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of the voting power of the shares of Maple Leaf Class A Common Stock and Class B Common Stock outstanding and entitled to vote at the special meeting, voting as a single class. Each share of Maple Leaf Class A Common Stock entitles the holder to one (1) vote and each share of Maple Leaf Class B Common Stock entitles the holder to twenty (20) votes on the proposal to adopt and approve the Merger Agreement.

Maple Leaf common stockholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, stockholders are directed to the copy of the Merger Agreement attached as Annex B to this proxy statement/prospectus.

The board of directors of Maple Leaf recommends a vote “FOR” the proposal to adopt and approve the Merger Agreement.

Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement. If, at the time of the special meeting, the number of shares of Maple Leaf common stock present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, Maple Leaf intends to move to adjourn the special meeting in order to enable the Maple Leaf board of directors to solicit additional proxies for approval of the proposal. In that event, Maple Leaf will ask the Maple Leaf common stockholders to vote only upon the adjournment proposal and not the Merger proposal.

In the adjournment proposal, Maple Leaf is asking its common stockholders to authorize the holder of any proxy solicited by the Maple Leaf board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the Maple Leaf common stockholders approve the adjournment proposal, Maple Leaf could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Maple Leaf common stockholders who have previously voted.

The Maple Leaf board of directors recommends a vote “FOR” the Maple Leaf adjournment proposal.

Election of Directors

The shareholders are being solicited to vote upon the election of the six directors named in the proxy statement. Directors will be elected based upon a plurality of the votes cast in person or by proxy. The board of directors recommends a vote “FOR” the director nominees named in the proxy statement.

Other Matters to Come Before the Special Meeting

No other matters are intended to be brought before the special meeting by Maple Leaf, and Maple Leaf does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the shares of common stock represented thereby in accordance with their best judgment on any such matter.

DISSENTERS’ RIGHTS

Rights of Dissenting Maple Leaf Stockholders

Stockholders of Maple Leaf are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that stockholders of Maple Leaf will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Maple Leaf stockholder who is a record holder of shares of Maple Leaf common stock on November 11, 2019, the record date for the special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such Maple Leaf shares after the effective time of the Merger. To be entitled to such payment, a stockholder must deliver to Maple Leaf a written demand for payment of the fair cash value of the shares of common stock held by such stockholder, before the vote on the Merger proposal is taken, the stockholder must not vote in favor of approval and adoption of the Merger Agreement, and the stockholder must otherwise comply with Section 1701.85. A Maple Leaf stockholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such stockholder’s dissenters’ rights. Any written demand must specify the stockholder’s name and address, the number and class of shares of common stock held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such shares of Maple Leaf common stock. See the text of Section 1701.85 of the OGCL attached as Annex A to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If Maple Leaf so requests, dissenting stockholders must submit their share certificates to Maple Leaf within fifteen (15) days of such request, for endorsement on such certificates by Maple Leaf that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting stockholders’ rights. Such certificates will be promptly returned to the dissenting stockholders by Maple Leaf. If Maple Leaf and any dissenting stockholder cannot agree upon the “fair cash value” of Maple Leaf’s shares, either may, within three (3) months after service of demand by the stockholder, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio, for a determination of the “fair cash value” of such dissenting stockholder’s Maple Leaf shares. The fair cash value of a Maple Leaf share to which a dissenting stockholder is entitled to under Section 1701.85 will be determined as of the day prior to the vote of the Maple Leaf stockholders. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions regarding, and do not address, “fair cash value” under Section 1701.85.

If a Maple Leaf stockholder exercises his, her or its dissenters’ rights under Section 1701.85, all other rights with respect to such stockholder’s Maple Leaf shares will be suspended until Maple Leaf purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of Maple Leaf’s shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex A to this proxy statement/prospectus.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of Maple Leaf with and into Merger Sub, a newly-formed, wholly-owned subsidiary of Farmers (the “Merger”), with Merger Sub as the surviving entity. Thereafter, Merger Sub promptly will be dissolved and liquidated and, at a later time as soon as practicable as specified by Farmers Bank and certified by the OCC, Geauga Savings Bank will be merged with and into Farmers Bank, with Farmers Bank surviving the subsidiary bank merger.

The Merger Agreement is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

After Maple Leaf and Geauga Savings overcame regulatory constraints in 2017-2018, the board of directors engaged in discussions with several banking institutions to explore a strategic combination that would provide additional capital and allow bank customers to continue to receive and expand deposit, lending and other services, while creating liquidity for its shareholders. When those discussions were not fruitful, Maple Leaf sought to raise capital in January, 2019 through a private offering to provide a liquidity event for its shareholders and position the bank for future growth. For a number of reasons, including a substantial decrease in the pricing of publicly held community bank stocks, the offering was not successful at the board’s targeted valuation level.

The board then evaluated its position and determined to engage Boenning & Scattergood, Inc. (“Boenning”) as its financial advisor to pursue a merger transaction with a strategic partner. After a thorough search process and engaging in discussions with a number of banking institutions, Maple Leaf, with the assistance of Boenning, determined that Farmers presented the best opportunity for the bank’s customers and its shareholders.

In May, 2019, Farmers and 20 other financial institutions signed confidentiality agreements and conducted preliminary off-site due diligence, resulting in the delivery by Farmers of a non-binding letter of intent in June, 2019 to acquire Maple Leaf at a purchase price of $620 per share. Maple Leaf then selected Farmers and two other prospective acquisition partners to allow them to perform further due diligence for purposes of a possible transaction with Maple Leaf. In July, Farmers conducted more intensive due diligence and after discussions with its investment banker, Raymond James, and Boenning, delivered an updated letter of intent on July 25, 2019 to acquire Maple Leaf through a merger transaction in which the shareholders of Maple Leaf would receive $640 per share, payable 50% in Farmers’ common stock and 50% in cash.

After considering the terms of Farmers’ letter of intent and engaging in further deliberations and discussions with Boenning and Maple Leaf’s counsel, Ulmer & Berne LLP (“Ulmer”), and conducting due diligence of its own with respect to Farmers, the board unanimously determined to accept Farmers’ letter of intent on July 30, 2019 and move forward with negotiating a definitive merger agreement with Farmers for the transaction.

During August 2019, Maple Leaf’s management, with advice from Boenning and Ulmer, negotiated the terms and conditions of the Merger Agreement with Farmers, with advice from Raymond James and its legal counsel, Vorys, Sater, Seymour and Pease LLP (“Vorys”). During this period, revised versions of the Merger Agreement were exchanged and discussed electronically and by telephone. Concurrently, Mr. Kleinfelter and Mr. Helmick met periodically in person and by telephone to discuss various aspects of the proposed acquisition and the Merger Agreement.

On August 28, 2019, Farmers’ board of directors held a meeting to consider and act upon the proposed Merger Agreement. At the meeting, the board of directors of Farmers reviewed, considered, and discussed a draft of the Merger Agreement. At the conclusion of the meeting, the board of directors authorized and approved the Merger and all other transactions contemplated by the Merger Agreement and authorized officers of Farmers to continue to negotiate, finalize, execute, and deliver the Merger Agreement.

At Maple Leaf’s August 27 and August 29, 2019 board meetings, the board discussed and considered the Merger Agreement and negotiated final changes with the assistance of Boenning and Ulmer and determined to approve same. The board believes that the Merger is in the best interests of Maple Leaf and Geauga Savings and the Maple Leaf shareholders, and that Geauga Savings will strengthen and broaden Farmers’ community banking operations in Geauga’s markets and provide Geauga’s customers with expanded products and services. At the August 29 meeting, Boenning rendered its opinion that the Merger consideration to be received by Maple Leaf shareholders was fair, from a financial point of view, as of that date. In addition to its consideration of Boenning’s opinion, the board discussed the competitive bidding process that had been undertaken, the financial performance, stock valuation and liquidity of Farmers, and other factors. Based on the foregoing, the board believes the $640 purchase price payable to the Maple Leaf shareholders is fair to Maple Leaf and the shareholders and accordingly, approved the Merger Agreement.

After the market closed on August 29, 2019, Maple Leaf and Farmers executed and delivered the Merger Agreement and the related disclosure schedules. In addition, all of the directors of Maple Leaf executed and delivered the Voting Agreements. On the morning of August 30, 2019, Farmers and Maple Leaf issued a joint press release announcing execution of the Merger Agreement and the terms of the Merger.

Maple Leaf’s Reasons for the Merger

As part of its continuing efforts to provide excellent services to Geauga’s depositors and borrowers and the communities it serves, while exploring means of liquidity for its shareholders, Maple Leaf’s board of directors, considered various strategic options, including raising additional capital so that a substantial stock repurchase could be conducted, and the possibility of seeking an affiliation with another financial institution. Due to its size and the nature of its shareholder base, Maple Leaf has found it-its lack of liquidity for its shareholders relative to other publicly traded companies increasingly problematic. While Geauga Savings has been able to maintain compliance systems necessary to meet the requirements of the regulations adopted in a more stringent banking environment, the relative cost compared to that of larger institutions was much more a burden. There has been, and continues to be, substantial consolidation in the financial services industry. After an effort to raise capital at a price level that would have enabled Maple Leaf to execute a contemplated substantial share repurchase, Maple Leaf’s board of directors felt it would be appropriate to evaluate its strategic options and believed that it was appropriate and in the best interests of Maple Leaf’s shareholders to proceed with the process that resulted in the Merger.

After conducting a comprehensive process to identify and connect with suitable potential partners, management and the board of Maple Leaf determined that a merger with Farmers would be consistent with Maple Leaf’s operating strategy, which includes its commitment to community banking. The parties agree that the Merger fits within Farmers’ goal to expand its business in Geauga and Cuyahoga Counties and continue to develop a leading Northeastern Ohio banking franchise with a strong regional presence and brand recognition.

The benefits of the Merger includes the migration of operational functions, such as regulatory compliance, audit functions, technology and disaster recovery, data processing and employee benefits to Farmers. The parties believe that the Merger will facilitate economies of scale that would not be realizable by Maple Leaf on a stand-alone, single-charter basis.

Farmers has identified Geauga Savings’ market as providing significant opportunities and growth prospects that are consistent with its strategic plan, and the Merger also provides a new source of capital, loans and deposits for Farmers. This discussion of the information and factors considered by Maple Leaf’s board of directors in reaching its conclusion and recommendation includes the factors identified below, but is not intended to be exhaustive and may not include all of the factors reviewed, considered, and discussed by Maple Leaf’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and other transactions contemplated by the Merger Agreement, and the complexity of these matters, Maple Leaf’s board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it reviewed, considered, and discussed in reaching its determination to approve the Merger, and to make its recommendation to Maple Leaf shareholders. Rather, Maple Leaf’s board of directors viewed its decisions as being based on the totality of the information presented to it and all factors it considered, including its discussions with and questioning of members of Maple Leaf’s management and outside legal and financial advisors. In addition, individual members of Maple Leaf’s board of directors may have assigned different weights to different factors. Some of the factors are listed below:

•	Farmers’ access to capital and managerial resources relative to that of Maple Leaf;

•

the greater market capitalization of the combined organization and trading volume and liquidity of Farmers common shares in the event Maple Leaf shareholders desire to sell the Farmers common shares to be received by them upon completion of the Merger;

•	the anticipated future long-term earnings growth of Maple Leaf compared to the potential future earnings of Farmers and the combined company;

•

the board’s desire to provide shareholders with the prospect for greater future appreciation on their investment through ownership of Farmers common shares than the amount of appreciation that the board of directors believed Maple Leaf could achieve independently;

•	increasing levels of competition from larger banks and non-banks;

•

the anticipated impact of the transaction on Maple Leaf’s employees, depositors, customers and the communities that it serves including the potential to better serve its customers and enhance its competitive position as a community bank due to Farmers’ ability to offer more diverse financial products and services as a larger and more highly capitalized institution, while still offering the local attention that customers deserve;

•	the higher legal lending limit of the combined institutions that will allow Maple Leaf to better serve the loan needs of its existing business customers and new business customers;

•	the proximity of Farmers and Maple Leaf allowing for certain future employment opportunities for Maple Leaf and Geauga Savings employees;

•	the strength and ability of Farmers to complete the Merger from a business, financial and regulatory perspective;

•

the geographic fit of the branch networks of the combined company, and the potential for operating synergies and cross-marketing of products and services across the combined company for the benefit of customers; and

•	the likelihood of successful integration, efficiencies and operation of the combined company.

Certain of Maple Leaf’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of Maple Leaf’s stockholders generally. The Maple Leaf board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to Maple Leaf stockholders. For a discussion of these interests, see “Interests of Maple Leaf Directors and Executive Officers in the Merger” on page 44 and “Ownership and Director Status Potentially Creates Conflicts of Interests” on page 45.

Recommendation of the Maple Leaf Board of Directors

Maple Leaf’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including without limitation the Merger, are fair to and in the best interests of Maple Leaf and Maple Leaf stockholders. Maple Leaf’s board of directors recommends that Maple Leaf common stockholders vote “FOR” approval and adoption of the Merger Agreement and the Merger.

Opinion of Maple Leaf’s Financial Advisor

Maple Leaf engaged Boenning to render financial advisory and investment banking services to the Maple Leaf board, including delivery of an opinion to the Maple Leaf board as to the fairness, from a financial point of view, to the holders of Maple Leaf common stock of the merger consideration. Maple Leaf selected Boenning because Boenning is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, Boenning is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Boenning attended meetings of the Maple Leaf board held on August 27, 2019 and August 29, 2019 at which the Maple Leaf board evaluated the Merger. At these meetings, Boenning reviewed the financial aspects of the Merger and rendered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of August 29, 2019 and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning as set forth in such opinion, the merger consideration to be received in the Merger by the holders of Maple Leaf common stock was fair, from a financial point of view, to such shareholders. The Maple Leaf board unanimously adopted the merger agreement at the August 29, 2019 meeting.

The following description of the Boenning fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion.

Boenning’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Maple Leaf board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness to the holders of Maple Leaf common stock, from a financial point of view, of the merger consideration to be received in the Merger by such shareholders. It did not address the underlying business decision of Maple Leaf to engage in the Merger or enter into the merger agreement or constitute a recommendation to the Maple Leaf board in connection with the Merger, and it does not constitute a recommendation to any holder of Maple Leaf common stock as to how to vote in connection with the Merger or any other matter.

Boenning’s opinion was reviewed and approved by Boenning’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

In connection with rendering the opinion described above, Boenning reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Maple Leaf and FMNB and bearing upon the Merger, including, among other things:

•

the historical financial performances, current financial positions and general prospects of Maple Leaf and FMNB and certain internal financial analyses and forecasts prepared by the management of Maple Leaf and FMNB;

•	a draft of the merger agreement;

•	the stock market performance and trading history of FMNB;

•	the publicly available consolidated financial and operating data of Maple Leaf and FMNB;

•

the pro forma financial impact of the Merger on Maple Leaf, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of Maple Leaf and FMNB, and relied upon by Boenning at the direction of such management and with the consent of Maple Leaf;

•	the nature and financial terms of the Merger as compared with the nature and financial terms of certain other mergers and business combinations in the banking industry; and

•	discussions with members of Maple Leaf’s and FMNB’s senior management with respect to their respective operations, historical financial statements and future prospects.

Boenning also performed such other financial analyses, studies and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

In conducting its review and arriving at its opinion, Boenning relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by Maple Leaf and FMNB, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by Maple Leaf and FMNB including financial statements, financial projections and stock price data, as well as certain information from recognized independent sources and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Boenning relied upon the pro forma financial impact of the Merger on FMNB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of Maple Leaf and FMNB. Boenning assumed, at the direction of Maple Leaf, that all forecasts and projections provided to Boenning were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of Maple Leaf and FMNB as to their most likely future financial performance. Accordingly, with the consent of Maple Leaf, in rendering its opinion, Boenning relied on Maple Leaf and FMNB management as to the reasonableness and achievability of such information. Boenning relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Boenning is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Boenning assumed, without independent verification; that the allowances for loan losses indicated on the balance sheets of Maple Leaf and FMNB are adequate to cover such losses. In rendering its opinion, Boenning did not review any individual loans or credit files.

Boenning assumed, in all respects material to its analyses:

•

that all of the representations and warranties of all parties contained in the merger agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;

•

that the merger agreement (the final terms of which Boenning has assumed would not differ in any respect material to Boenning’s analyses from the draft version reviewed by Boenning and referred to above) represented the entire agreement between the parties, that the merger agreement would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the merger consideration and with no other consideration or payments in respect of Maple Leaf common stock;

•	that in the course of obtaining the necessary regulatory approvals for the consummation of the Merger, no conditions would be imposed that would materially affect Maple Leaf, FMNB, the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger; and

•	that the Merger would be treated as a tax-free reorganization for federal income tax purposes.

Boenning assumed that the Merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Boenning was further advised by representatives of Maple Leaf that Maple Leaf relied upon advice from its advisors (other than Boenning) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Boenning did not provide advice with respect to any such matters.

Boenning’s opinion addressed only the fairness to the holders of Maple Leaf common stock, from a financial point of view, as of the date of the opinion, of the merger consideration to be received in the Merger by such shareholders. Boenning’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Boenning through such date and, accordingly, it speaks to no other period. Boenning did not and does not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion did not address, and Boenning expressed no view or opinion with respect to:

•	the relative merits of the Merger and the other business strategies that the Maple Leaf board considered or may have considered;

•	the underlying business decision of the Maple Leaf board to proceed with the Merger;

•	the prices at which Maple Leaf’s securities or FMNB’s securities may trade at any time; or

•	any advice or a recommendation provided by any other advisor to Maple Leaf.

Additionally, Boenning assumed that the Merger are, in all respects, lawful under applicable law.

In performing its analyses, Boenning made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Boenning, Maple Leaf and FMNB. Any estimates contained in the analyses performed by Boenning are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Boenning opinion was among several factors taken into consideration by the Maple Leaf board in making its determination to approve the merger agreement and the transactions contemplated thereby. Consequently, the analyses described below should not be viewed as determinative of the decision of the Maple Leaf board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between Maple Leaf and FMNB, and the decision for Maple Leaf to enter into the merger agreement was solely that of the Maple Leaf board.

The following is a summary of the material financial analyses presented by Boenning to the Maple Leaf board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Boenning to the Maple Leaf board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Boenning believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, Boenning utilized an implied per share transaction value for the Merger of $631.41 per outstanding share of Maple Leaf common stock, based on the consideration of $320.00 in cash and a fixed exchange ratio of 45.5948 shares of FMNB common stock, as well as FMNB’s closing price of $13.66 on August 28, 2019. Boenning also utilized an implied aggregate transaction value for the Merger of $39.5 million based on (i) the implied per share transaction value of $631.41 per share of Maple Leaf common stock, (ii) the “in the money” value of Maple Leaf’s outstanding stock warrants based on the excess of the implied per share transaction value of $640.00 over the weighted average strike price of $370.00, (iii) 61,333.27 shares of Maple Leaf common stock outstanding, and (iv) 2,950 Maple Leaf stock warrants outstanding. The aggregate implied value of the consideration payable to the holders of Maple Leaf common stock was $38.7 million while the aggregate amount of cash payable to the holders of Maple Leaf stock options was $797,000.

In addition to the financial analyses described below, Boenning reviewed with the Maple Leaf board for informational purposes, among other things, the following implied transaction multiples based on the implied transaction value for the Merger of $631.41 per outstanding share of Maple Leaf common stock:

•	117.7% of Maple Leaf’s June 30, 2019 tangible book value

•	21.7x Maple Leaf’s LTM June 30, 2019 net income

•	3.7% core deposit premium defined as the premium paid to tangible book value divided by Maple Leaf’s core deposits

Maple Leaf Selected Companies Analysis. Using publicly available information, Boenning compared the financial performance, financial condition and market performance of Maple Leaf to 23 exchange-traded banks and bank holding companies with total assets $100 million – $500 million, tangible common equity / tangible assets 10% – 13% and LTM Core return on average tangible common equity 2% – 7%, excluding mutuals and merger targets (which we refer to as the “Maple Leaf selected companies”).

The Maple Leaf selected companies were as follows:

Iowa First Bancshares Corp.	Savi Financial Corporation, Inc.	JTNB Bancorp, Inc.
Community Bank of the Bay	Grand River Commerce, Inc.	Third Century Bancorp
Broadway Financial Corporation	Partners Bank of California	Clarion County Community Bank
Highlands Bankshares, Inc.	Peoples Trust Co. of St. Albans	Friendly Hills Bank
Pilot Bancshares, Inc.	Bank of Fincastle	Willamette Community Bank
Melrose Bancorp, Inc.	Virginia Bank Bankshares, Inc.	Crazy Woman Creek Bancorp
Equitable Financial Corp.	Penn Bancshares, Inc.	DSA Financial Corporation
HCB Financial Corp.	Lakeside Bancshares, Inc.

To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter (which we refer to as “MRQ”), or latest 12 months (which we refer to as “LTM”), and market price information as of August 28, 2019. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in Maple Leaf’s historical financial statements as a result of the different periods, assumptions and methods used by Boenning to compute the financial data so presented.

Boenning’s analysis showed the following concerning the financial condition and performance of Maple Leaf and the Maple Leaf selected companies for the LTM:

	Maple Leaf Selected Companies
(in %)	Maple Leaf	Low	Average	Median	High
TCE / Tang. Assets	11.8	10.0	11.4	11.5	13.0
LTM Core ROAA(1)	0.67	0.28	0.60	0.59	0.85
LTM Core ROATCE(1)	5.67	2.42	5.34	5.48	7.28
LTM Efficiency Ratio	74.9	65.6	78.0	77.4	102.6
Loans / Deposits	96.3	36.8	90.8	92.9	120.4
NPAs / Assets	4.84	0.00	0.78	0.58	2.85

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis showed the following concerning the market performance of Maple Leaf and the Maple Leaf selected companies:

	Maple Leaf Selected Companies
(in % unless otherwise noted)	Maple Leaf	Low	Average	Median	High
Dividend Yield	NA	0.00	1.31	0.00	5.97
Price / Tangible Book Value	NA	76.2	100.0	101.1	121.8
Price / LTM EPS (x)	NA	12.4	21.8	19.7	44.3

None of the Maple Leaf selected companies used as a comparison in the above analyses is identical to Maple Leaf. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

In addition, Boenning’s analysis compared pricing multiples for the Merger to the implied merger pricing multiples of the Maple Leaf selected companies. To account for an equity control premium, Boenning applied a 31.0% premium to the Maple Leaf selected companies based on the median one-day stock price premium for all bank and thrift merger transactions announced over the last 10 years, based on data from S&P Global Market Intelligence.

	Maple Leaf Selected Companies
(in % unless otherwise noted)	Maple Leaf	10th Percentile	Median	90th Percentile
Price / Tangible Book Value	117.7	106.8	132.4	149.9
Price / LTM EPS (x)	21.7	17.2	25.8	41.2
Core Deposit Premium	3.7	1.0	5.9	9.3

Select Transactions Analysis

Boenning reviewed publicly available information related to three sets of selected U.S. bank transactions:

1.	23 selected Ohio bank and thrift transactions (which we refer to as the “Ohio group”), announced since January 1, 2015, with target assets less than $1 billion;

2.

19 selected bank and thrift transactions announced since January 1, 2015 with targets headquartered in the Midwest, assets $100 million – $500 million, TCE / TA 8% – 13%, LTM ROAE 2% – 9% and NPAs / assets 2% – 7% (which we refer to as the “Midwest group”); and

3.

18 selected bank and thrift transactions announced since 1/1/2015 with assets $100 million – $500 million, TCE / TA 10% – 15%, LTM ROAE 0% – 9%, CDs / deposits > 45% and NPAs / assets > 0.5% (which we refer to as the “Nationwide group”),

All three sets of transactions exclude investor recapitalization transactions, transactions without disclosed deal values and mergers of equals.

Ohio Group

Acquirer Company	Company Acquired	Date Announced
Consumers Bancorp Inc.	Peoples National Bank of Mt. Pleasant	06/14/2019
Merchants Bancorp Inc.	Citizens Independent Bancorp, Inc.	12/20/2018
Richwood Bancshares Inc.	Home City Financial Corporation	07/25/2018
Forcht Bancorp Inc.	MW Bancorp, Inc.	06/26/2018
United Bancorp Inc.	First National Bank of Powhatan Point	06/14/2018
First Commonwealth Financial	Garfield Acquisition Corp	01/10/2018
LCNB Corp.	Columbus First Bank	12/21/2017
Peoples Bancorp Inc.	ASB Financial Corp.	10/24/2017
United Bancshares Inc.	Benchmark Bank	03/22/2017
Farmers National Banc Corp.	Monitor Bank	03/13/2017
First Merchants Corp.	Arlington Bank	01/25/2017
First Commonwealth Financial	DCB Financial Corp	10/03/2016
United Community Finl Corp.	Ohio Legacy Corp	09/08/2016
First Defiance Financial	Commercial Bancshares, Inc.	08/23/2016
Middlefield Banc Corp.	Liberty Bank, National Association	07/28/2016
First State Bancorp Inc.	First Safety Bank	03/24/2016
Ohio Valley Banc Corp.	Milton Banking Company	01/07/2016
CNB Financial Corp.	Lake National Bank	12/30/2015
MainSource Financial Group	Cheviot Financial Corp.	11/24/2015
Farmers National Banc Corp.	Tri-State 1st Banc, Inc.	06/24/2015
First Commonwealth Financial	First Community Bank	05/11/2015
Farmers National Banc Corp.	National Bancshares Corporation	01/27/2015
First Merchants Corp.	Cooper State Bank	01/06/2015

Midwest Group

Acquirer Company	Company Acquired	Date Announced
Ames National Corp.	Iowa State Savings Bank	07/29/2019
Merchants Bancorp Inc.	Citizens Independent Bancorp, Inc.	12/20/2018
Southern Missouri Bancorp Inc.	First Commercial Bank	06/12/2018
NorthWest Indiana Bancorp	First Personal Bank	02/21/2018
Old Second Bancorp Inc.	ABC Bank	12/26/2017
Investor group	St. Louis Bank	12/07/2017
United Bancshares Inc.	Benchmark Bank	03/22/2017
Topeka Bancorp Inc.	Kaw Valley Bank	03/15/2017
South Central Bancshares of KY Inc.	Kentucky Neighborhood Bank	07/26/2016
Wintrust Financial Corp.	First Community Bank	07/06/2016
Fentura Financial Inc.	Community State Bank	03/24/2016
Citizens Community Bncp	Community Bank of Northern Wisconsin	02/16/2016
CNB Financial Corp.	Lake National Bank	12/30/2015
County Bancorp Inc.	Business Bank	11/20/2015
First Merchants Corp.	Ameriana Bancorp	06/29/2015
First Capital Inc.	Peoples Bank of Bullitt County	06/04/2015
First Commonwealth Financial	First Community Bank	05/11/2015
Wintrust Financial Corp.	North Bank	03/30/2015
Kentucky Bancshares Inc.	Madison Bank	01/21/2015

Nationwide Group

Acquirer Company	Company Acquired	Date Announced
Premier Financial Bancorp Inc.	First National Bank of Jackson	07/09/2019
Hometown Financial Group MHC	Pilgrim Bancshares, Inc.	07/25/2018
FS Bancorp Inc.	Anchor Bancorp	07/17/2018
SB One Bancorp	Enterprise Bank N.J.	06/20/2018
FVCBankcorp Inc.	Colombo Bank	05/03/2018
Premier Financial Bancorp Inc.	First Bank of Charleston, Inc.	04/19/2018
United Bancshares Inc.	Benchmark Bank	03/22/2017
Topeka Bancorp Inc.	Kaw Valley Bank	03/15/2017
Investar Holding Corp.	Citizens Bank, Ville Platte, Louisiana	03/08/2017
Citco Community Bancshares Inc	American Trust Bank of East Tennessee	07/22/2016
Citizens Community Bancorp	Community Bank of Northern Wisconsin	02/16/2016
Pacific Commerce Bancorp	ProAmérica Bank	12/17/2015
RBB Bancorp	TFC Holding Company	11/10/2015
Citizens Bancshares of Batesville Inc.	Parkway Bank	10/14/2015
Southern States Bancshares Inc	Columbus Community Bank	07/21/2015
Preferred Bank	United International Bank	07/20/2015
First Commonwealth Financial	First Community Bank	05/11/2015
LINCO Bancshares Inc.	Community First Bank	03/19/2015

For each selected transaction, Boenning derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	Price per share of common stock to tangible book value per share of common stock of the acquired company;

•	Price per share of common stock to LTM core earnings (excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles); and

•	Core deposit premium

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the Merger based on the implied aggregate transaction value for the Merger of $39.5 million and using historical financial information for Maple Leaf as of or for the 12 months ended June 30, 2019.

The results of the analysis are set forth in the following tables:

Ohio Group

	FMNB / Maple Leaf	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	117.7	125.2	152.9	183.7
Deal Value to LTM Earnings (x)	21.7	13.9	19.6	31.4
Core Deposit Premium (%)	3.7	3.6	7.5	19.9

Midwest Group

	FMNB / Maple Leaf	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	117.7	102.1	120.9	169.5
Deal Value to LTM Earnings (x)	21.7	15.1	21.0	31.4
Core Deposit Premium (%)	3.7	0.5	4.0	12.9

Nationwide Group

	FMNB / Maple Leaf	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	117.7	100.2	129.4	164.0
Deal Value to LTM Earnings (x)	21.7	15.7	21.6	32.3
Core Deposit Premium (%)	3.7	1.3	8.2	16.7

No company or transaction used as a comparison in the above selected transactions analysis is identical to Maple Leaf, FMNB or the Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgment concerning differences in financial and operating characteristics of the companies involved.

Pro Forma Financial Impact Analysis

Boenning performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Maple Leaf and FMNB. Using closing balance sheet estimates as of December 31, 2019 for Maple Leaf and FMNB provided by Maple Leaf and FMNB management, FMNB analyst earnings estimates for 2019 – 2020, assumed long term earnings growth rates provided by Maple Leaf management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the Merger) provided by FMNB management, Boenning analyzed the estimated financial impact of the Merger on certain projected financial and operating results. This analysis indicated that the Merger could be (i) accretive to FMNB’s 2020 and 2021 estimated EPS, and (ii) dilutive to FMNB’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the Merger, FMNB’s tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio at closing would be above those required to be deemed “well capitalized” under regulatory guidelines. For all of the above analyses, the actual results achieved by FMNB following the Merger may vary from the projected results, and the variations may be material.

Present Value Analysis

Boenning performed a present value analysis to estimate a range for the implied equity value of Maple Leaf. In this analysis, the future cash flows are derived from Maple Leaf’s financial budget and management estimates and discounted back. Cash flows include projected cash dividends as well as an assumed value of one share at the end of year five using both earnings and tangible book value multiples. The range of discount rates for Maple Leaf was determined using the Capital Asset Pricing Model and the Build-Up Method, which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and the Duff & Phelps risk premiums for micro-cap stocks and for commercial bank stocks. Boenning also considered comparable company returns on tangible common equity as a third hurdle rate. The average discount rates resulting from these methods was approximately 13.0%.

The ranges of values were derived by adding (i) the present value of the estimated earnings and cash dividends that Maple Leaf could generate over the five-year period from 2020 to 2024 and (ii) the present value of Maple Leaf’s implied terminal value at the end of such period. In calculating the net present value of Maple Leaf using the earnings multiple, the range of price to earnings ratios used to determine possible future stock prices was 15.4x to 24.3x LTM earnings, with a midpoint of 19.8x. The mid-point multiple approximates median multiples in the peer group analysis. This present value analysis resulted in a range of implied values per share of Maple Leaf common stock of $335.73 per share to $657.88 per share with a midpoint of $482.00 per share. In calculating the net present value of Maple Leaf using the tangible book value multiple, the range of price to tangible book value ratios used to determine possible future stock prices was 1.49x to 1.68x of tangible book value, with a midpoint of 1.54x. The mid-point multiple approximates median multiples in the peer group analysis. This present value analysis resulted in a range of implied values per share of Maple Leaf common stock of $467.66 per share to $688.71 per share with a midpoint of $569.15 per share.

The present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Maple Leaf or the pro forma combined company.

Discounted Cash Flow Analysis

Discounted cash flow analysis approximates the value of a share of stock to an acquiror by calculating the present value of the target’s dividendable cash flow in perpetuity. This analysis assumed a short-term earnings growth rate of 14.0% and a long-term growth rate of 3.0%, as well as a short-term balance sheet growth rate of 8.0% and a long-term growth rate of 3.0%, based on guidance from FMNB management. Estimated cost savings of 60.0% of estimated annual expenses, realized 75% in year 1 and fully phased in thereafter and transaction costs of $4.7 million pre-tax were based on guidance provided by FMNB. A discount rate of 13.0% was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity. The average of the three methods was approximately 13.0%. Sensitivity analyses for discount rates and cost savings ranged from 11.0% to 15.0% and 50.0% to 70.0%, respectively. The present value of Maple Leaf Common Shares calculated using discounted cash flow analysis ranged from $383.60 per share to $780.81 per share based on the cost savings estimates and discount rates used, compared to the offer price of $631.41 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of Maple Leaf Common Shares may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

Miscellaneous

Boenning acted as financial advisor to Maple Leaf in connection with the Merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Boenning is regularly engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Boenning has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its broker-dealer businesses, and further to certain existing sales and trading relationships between each of Maple Leaf and FMNB and Boenning, Boenning and its affiliates may from time to time purchase securities from, and sell securities to, Maple Leaf and FMNB, and as a market maker in securities, Boenning and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Maple Leaf or FMNB for its own accounts and for the accounts of its customers and clients. Boenning employees may also from time to time maintain individual positions in Maple Leaf common stock and/or FMNB common stock.

Pursuant to the Boenning engagement agreement, Maple Leaf agreed to pay Boenning a cash fee equal to 1.50% of the implied transaction value, $15,000 of which became payable upon retention of Boenning, $50,000 of which became payable concurrently with the rendering of Boenning’s opinion, and the balance of which is contingent upon the consummation of the Merger. Boenning’s fee for rendering the fairness opinion was not contingent upon Boenning reaching any particular conclusion. Maple Leaf also agreed to reimburse Boenning for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Boenning against certain liabilities relating to or arising out of Boenning’s engagement or Boenning’s role in connection therewith.

With respect to previous engagements, Boenning served as FMNB’s financial advisor in FMNB’s acquisition of Monitor Bancorp, Inc. The transaction closed on August 15, 2017. Boenning was also previously engaged by Maple Leaf as Maple Leaf’s exclusive placement agent in connection with a proposed capital raise which did not occur, but has not had any other material investment banking relationship with Maple Leaf during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning, on the one hand, and Maple Leaf, on the other hand. Boenning may provide investment banking services to FMNB in the future, although there is no agreement to do so.

Conclusion. Based on the preceding summary discussion and analysis, and subject to the assumptions and conditions set forth in its opinion, Boenning determined the terms of the Agreement are fair, from a financial point of view, to Maple Leaf and its stockholders. Each stockholder is encouraged to read Boenning’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex C to this proxy statement/prospectus.

Farmers’ Reasons for the Merger

The Farmers board of directors has concluded that the Merger is in the best interests of Farmers and its shareholders. In reaching this determination, the Farmers board of directors consulted with management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

•	The Merger will facilitate a deeper penetration of Farmers’ business into the Beachwood market of Cuyahoga County.

•	The Merger will facilitate a natural and logical expansion of Farmers’ business within Geauga County.

•

The Merger will help expand a leading Northeastern Ohio community banking franchise with added scale, enhanced profitability and growth potential – the Merger will result in a bank holding company with over $2.7 billion in assets that will not only enable more profitable competition in a competitive banking environment, but also improve its visibility in the investment community.

•

The Merger has attractive pro forma financial elements, relative to the size of the transaction, as it is immediately accretive to Farmers’ earnings per share and a reasonable tangible book value earnback.

•	The resulting Merger will offer a strong community bank alternative to these markets.

•	The Merger partners have similar views on strategic community banking issues and how to deliver banking products and services.

•	The Merger will allow Farmers to provide its broad and sophisticated product set to these markets and expand Farmers’ wealth management client base.

•	The anticipated continued employment of Dell Duncan will add an extremely capable lender and respected market leader to the Farmers organization.

The Farmers board of directors considered many different factors in its evaluation and did not believe it was practical to, and did not, quantify or otherwise assign relative weights to, the individual factors considered in reaching its determination. In view of all the considerations described above, the Farmers board of directors unanimously concluded that the Merger is in the best interests of Farmers and its shareholders.

Regulatory Approvals Required

The Merger must receive approval from the OCC, the Federal Reserve, the FDIC, and ODFI before the Merger may be consummated. Farmers has applied for such approval to consummate the Merger.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to Maple Leaf stockholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Interests of Maple Leaf Directors and Executive Officers in the Merger

Officers and directors of Maple Leaf have employment and other compensation agreements or economic interests that give them interests in the Merger that are somewhat different from the interests of Maple Leaf stockholders. These interests and agreements include:

Warrants

James Kleinfelter, a director, President and Chief Executive Officer of Maple Leaf and Geauga Savings currently holds warrants to purchase 2,200 shares of Maple Leaf common stock and Dell Duncan, Executive Vice President of Geauga Savings currently holds warrants to purchase 750 shares of Maple Leaf common stock, each at $370 per share. In lieu of exercising such warrants prior to the Merger, Farmers has agreed to pay Messrs. Kleinfelter and Duncan the sum of $270 per share in cash upon completion of the Merger, representing the difference between the $640 per share cash purchase price payable in the Merger and the exercise price under the warrants. The warrants will then be cancelled.

Severance

It is contemplated that the employment of all the executive officers of Maple Leaf and Geauga Savings, except for Dell Duncan, will terminate upon the effective date of the Merger or shortly thereafter, in which event, each of such officers will be entitled to receive a severance benefit or retention bonus as follows:

Mr. Kleinfelter as a director and the President and Chief Executive Officer of Maple Leaf and Geauga Savings, will be entitled to receive a severance benefit equal to one year’s salary of $175,000 pursuant to his employment agreement, and will be entitled to retain ownership of the vehicle currently being provided to him by Geauga Savings.

Mr. Stewart Fitz Gibbon, Executive Vice President of Geauga Savings will be entitled to receive a retention bonus or severance benefit of $70,000 under the Employee Retention and Severance Plan of Geauga Savings.

Ms. Jean Edwards, Vice President, Treasurer and Chief Financial Officer of Maple Leaf and Geauga Savings will be entitled to receive a retention bonus or severance benefit of $55,000 under the Employee Retention and Severance Plan of Geauga Savings.

Ms. Joan LaMarca, Vice President of Human Services of Geauga Savings will be entitled to receive a bonus of approximately $37,500 pursuant to a separate change of control agreement, representing 6 months of her current salary.

Employment

Mr. Dell Duncan, Executive Vice President of Maple Leaf and Geauga Savings, has entered into an Employment Agreement with Farmers to serve as a Senior Vice President, Commercial Lending Team leader and Market President at an annual salary of $160,000 and will be entitled to participate in Farmers’ 2020 Cash Incentive Plan. In addition, Mr. Duncan will receive 5,000 restricted share of Farmers’ common stock.

D&O Insurance and Indemnification

For a period of six years following the Merger, Farmers has agreed to use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to indemnify present and former officers and directors of Maple Leaf and any of its subsidiaries, pursuant to the terms outlined in the Merger Agreement. In addition, the directors are parties to indemnification agreements and Maple Leaf’s Code of Regulations and the Oho statutes provide indemnification with respect to claims asserted against officers and directors due to their roles as officers and directors.

Maple Leaf’s board of directors was aware of these interests and considered them in approving the Merger Agreement.

Ownership and Director Status Potentially Creates Conflicts of Interests

As of the date of this proxy statement/prospectus, Farmers and its directors, executive officers and affiliates beneficially owned no shares of Maple Leaf common stock; and Maple Leaf and its directors, executive officers and affiliates beneficially owned no Farmers common shares.

For the benefits accruing to Mr. Kleinfelter upon completion of the Merger, see “Interests of Maple Leaf Directors and Executive Officers in the Merger” immediately above. Except for Mr. Kleinfelter, no Director of Maple Leaf has any perceived conflict of interest due to his ownership of Maple Leaf common stock or his position as a director of Maple Leaf.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the material U.S. federal income tax consequences of the Merger to Farmers, Maple Leaf, and U.S. holders of shares of Maple Leaf common stock who exchange their shares for Farmers common shares, cash or a combination of Farmers common shares and cash pursuant to the Merger. The Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. The closing of the Merger is conditioned upon the receipt by Maple Leaf of an opinion of Ulmer & Berne LLP, tax counsel to Maple Leaf, and the receipt by Farmers of an opinion of Vorys, Sater, Seymour and Pease LLP, tax counsel to Farmers, each dated as of the effective date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Farmers and Maple Leaf), the Merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This section constitutes the tax opinions of Ulmer & Berne LLP and Vorys, Sater, Seymour and Pease LLP regarding the material U.S. federal income tax consequences of the Merger, subject to the limitations, qualifications and assumptions described herein. These tax opinions were confirmed in the respective tax opinions filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Farmers and Maple Leaf have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger, and the tax opinions presented in this proxy statement/prospectus and to be delivered in connection with the Merger are not binding on the Internal Revenue Service. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Farmers, Maple Leaf and the U.S. holders of shares of Maple Leaf common stock described in this proxy statement/prospectus.

The following discussion is based on the Internal Revenue Code, its legislative history, existing, final, temporary and proposed Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings, and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Maple Leaf common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding shares of Maple Leaf common stock, you should consult your tax advisor.

This discussion is addressed only to those Maple Leaf stockholders that hold their shares of Maple Leaf common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Maple Leaf stockholders in light of their individual circumstances or to Maple Leaf stockholders that are subject to special rules, such as:

•	mutual funds, banks, thrifts or other financial institutions;

•	pass-through entities and investors in those pass-through entities;

•	retirement plans or pension funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons that exercise dissenters’ rights;

•	persons that hold shares of Maple Leaf common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their shares of Maple Leaf common stock as part of a wash sale;

•

persons who are required to recognize income or gain with respect to the Merger no later than such income or gain is required to be recognized on an “applicable financial statement” (as defined in Section 451(b) of the Internal Revenue Code;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	persons that acquired their shares of Maple Leaf common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the Medicare contribution tax on net investment income. All holders of shares of Maple Leaf common stock should consult their tax advisors as to the specific tax consequences of the Merger to them. In addition, because a holder of shares of Maple Leaf common stock may receive a mix of cash and stock despite having made a cash election or share election, it will not be possible for holders of shares of Maple Leaf common stock to determine the specific tax consequences of the Merger to them at the time of making the election.

Reorganization Treatment

The Merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The material U.S. federal income tax consequences of characterization as a reorganization are described below.

U.S. Federal Income Tax Consequences to Farmers and Maple Leaf

No Gain or Loss. No gain or loss will be recognized by Farmers or Maple Leaf as a result of the Merger.

Tax Basis. The tax basis of the assets of Maple Leaf in the hands of Farmers will be the same as the tax basis of such assets in the hands of Maple Leaf immediately prior to the Merger.

Holding Period. The holding period of the assets of Maple Leaf to be received by Farmers will include the period during which such assets were held by Maple Leaf.

U.S. Federal Income Tax Consequences to U.S. Holders of Shares of Maple Leaf Common Stock who Receive Solely Farmers Common Shares

A U.S. holder of shares of Maple Leaf common stock who receives solely Farmers common shares in exchange for all of its shares of Maple Leaf common stock will recognize no gain or loss with respect to Farmers common shares such U.S. holder receives pursuant to the Merger (with respect to cash received in lieu of a fractional Farmers common share, see below under “– Cash In Lieu of Fractional Shares”).

U.S. Federal Income Tax Consequences to U.S. Holders of Shares of Maple Leaf Common Stock who Receive Solely Cash

A U.S. holder of shares of Maple Leaf common stock who receives solely cash in exchange for all of its shares of Maple Leaf common stock, or properly exercises its dissenters’ rights, and does not constructively own

Farmers common shares after the Merger (see “– Possible Dividend Treatment,” below), will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in the shares of Maple Leaf’s common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one (1) year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

U.S. Federal Income Tax Consequences to U.S. Holders of Shares of Maple Leaf Common Stock who Receive a Combination of Cash and Farmers Common Shares

A U.S. holder of shares of Maple Leaf common stock will recognize gain (but not loss) with respect to the Farmers common shares and cash such U.S. holder receives pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Farmers common shares and the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional Farmers common share), exceeds such U.S. holder’s basis in its shares of Maple Leaf common stock, and (ii) the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional Farmers common share, as discussed below under “– Cash In Lieu of Fractional Shares”). Subject to possible dividend treatment (as discussed below under “– Possible Dividend Treatment”), gain that U.S. holders of shares of Maple Leaf common stock recognize in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held their shares of Maple Leaf common stock for more than one (1) year at the effective time of the Merger. Long-term capital gain of certain non-corporate holders of shares of Maple Leaf common stock, including individuals, is generally taxed at preferential rates.

Tax Basis and Holding Period of Farmers Common Shares Received Pursuant to the Merger

The tax basis of the Farmers common shares received by a U.S. holder of shares of Maple Leaf common stock in the Merger (including a fractional Farmers common share, if any, deemed issued and redeemed by Farmers) will be the same as the basis of the shares of Maple Leaf common stock surrendered in exchange for the Farmers common shares and cash, reduced by the amount of cash received by such U.S. holder in the Merger (other than any cash received in lieu of a fractional Farmers common share), and increased by any gain recognized by such U.S. holder in the Merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional Farmers common share). The holding period for Farmers common shares received by such U.S. holder will include such U.S. holder’s holding period for shares of Maple Leaf common stock surrendered in exchange for the Farmers common shares (including a fractional Farmers common share, if any, deemed to be issued and redeemed by Farmers).

If a U.S. holder of shares of Maple Leaf common stock acquired different blocks of Maple Leaf common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Maple Leaf common stock. In computing the amount of gain recognized, if any, a U.S. holder of shares of Maple Leaf common stock may not offset a loss realized on one block of shares against the gain realized on another block of shares. U.S. holders of shares of Maple Leaf common stock should consult their tax advisors regarding the manner in which Farmers common shares and cash received in the Merger should be allocated among different blocks of Maple Leaf common stock and regarding their bases and holding periods in the particular shares of Farmers common shares received in the Merger.

Cash in Lieu of Fractional Shares

A U.S. holder of shares of Maple Leaf common stock that receives cash in lieu of a fractional Farmers common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the shares of Maple Leaf common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed below under “– Possible Dividend Treatment”), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Maple Leaf shares exceeds one (1) year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases described above, the gain recognized by a U.S. holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of shares of Maple Leaf common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of shares of Maple Leaf common stock pursuant to the Merger may be subject to backup withholding at a rate of 24% of the cash payable to the U.S. holder, unless the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability.

A U.S. holder of shares of Maple Leaf common stock owning at least 1% (by vote or value) of the outstanding shares of Maple Leaf common stock or having a basis of $1,000,000 or more in its shares of Maple Leaf common stock immediately before the Merger is required to file a statement with such U.S. holder’s U.S. federal income tax return in accordance with Treasury Department regulations Section 1.368-3 setting forth such U.S. holder’s tax basis in, and the fair market value of, the shares of Maple Leaf common stock exchanged by such U.S. holder pursuant to the Merger. In addition, all U.S. holders of shares of Maple Leaf common stock will be required to retain records pertaining to the Merger.

The preceding opinions regarding the material U.S. federal income tax consequences of the Merger are not a complete analysis or discussion of all potential tax effects that may be important to you.

Each Maple Leaf stockholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the stockholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Maple Leaf will be recorded at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Farmers common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of Farmers Common Shares

Farmers has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Farmers common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Farmers common shares issued to any Maple Leaf stockholder who may become an “affiliate” of Farmers for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Farmers common shares.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of Maple Leaf, Merger Sub and Farmers. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Effects of the Merger

As a result of the Merger, Maple Leaf will merge with and into Merger Sub, with Merger Sub as the surviving company. Promptly following the Merger, Merger Sub will be dissolved and liquidated. The Articles of Incorporation and the Code of Regulations of Farmers as in effect immediately prior to the Merger will continue to be the Articles of Incorporation and Code of Regulations for the holders of shares of Maple Leaf common stock who receive Farmers common shares as Merger consideration.

To the extent that a Maple Leaf stockholder receives Merger consideration in the form of cash, the Maple Leaf stockholder will not participate in Farmers’ future earnings and potential growth as a shareholder of Farmers and will no longer bear the risk of any losses incurred in the operation of Farmers’ business or of any decreases in the value of that business. Those Maple Leaf stockholders receiving Farmers common shares as Merger consideration will participate in Farmers’ future earnings and potential growth through their ownership of Farmers common shares. All of the other incidents of direct share ownership in Maple Leaf, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Maple Leaf, will be extinguished upon completion of the Merger.

Effective Time of the Merger

The Merger will occur on a date to be specified by Farmers and Maple Leaf after the satisfaction or waiver of the last closing condition to be satisfied, including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of Farmers and Maple Leaf. The Merger will become effective as of the date and time specified in the certificate of merger to be filed with the Ohio Secretary of State. As of the date of this proxy statement/prospectus, the parties expect that the Merger will be effective in the fourth quarter of 2019 or first quarter of 2020. However, there can be no assurance as to when or if the Merger will occur.

If the Merger is not completed by the close of business on August 29, 2020, the Merger Agreement may be terminated by either Farmers or Maple Leaf, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements in the Merger Agreement.

Merger Consideration

Maple Leaf common stockholders will receive a combination of cash and Farmers common shares in the Merger. At the effective time of the Merger, each share of Maple Leaf common stock will be converted into the right to receive either:

•	45.5948 Farmers common shares, or

•	$640.00 in cash,

subject to certain allocation procedures set forth in the Merger Agreement that are intended to ensure that 50% of the outstanding shares of Maple Leaf common stock are converted into the right to receive Farmers common shares and the remaining outstanding shares of Maple Leaf common stock are converted into the right to receive cash.

Holders of outstanding and unexercised warrants exercisable for shares of Maple Leaf common stock will not be entitled to exercise the warrants. Holders of outstanding and unexercised warrants will be entitled to receive, in lieu of each share of Maple Leaf common stock for which the warrant otherwise could have been exercised, cash in an amount equal to $270.00.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of Maple Leaf shares who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all shares of Maple Leaf common stock owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by the NASDAQ for the five (5) trading days ending on the penultimate trading day preceding the effective time of the Merger.

Once the Merger is complete, the Exchange Agent will mail each holder of shares of Maple Leaf common stock transmittal materials and instructions for exchanging their Maple Leaf common stock certificates for Farmers common shares to be issued by book-entry transfer.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. Farmers and Maple Leaf have agreed that, prior to the effective time of the Merger, each will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships. Farmers and Maple Leaf have agreed to (and shall cause each of their respective subsidiaries to) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either to perform its covenants and agreements in the Merger agreement or to complete the Merger and other transactions contemplated by the Merger Agreement.

In addition to the general covenants above, Maple Leaf has agreed that prior to the effective time of the Merger, subject to specified exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Farmers (which shall not be unreasonably withheld or delayed):

•

issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional Maple Leaf common stock or other equity interest, voting debt or equity rights;

•

grant, award or issue any Maple Leaf stock options, restricted units, stock appreciation rights, restricted stock, awards based on the value of Maple Leaf capital stock or other equity-based awards with respect to Maple Leaf common stock under any of the Maple Leaf employee benefit plans or otherwise;

•

make, declare, pay or set aside for payment any dividend or declare or make any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock;

•

amend the terms of, waive any right under, terminate, knowingly violate the terms of or enter into any contract or other binding obligation outside the ordinary course of business consistent with past practice or certain specified types of material contracts;

•

sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except those in the ordinary course of business consistent with past practice and in transactions that are not material when taken as a whole;

•

acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the Maple Leaf Amended and Restated Articles of Incorporation or the Maple Leaf Code of Regulations, or similar governing documents of any of its significant subsidiaries;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any regulatory agency responsible for regulating Maple Leaf;

•

except as required by applicable law or under the terms of any employee benefit plan existing as of the date of the Merger Agreement: (1) increase in any manner beyond agreed amounts the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Maple Leaf or its subsidiaries, (2) pay or award, or commit to pay or award, any bonuses or incentive compensation, (3) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee (or newly hired employee), (4) fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan, (5) change any actuarial assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, or (6) hire or terminate without cause any employee who has or would have target total compensation of $75,000 or more;

•

take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law imposed by any governmental entity, take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, or take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

•

enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or as requested by a regulatory agency;

•

other than in consultation with Farmers, make any material change to its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as required by law or as requested by a regulatory agency;

•

settle any action, suit, claim or proceeding against it, except for settlements in an amount and for consideration not in excess of $25,000 individually (or $100,000 in the aggregate) and that would not impose any restriction on the business of it or its subsidiaries or create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

•	make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	make or incur any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;

•

issue any communication of a general nature to its employees or customers without the prior approval of Farmers (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger;

•

make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), enter into any structured transaction outside of its regular course of business, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return;

•

except for (1) loans or legally binding commitments for loans that have previously been approved by Maple Leaf prior to date of the Merger Agreement, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan, or amend or modify in any material respect any existing loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $500,000, (2) with respect to amendments or modifications that have previously been approved by Maple Leaf prior to the date of the Merger Agreement, amend or modify in any material respect any existing loan rated “special mention” or below with total credit exposure in excess of $500,000, or (3) with respect to any actions that have previously been approved by Maple Leaf prior to the date of the Merger Agreement, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Maple Leaf, in each case in excess of $500,000; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Farmers has agreed to a more limited set of restrictions on its business prior to the completion of the Merger. Specifically, Farmers has agreed that prior to the effective time of the Merger, except as expressly permitted by the Merger Agreement, it will not, without the prior written consent of Maple Leaf (which shall not be unreasonably withheld or delayed), and will not permit any of its subsidiaries to:

•

take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law imposed by any governmental entity, take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, or take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied;

•	make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), enter into any structured transaction outside of its regular course of business, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Regulatory Matters. Farmers and Maple Leaf have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. Farmers has agreed to use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Maple Leaf has agreed to mail or deliver the proxy statement/prospectus to its stockholders. Farmers has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger, and Maple Leaf has agreed to furnish all information concerning Maple Leaf and the holders of Maple Leaf common stock as may be reasonably requested in connection with any such action.

Farmers and Maple Leaf have agreed to cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the Merger and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Additionally, each of Farmers and Maple Leaf have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Farmers, Maple Leaf or any of their respective subsidiaries to any governmental entity in connection with the Merger.

Stockholder Approval. Maple Leaf’s board of directors has resolved to recommend to the Maple Leaf common stockholders that they approve the Merger Agreement (subject to certain exceptions if, following the receipt of a superior proposal (as defined below), the Maple Leaf board of directors determines in good faith that withdrawal of such recommendation is reasonably necessary for the board of directors to comply with its fiduciary duties under Ohio law) and to submit to the Maple Leaf common stockholders the Merger Agreement and any other matters required to be approved by the Maple Leaf common stockholders in order to carry out the intentions of the Merger Agreement.

NASDAQ Listing. Farmers will cause the Farmers common shares to be issued in the Merger to be authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time of the Merger.

Employee Matters. The Merger Agreement provides that as soon as administratively practicable after the effective time, Farmers will take all reasonable actions so that employees of Maple Leaf and its subsidiaries will be entitled to participate in each Farmers employee benefit plan of general applicability (other than any plan that is frozen to new participants) to the same extent as similarly-situated employees of Farmers and its subsidiaries. Farmers will cause each Farmers employee benefit plan in which employees of Maple Leaf and its subsidiaries are eligible to participate to recognize, for purposes of eligibility to participate in and vesting of benefits under the Farmers employee benefit plans, the services of such employees of Maple Leaf and its subsidiaries to the same extent such service was credited for such purposes by Maple Leaf and its subsidiaries.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the Merger, Farmers will indemnify and hold harmless, to the fullest extent provided under Maple Leaf’s Amended and

Restated Articles of Incorporation and Code of Regulations and any existing indemnification agreement between Maple Leaf and any of its officers and directors, and to the extent permitted under applicable laws, each present and former director and officer of Maple Leaf and its subsidiaries from liabilities arising out of or pertaining to matters existing or occurring at or before the effective time of the Merger, including the transactions contemplated by the Merger Agreement. Farmers has also agreed, that for a period of six (6) years following the effective time of the Merger, it will use its best efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Maple Leaf or any of its subsidiaries with respect to claims against such officers and directors arising from facts or events occurring before the effective time of the Merger, including the transactions contemplated by the Merger Agreement. The insurance will contain terms and conditions that are no less advantageous than the current coverage provided by Maple Leaf, except that Farmers is not required to incur annual premium expense greater than 150% of Maple Leaf’s current annual directors’ and officers’ liability insurance premium. At the option of Farmers, prior to the completion of the Merger and in lieu of the foregoing, Farmers may purchase and pay for a tail policy for directors’ and officers’ liability insurance on the terms described in this paragraph.

No Solicitation. The Merger Agreement precludes Maple Leaf and its subsidiaries and their respective officers, directors, agents, advisors and other retained representatives from (1) initiating, soliciting, encouraging, knowingly facilitating (including by way of providing information) or inducing inquiries, proposals or offers with respect to, or the making or completing, any acquisition proposal (as defined below) by a third party, (2) entering into, continuing or participating in any discussions or negotiations regarding, or furnishing to any third party any confidential or nonpublic information with respect to or in connection with, an acquisition proposal, (3) taking any other action to knowingly facilitate any inquiries or any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal, (4) approving, endorsing or recommending or proposing to approve, endorse or recommend any acquisition proposal or any agreement related to an acquisition proposal, (5) entering into any agreement contemplating or otherwise relating to any acquisition transaction (as defined below) with a third party or acquisition proposal, (6) entering into any agreement or agreement in principle with a third party requiring, directly or indirectly, Maple Leaf to abandon, terminate or fail to complete the Merger or breach its obligations under the Merger Agreement, or (7) proposing or agreeing to do any of the actions in items (1) through (6) above. However, if at any time before Maple Leaf’s stockholder meeting Maple Leaf receives an unsolicited bona fide written acquisition proposal by any third party other than as a result of taking the prohibited actions described above, and Maple Leaf’s board of directors determines, in its good faith judgment (after consultation with Maple Leaf’s financial and outside legal counsel) to constitute or to be reasonably likely to result in a superior proposal (as defined below), Maple Leaf and its representatives may furnish nonpublic information and participate in negotiations or discussions to the extent Maple Leaf’s board of directors has determined, in its good faith judgment (after consultation with its outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable law. Maple Leaf has agreed to immediately terminate any activities, discussions or negotiations conducted before the date of the Merger Agreement with any persons other than Farmers with respect to any acquisition proposal. Maple Leaf has also agreed to advise Farmers within twenty-four (24) hours following receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any acquisition proposal and the terms and conditions of such acquisition proposal (including the identity of the third party making such acquisition proposal), and will keep Farmers promptly apprised of any developments. Maple Leaf also agreed to simultaneously provide to Farmers any information concerning it that may be provided to any other person in connection with any acquisition proposal which has not previously been provided to Farmers.

In addition, at any time prior to Maple Leaf’s stockholder meeting, the board of directors of Maple Leaf may withdraw its recommendation of the Merger Agreement, and may change its recommendation with respect to the Maple Leaf Merger proposal, if and only if (1) from the date of the Merger Agreement Maple Leaf has complied with its obligations with respect to the non-solicitation of acquisition proposals and certain other of its obligations with respect to convening the Maple Leaf stockholder meeting set forth in the Merger Agreement, and (2) the board of directors of Maple Leaf has determined in good faith, after consultation with outside legal counsel, that the taking of such action would be reasonably necessary for the board of directors to comply with its fiduciary duties under applicable law; except that the board of directors of Maple Leaf may not effect such a change in its recommendation to Maple Leaf stockholders unless:

•

Maple Leaf receives an unsolicited bona fide written acquisition proposal and the board of directors of Maple Leaf concludes in good faith (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal is a superior proposal, after taking into account any amendment or modification to the Merger Agreement agreed to or proposed by Farmers;

•

Maple Leaf provides prior written notice to Farmers at least five (5) business days in advance (the “notice period”) of taking such action, which notice advises Farmers that the board of directors of Maple Leaf has received a superior proposal, specifies the material terms and conditions of such superior proposal (including the identity of the third party making the superior proposal);

•

during the notice period, Maple Leaf and its financial advisors and outside legal counsel negotiate with Farmers in good faith (to the extent Farmers desires to do so) to make such adjustments in the terms and conditions of the Merger Agreement so that such superior proposal ceases to constitute a superior proposal; and

•

the board of directors of Maple Leaf concludes in good faith (after consultation with Maple Leaf’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Farmers, if any, that such acquisition proposal continues to constitute a superior proposal.

If during the notice period any material revisions are made to the superior proposal, Maple Leaf must deliver a new written notice to Farmers and must again comply with the requirements described above with respect to such new written notice, except that the new notice period will be two (2) business days. In the event the board of directors of Maple Leaf does not conclude, after complying with the requirements described above, that the acquisition proposal continues to constitute a superior proposal, and afterwards seeks to change its recommendation to the Maple Leaf stockholders, it must comply once again with the procedures described above with respect to any future superior proposal.

As used in the Merger Agreement, “acquisition proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Maple Leaf or publicly announced to Maple Leaf’s stockholders) by any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Farmers or any of its affiliates, relating to an acquisition transaction involving Maple Leaf or any of its present or future consolidated subsidiaries, or any combination of such subsidiaries.

As used in the Merger Agreement, “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (1) any acquisition (whether direct or indirect, including by way of Merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Maple Leaf by any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Farmers or any of its affiliates, of 15% or more in interest of the total outstanding voting securities of Maple Leaf or any of its subsidiaries (measured by voting power), or any tender offer or exchange offer that if completed would result in any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Farmers or any of its affiliates, beneficially owning 15% or more in interest of the total outstanding voting securities of Maple Leaf or any of its subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Maple Leaf pursuant to which the stockholders of Maple Leaf immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (2) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of Maple Leaf; or (3) any liquidation or dissolution of Maple Leaf or any of its subsidiaries.

As used in the Merger Agreement, “superior proposal” means any bona fide written acquisition proposal that the board of directors of Maple Leaf determines in its good faith judgment to be more favorable from a financial point of view to Maple Leaf’s stockholders than the Merger and to be reasonably capable of being completed on the terms proposed, after (1) receiving the advice of outside counsel and Boenning, and (2) taking into account all relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to the Merger Agreement that may be proposed by Farmers in response to such acquisition proposal (whether or not during the notice period); and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); except that for purposes of the definition of “superior proposal,” the references to “15%” and “85%” in the definitions of acquisition proposal and acquisition transaction are changed to “50%.”

Representations and Warranties

The Merger Agreement contains representations and warranties made by Maple Leaf to Farmers relating to a number of matters, including the following:

•	corporate organization, good standing, corporate power, qualification to do business, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement or completing the Merger;

•	required regulatory consents and approvals necessary in connection with the Merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC;

•	conformity with U.S. GAAP and SEC requirements of Maple Leaf’s financial statements and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the Merger;

•	absence of a material adverse effect on Maple Leaf since December 31, 2018;

•	compliance with applicable law;

•	non-applicability of state takeover laws;

•	employee compensation and benefits matters;

•	opinion from financial advisor;

•	home mortgage loan repurchases;

•	legal proceedings;

•	material contracts;

•	environmental matters;

•	tax matters;

•	absence of action or any fact or circumstance that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	intellectual property;

•	properties;

•	insurance;

•	accounting and internal controls;

•	derivatives;

•	labor matters; and

•	loan matters.

The Merger Agreement also contains representations and warranties made by Farmers and Merger Sub to Maple Leaf relating to a number of matters, including the following:

•	corporate organization, good standing, corporate power and qualification to do business;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement or completing the Merger;

•	required regulatory consents necessary in connection with the Merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC;

•	the conformity with GAAP and SEC requirements of Farmers’ financial statements filed with the SEC;

•	broker’s and finder’s fees related to the Merger;

•	compliance with applicable law;

•	legal proceedings;

•	the absence of a material adverse effect on Farmers since December 31, 2018;

•	tax matters;

•	absence of any action or any fact or circumstance that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	intellectual property;

•	properties;

•	insurance;

•	accounting and internal controls;

•	ownership of Farmers common shares; and

•	available funds.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to Farmers or Maple Leaf, as the case may be, means a material adverse effect on (1) the financial condition, results of operations or business of that party and its subsidiaries taken as a whole, or (2) a material adverse effect on the ability of that party to complete the Merger on a timely basis, other than, with respect to (1) above, effects resulting from (A) changes in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (B) changes in laws of general applicability to companies in the industries in which the party and its subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which the party and its subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (E) the public disclosure of the Merger Agreement and compliance with the Merger Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (G) the announcement, pendency or completion of the transactions contemplated in the Merger Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relations with Maple Leaf or its subsidiaries or (H) actions or omissions taken with the prior written consent of the other party, except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its subsidiaries operate.

The representations and warranties in the Merger Agreement do not survive the effective time of the Merger and, as described below under “—Termination,” if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party knowingly breached the Merger Agreement.

This summary and the copy of the Merger Agreement attached to this document as Annex B are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by Farmers and Maple Leaf, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of Farmers, Maple Leaf or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Farmers’ public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Farmers publicly files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” in the forepart of this document.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of Farmers and Maple Leaf to complete the Merger are subject to the satisfaction of the following conditions:

•	the receipt of the requisite approval of the Maple Leaf common stockholders on the Merger Agreement;

•	authorization for the listing on the NASDAQ of the Farmers common shares to be issued in the Merger;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•

the absence of any order, injunction or decree issued by any court or agency or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; and

•

the receipt of all regulatory approvals of governmental entities necessary to complete the transactions contemplated by the Merger Agreement, and the expiration of all applicable statutory waiting periods.

Conditions to Obligations of Farmers and Merger Sub. The obligation of Farmers and Merger Sub to complete the Merger is also subject to the satisfaction, or waiver by Farmers, of the following conditions:

•

the accuracy of Maple Leaf’s representations and warranties in the Merger Agreement as of the date of the Merger Agreement and as of effective time of the Merger (other than representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Maple Leaf to that effect);

•

the performance by Maple Leaf in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger (and the receipt of an officer’s certificate from Maple Leaf to that effect);

•	the receipt of a legal opinion, dated as of the closing date, from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the receipt of certain third party consents specified in the schedules to the Merger Agreement; and

•

the absence of any action, determination or law enacted, entered, enforced or deemed applicable to the transactions contemplated by the Merger Agreement, including the Merger and the bank merger, by any governmental entity which imposes any restriction, requirement or condition that, individually or in the aggregate would, after the effective time of the Merger, restrict or burden Farmers or the surviving company or any of their respective affiliates in connection with the transactions contemplated by the Merger Agreement or with respect to the business or operations of Farmers or the surviving company that would have a material adverse effect on Farmers, the surviving company or any of their respective affiliates, in each case measured on a scale relative to Maple Leaf.

Conditions to Obligations of Maple Leaf. The obligation of Maple Leaf to complete the Merger is also subject to the satisfaction, or waiver by Maple Leaf, of the following conditions:

•

the accuracy of the representations and warranties of Farmers and Merger Sub in the Merger Agreement as of the date of the Merger Agreement and as of the effective time of the Merger (other than representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Farmers to that effect);

•

the performance by Farmers and Merger Sub in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger (and the receipt of an officer’s certificate from Farmers and Merger Sub to that effect);

•	the receipt of a legal opinion, dated as of the closing date, from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

Farmers’ authorization of delivery of the Farmers common shares to be issued in the Merger and the delivery by Farmers of the cash consideration (and, to the extent then determinable, any cash payable in lieu of fractional shares) to be paid in the Merger.

Termination; Termination Fee

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the Merger by Maple Leaf common stockholders:

•	by mutual written consent of Farmers and Maple Leaf;

•

by either party, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Merger Agreement;

•

by either Farmers or Maple Leaf, if the Merger has not closed on or before August 29, 2020, unless the failure to close by such date is due to the terminating party’s failure to observe the covenants and agreements of such party in the Merger Agreement;

•

by either Farmers or Maple Leaf, if there is a breach by the other party of any of its covenants or agreements or any of its representations or warranties that would, either individually or in the aggregate with other breaches by such party, result in, if occurring or continuing on the closing date, the failure of the conditions of the terminating party’s obligation to complete the Merger and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•

by Farmers, if at any time prior to the effective time of the Merger, Maple Leaf’s board of directors has (1) failed to recommend to the stockholders of Maple Leaf that they vote to approve the Merger Agreement, (2) changed its recommendation with respect to the Merger Agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, certain acquisition proposals other than the Merger Agreement, whether or not permitted by the Merger Agreement, or has resolved to do the same, or (3) failed to substantially comply with its obligations to recommend to the Maple Leaf stockholders the adoption of the Merger proposal and call a stockholder meeting for that purpose or its non-solicitation obligations;

•

by Farmers, if a tender offer or exchange offer for 25% or more of the outstanding Maple Leaf common stock is commenced (other than by Farmers or a subsidiary of Farmers), and Maple Leaf’s board of directors recommends that the stockholders of Maple Leaf tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within ten (10) business days;

•

by Maple Leaf, if Farmers fails to take the actions required in the Merger Agreement to (1) promptly prepare and file with the SEC a registration statement on Form S-4, use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing or use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger or (2) fails to cause the Farmers common shares to be issued in the Merger to be authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time of the Merger; or

•

by either Farmers or Maple Leaf, if the Maple Leaf common stockholders do not vote to approve the Merger Agreement at a duly held stockholders meeting (including any adjournment or postponement of such meeting).

Maple Leaf must pay Farmers a termination fee of $1,600,000 in the following circumstances:

•

(1) either (A) Maple Leaf or Farmers terminates the Merger Agreement because the Merger has not been completed by August 29, 2020, (B) Farmers terminates the Merger Agreement because of Maple Leaf’s willful breach of the Merger Agreement, or (C) Maple Leaf or Farmers terminates the Merger

Agreement because Maple Leaf stockholders have not approved the Merger Agreement at the Maple Leaf stockholder meeting, and (2) prior to termination, there has been a publicly announced acquisition proposal by any third party to Maple Leaf or its stockholders or a third party announced an intention to make an acquisition proposal, and (3) within twelve (12) months of such termination Maple Leaf either (A) completes an acquisition transaction, or (B) enters into any definitive agreement contemplating or otherwise relating to any acquisition transaction (but not including any confidentiality agreement required by the non-solicitation provisions contained in the Merger Agreement) with respect to an acquisition transaction or acquisition proposal, whether or not such acquisition transaction or acquisition proposal is subsequently completed (but changing, in the case of the preceding clauses (A) and (B), the references to the 15% and 85% amounts in the definitions of acquisition transaction and acquisition proposal to 50%); or

•

Farmers terminates the Merger Agreement because prior to the effective time of the Merger, (1) the Maple Leaf board of directors (A) failed to recommend that the Maple Leaf stockholders approve the Merger Agreement, (B) withdrew, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Farmers, or took any action, or made any public statement, filing or release inconsistent with, its recommendation in favor of the Merger Agreement, or publicly approved, endorsed or recommended, or publicly proposed to approve, endorse or recommend, any acquisition proposal, whether or not permitted by the Merger Agreement, or resolved to do the same, or (C) failed to substantially comply with its obligations to call a special meeting of the Maple Leaf stockholders and recommend that they approve the Merger Agreement and to refrain from soliciting alternative acquisition proposals, or (2) a tender offer or exchange offer is commenced for 25% or more of the outstanding shares of Maple Leaf common stock (other than by Farmers or one of its subsidiaries), and the board of directors of Maple Leaf recommends that the Maple Leaf stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that they reject such tender offer or exchange offer within the ten business day period provided for in Rule 14e-2(a) under the Exchange Act.

Effect of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any of the parties, except in the case of a party’s willful breach of the Merger Agreement. However, the provisions of the Merger Agreement relating to confidentiality obligations of the parties, the termination fee, publicity and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.

Amendments, Extensions and Waivers

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Merger Agreement proposal by the Maple Leaf stockholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the Merger Agreement by the Maple Leaf stockholders, there may not be, without further approval of such stockholders, any amendment of the Merger Agreement that requires further approval under applicable law.

At any time prior to the effective time of the Merger, the parties, by action taken or authorized by their respective boards of directors, may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver must be in a signed writing.

Stock Market Listing

Application will be made by Farmers to have the Farmers common shares to be issued in the Merger approved for listing on the NASDAQ, which is the principal trading market for existing Farmers common shares. It is a condition to both parties’ obligation to complete the Merger that such approval is obtained, subject to official notice of issuance.

Fees and Expenses

All fees and expenses incurred in connection with the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is completed.

COMPARISON OF CERTAIN RIGHTS OF MAPLE LEAF STOCKHOLDERS AND FARMERS SHAREHOLDERS

Those stockholders of Maple Leaf that do not exercise dissenters’ rights and who receive Farmers common shares in the Merger will, therefore, become shareholders of Farmers. Their rights as shareholders of Farmers will be governed by the Ohio Revised Code and by Farmers’ Amended Articles of Incorporation, as amended, and Amended Code of Regulations, while Maple Leaf stockholders are currently governed by the Ohio Revised Code and by Maple Leaf’s Amended and Restated Articles of Incorporation and Code of Regulations. Although the rights of the holders of Farmers’ common shares and those of the holders of shares of Maple Leaf’s common stock are similar in many respects, there are some differences. These differences relate to differences between provisions of the Amended Articles of Incorporation, as amended, of Farmers and the Amended and Restated Articles of Incorporation of Maple Leaf, and differences between provisions of the Amended Code of Regulations of Farmers and the Code of Regulations of Maple Leaf.

The following chart compares certain rights of the holders of Maple Leaf common stock to the rights of holders of Farmers common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of Maple Leaf and Farmers.

Quorum of Shareholders

Maple Leaf Under Maple Leaf’s Code of Regulations, the stockholders present in person or by proxy and representing a majority of the outstanding shares of common stock shall constitute a quorum.

Farmers

Under Farmers’ Amended Code of Regulations, shareholders representing not less than one-third (1⁄3) of the outstanding voting stock constitute a quorum for a meeting, except when a greater proportion is required by law or the Articles of Incorporation.

Call of Special Meeting of Shareholders

Maple Leaf

Maple Leaf’s Code of Regulations provides that a special meeting of the stockholders may be called by the chairperson of the board, the president, a vice president authorized to exercise the authority of the president under certain circumstances, the board of directors acting at a meeting, a majority of the directors acting without a meeting or stockholders holding of record fifty percent (50%) of all of the shares outstanding and entitled to vote at the special meeting.

Farmers

Farmers’ Amended Code of Regulations provides that special meetings of shareholders may be called at any time by the chairman of the board of directors, president or a vice president, or a majority of the board of directors acting with or without a meeting, or the holder or holders of one-fourth (1⁄4) of all shares outstanding and entitled to vote at the meeting.

Authorized Capital

Maple Leaf

Maple Leaf’s Amended and Restated Articles of Incorporation authorize Maple Leaf to issue up to ninety thousand eight hundred (90,800) shares, each without par value, comprised of (i) ten thousand (10,000) shares of preferred stock, (ii) seventy thousand (70,000) shares of Class A Common Stock, (iii) ten thousand (10,000) shares of Class B Common Stock and (iv) eight hundred (800) shares of Class C Common Stock.

Farmers Farmers’ Amended Articles of Incorporation authorize Farmers to issue up to fifty million (50,000,000) shares, each without par value.

Voting Rights

Maple Leaf

Maple Leaf’s Amended and Restated Articles of Incorporation provides that (i) every holder of Class A Common Stock and Class C Common Stock shall be entitled to one (1) vote for each share held by the holder and (ii) every holder of Class B Common Stock shall be entitled to twenty (20) votes for each share held by the holder. Maple Leaf’s Amended and Restated Articles of Incorporation also provides that except as may otherwise be required by law or the Amended and Restated Articles of Incorporation, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock vote together as a single class.

Farmers Farmers’ Amended Articles of Incorporation, as amended, provides that each shareholder shall be entitled to one (1) vote for each share of stock standing in his name on the books of Farmers.

Removal of Directors

Maple Leaf

Maple Leaf’s Code of Regulations provides that a director may be removed by the vote of stockholders if the director has been convicted of a felony or has been adjudicated liable for negligence or misconduct in the performance of his duty to Maple Leaf by a court of competent jurisdiction.

Farmers

Farmers’ Amended Code of Regulations provides that any or all of the directors shall only be removed with cause and only by the affirmative vote of the holders of not less than two-thirds (2⁄3) of the voting stock of the corporation at a meeting called for such purpose.

Pre-emptive Rights

Maple Leaf Maple Leaf’s Amended and Restated Articles of Incorporation do not grant pre-emptive rights to stockholders.

Farmers

Farmers’ Amended Articles of Incorporation provide that, subject to certain exceptions, shareholders have the right to purchase shares in any offering or sale by Farmers of shares for cash in proportion to their respective holdings of Farmers common shares.

Amendment of Articles of Incorporation and Code of Regulations

Maple Leaf

Maple Leaf’s Amended and Restated Articles of Incorporation provide that any amendments require the affirmative vote of the holders of at least a majority of the outstanding voting power of Maple Leaf entitled to vote on such amendment.

Maple Leaf’s Code of Regulations provides that the Code of Regulations may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Maple Leaf, except that any amendment of the provisions relating to removal of directors or amendment of the Code of Regulations requires the approval of holders of shares entitling them to exercise at least two-thirds (2⁄3) of the voting power of Maple Leaf.

Farmers

Farmers’ Amended Articles of Incorporation may only be amended by the affirmative vote of the holders of shares of Farmers entitling them to exercise at least two-thirds (2⁄3) of voting power of Farmers, except that an amendment of the article relating to certain “control share acquisitions” and “business combinations” requires the affirmative vote of seventy-five percent (75%) of the voting power of Farmers.

Farmers’ Amended Code of Regulations provides that the Amended Code of Regulations may be amended or repealed by the affirmative vote of the holders of a majority of the voting power of Farmers, or, without a meeting, by the written consent of the holders of two-thirds (2⁄3) of the voting power of Farmers.

Votes Required to Approve Certain Transactions

Maple Leaf Maple Leaf’s Code of Regulations provides that “control share acquisitions” do not require stockholder approval.

Farmers

Pursuant to Farmers’ Amended Articles of Incorporation, a “control share acquisition” must be approved by the shareholders. If the control share acquisition is approved by at least two-thirds (2⁄3) of the board of directors, then the proposed control share acquisition must be approved by the affirmative vote of at least a two-thirds (2⁄3) of the voting power of Farmers. If the control share acquisition is not so approved by the board of directors, the proposed control share acquisition must be approved by the affirmative vote of at least eighty percent (80%) of the voting power of Farmers.

Provisions with Anti-Takeover Effects

Maple Leaf

Certain provisions of Maple Leaf’s Amended and Restated Articles of Incorporation and Code of Regulations provide “anti-takeover” protections, which include limitations of the transferability of shares of Class B Common Stock.

Farmers

Farmers’ Amended Articles of Incorporation, as amended, and Amended Code of Regulations contain provisions that may serve as anti-takeover protections, which include:

•  the division of the board of directors into three classes;

•  the ability of Farmers’ board of directors to fill vacancies and newly created directorships by a vote of the majority of the directors then in office; and

•  the supermajority voting requirements for certain corporate transactions.

ELECTION OF DIRECTORS

All of the six existing directors of Maple Leaf are being nominated for election for a one year term, or until their successors are duly elected, subject to earlier termination upon the effective time of the Merger.

It is intended that the proxies solicited on behalf of the board of directors (other than proxies in which the vote is against or withheld as to the nominees) will be voted at the meeting FOR the election of all six nominees identified herein.

If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the board of directors may recommend. At this time, the board of directors knows of no reason any nominee would be unable to serve if elected. Except as may be disclosed herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

The table below sets forth for each nominee as director of Maple Leaf and all directors as a group, the name of such nominee, his position or occupation, period of service as a director and ownership of common stock and warrants as of November 11, 2019:

DIRECTOR NOMINEES
	Shares of Class A Common Stock Beneficially Owned(1)	Shares of Class B Common Stock Beneficially Owned(1)	Shares Subject to Warrants	Percentage of Voting Power of Common Stock Beneficially Owned(2)	Percentage of Ownership of Common Stock Beneficially Owned
Howard Amster,(3) Director since 1988; Financial Consultant, McDonald Partners, LLC (securities brokerage) and private securities and real estate investor, Age 71	15,022.35	2,099		25.65%	27.92%
Robert M. Bloom,(4) Director since 1983; President of Bloom Bros. Supply (retail appliance, hardware and building materials dealer), Age 70	213.20	139.04		1.35%	.57%
Cosmo Bordonaro,(5) Director since 1985; owner of Miles Bi-Rite (retail grocery store), Age 79	1,005.26	36.31		5.28%	2.51%
William Costaras,(6) Director since 1990; Financial Consultant, McDonald Partners, LLC (securities brokerage), Age 71	7,196.32	815		10.57%	13.06%
James E. Kleinfelter (7) Director since October 2015; President and Chief Executive Officer of Maple Leaf and Geauga Savings Bank (formerly President and Senior Consultant with Young & Associates, Inc. (2003-2015) (bank consulting firm), Age 64			2,200	None	None
Dennis E. Prots, Director since 1983; Retired, Age 77	94.4	94.4		.89%	.31%
All Directors as a group (6 people)	23,531.53	3,683.75	2,200	43.74%	44.37%

(1)

For purposes of the above table, a person is considered to “beneficially own” any shares with respect to which he or she exercises sole or shared voting or investment power or is the primary beneficiary or trustee of a trust which possesses such power. Each outstanding share of Class A Common Stock entitles the holder to one vote and each outstanding share of Class B Common Stock entitles the holder to 20 votes on any matter to be voted on by the shareholders.

(2)

This percentage relates to the percentage of total outstanding voting power of the shareholder named. Class A Common Stock entitles the holder to one vote per share. Class B Common Stock entitles the holder to 20 votes per share. Warrants are to be cancelled in the Merger and are not included in these percentages.

(3)	A portion of Mr. Amster’s shares are owned by Charitable Remainder Unitrusts, of which Mr. Amster serves as trustee and in which Mr. Amster has a life interest.
(4)	Mr. Bloom disclaims beneficial ownership of shares held by his adult child, which shares are not included in the above table.
(5)	Includes 110.4 Class A and 24.74 Class B shares held as trustee for a family trust.
(6)	The shares are owned by William Costaras, personally and through trusts of which Mr. Costaras serves as trustee or co-trustee.
(7)	Mr. Kleinfelter acquired warrants for 220 shares and Mr. Duncan acquired warrants for 750 shares of Class A common stock at the time of their employment.

INFORMATION ABOUT MAPLE LEAF

Share Ownership of Certain Maple Leaf Beneficial Owners and Management

The following table sets forth information with respect to the shares of Maple Leaf common stock beneficially owned (unless otherwise indicated) by (i) each director of Maple Leaf, (ii) each executive officer of Maple Leaf, (iii) each holder of 5% or more of the common stock of Maple Leaf, and (iv) all such directors, executive officers and 5% holders as a group, as of November 11, 2019. Except as indicated in the below table, no other person is known to Maple Leaf to be a beneficial owner of more than 5% of Maple Leaf common stock. The business address of each director and executive officer of Maple Leaf is 24755 Chagrin Blvd., Suite 100, Beachwood, Ohio 44122

A person has beneficial ownership of shares if he or she has the power to vote or dispose of such shares. This power can be exclusive or shared, direct or indirect. Except as otherwise noted, the beneficial owners listed have sole voting and/or investment power with respect to the shares shown.

As of November 11, 2019, there were 61,333.27 shares of Maple Leaf common stock outstanding.

DIRECTORS, EXECUTIVE OFFICERS AND 5% BENEFICIAL HOLDERS
	Shares of Class A Common Stock Beneficially Owned(1)	Shares of Class B Common Stock Beneficially Owned(1)	Shares Subject to Warrants	Percentage of Voting Power of Common Stock Beneficially Owned(2)	Percentage of Ownership of Common Stock Beneficially Owned
Howard Amster,(3) Director since 1988; Financial Consultant, McDonald Partners, LLC (securities brokerage) and private securities and real estate investor, Age 71	15,022.35	2,099		25.65%	27.92%
Robert M. Bloom,(4) Director since 1983; President of Bloom Bros. Supply (retail appliance, hardware and building materials dealer), Age 70	213.20	139.04		1.35%	.57%
Cosmo Bordonaro,(5) Director since 1985; owner of Miles Bi-Rite (retail grocery store), Age 79	1,005.26	536.31		5.28%	2.51%
William Costaras,(6) Director since 1990; Financial Consultant, McDonald Partners, LLC (securities brokerage), Age 71	7,196.32	815		10.57%	13.06%
James E. Kleinfelter (7) Director since October 2015; President and Chief Executive Officer of Maple Leaf and Geauga Savings (formerly President and Senior Consultant with Young & Associates, Inc. (2003-2015) (bank consulting firm), Age 65			2,200	None	None
Dennis E. Prots, Director since 1983; Retired, Age 77	94.4	94.4		.89%	.31%
EXECUTIVE OFFICERS (other than Mr. Kleinfelter)
Dell Duncan (7) Executive Vice President, Geauga Savings since 2016, Age 67			750	None
Joan M. LaMarca, Vice President, Geauga Savings since 1997, Age 68	48.0			.02%	.08%
Jean Edwards, Vice President, Chief Financial Officer and Treasurer, Maple Leaf and Geauga Savings since 2018, Age 58				None	None
Stewart Fitz Gibbon, Executive Vice President, Geauga Savings since 2017, Age 62				None	None
All Directors and Executive Officers as a group (10 people)	23,579.53	3,683.75	2,950	43.76%	44.45%

DIRECTORS, EXECUTIVE OFFICERS AND 5% BENEFICIAL HOLDERS
	Shares of Class A Common Stock Beneficially Owned(1)	Shares of Class B Common Stock Beneficially Owned(1)	Shares Subject to Warrants	Percentage of Voting Power of Common Stock Beneficially Owned(2)	Percentage of Ownership of Common Stock Beneficially Owned
5% BENEFICIAL HOLDERS
Tamra Gould	2,792.57	930.57		9.63%	6.1%
Robert H. Kanner (8)	4,332.81	859.99		9.69%	8.47%
Betty Kimbrew	4,002.6	238.72		3.95%	6.9%
Thornapple River Capital	4,894	—		2.2%	7.98%
All Directors, Executive Officers and 5% Holders as a group	39,601.51	5,713.03	2,950	69.2%	73.9%

(1)

For purposes of the above table, a person is considered to “beneficially own” any shares with respect to which he or she exercises sole or shared voting or investment power or is the primary beneficiary or trustee of a trust which possesses such power. Each outstanding share of Class A Common Stock entitles the holder to one vote and each outstanding share of Class B Common Stock entitles the holder to 20 votes on any matter to be voted on by the shareholders.

(2)

This percentage relates to the percentage of total outstanding voting power of the shareholder named. Class A Common Stock entitles the holder to one vote per share. Class B Common Stock entitles the holder to 20 votes per share.

(3)	A portion of Mr. Amster’s shares are owned by Charitable Remainder Unitrusts, of which Mr. Amster serves as trustee and in which Mr. Amster has a life interest.
(4)	Mr. Bloom disclaims beneficial ownership of shares held by his adult child, which shares are not included in the above table.
(5)	Includes 110.4 Class A and 24.74 Class B shares held as Trustee for a family trust.
(6)	The shares are owned by William Costaras, personally and through trusts of which Mr. Costaras serves as trustee or co-trustee.
(7)	Mr. Kleinfelter acquired warrants for 2200 shares and Mr. Duncan acquired warrants for 750 shares of Class A common stock at the time of their employment.
(8)

Excludes 1,363.8 shares held by a retirement plan trust of Pubco Corp. (of which Mr. Kanner is the CEO and sole shareholder) with respect to which Mr. Kanner does not serve as trustee and has no voting or dispositive power. Mr. Kanner disclaims beneficial ownership of such shares.

Messrs. Amster, Costaras, Kanner, and Ms. Gould, together with a former director, who own in the aggregate approximately 55.9% of the voting power of Maple Leaf, were previously considered to be acting as a “control group” for regulatory purposes; although each of them maintains that he or she is not, in fact, “acting in concert” with any of the other parties.

Upon the Merger becoming effective, the directors and officers of Maple Leaf and the holders of 5% or more of Maple Leaf common stock will have the same rights and be treated the same with respect to their shares of Maple Leaf common stock as all other shareholders of Maple Leaf; and none of such parties will become officers, directors or 5% shareholders of Farmers. Messrs. Kleinfelter and Duncan will each receive $270 per share subject of their warrants to purchase Maple Leaf common stock. There are no equity compensation plans of Maple Leaf.

Description of Maple Leaf’s Business

Geauga Savings was founded in 1983 by a group of business owners in Geauga County and Maple Leaf was organized in 1987 as a holding company to own all of the outstanding capital stock of Geauga Savings, which is Maple Leaf’s principal asset and only operating business. Geauga Savings conducts its operations through its two leased branches: the main branch located at 10800 Kinsman Road, Newbury, Ohio, and the Cuyahoga County

branch located at 24755 Chagrin Blvd., Beachwood, Ohio. Geauga Savings is engaged principally in the business of attracting deposits from the general public, institutions, and government agencies, and using these deposits, together with loan repayments, proceeds from the sale of loans and other borrowings to make loans in the community and to invest in mortgage-backed and other securities. Geauga Savings also engages in other fee-generating financial services. Almost all of Geauga Savings’ lending activity is within northeastern Ohio. Geauga Savings has a significant concentration in single-family mortgage loans and other commercial real estate loans, but over the past several years has diversified into small business lending.

In the operation of its business, Geauga Savings emphasizes a strong community orientation. Geauga Savings offers a competitive array of retail deposit and lending services. Geauga Savings’ management has placed a special emphasis on, and stresses the importance of, individualized attention to its customers’ needs. To better serve its community, Geauga Savings provides online banking resources to both individuals and small businesses in the communities it serves. Geauga Savings provides financing to customers seeking to purchase or build their own homes and over the past few years has expanded its commercial activity to serve the financial needs of local businesses, entrepreneurs, their employees, and families. Geauga Savings offers a full range of depository products such as checking, savings, and certificates of deposit with add-on services such as remote deposit capture and merchant services.

Consistent with Geauga Savings’ diversification of its products, Geauga Savings specializes in small business loans, commercial real estate, personal and residential loans, and automobile loans, and also seeks to service the mortgage and personal credit needs of its business clients’ employees and those of its retail depositors. Commercial lending products include, among others, working capital loans, and real estate loans for owner-occupied operating facilities. In the commercial real estate area, Geauga Savings is focused upon larger apartment properties, retail shopping properties, and construction lending for all types of uses. To supplement its loan portfolio, Geauga Savings has purchased loans from other institutions.

Geauga Savings’ main competitors include both large and small banks and other financial institutions primarily located in, or with offices or branches located in, Geauga and Cuyahoga counties, Ohio. These include, for example, large regional and super-regional banks as well as the regional financial institutions. Geauga Savings also faces competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks, and other financial intermediaries.

EXPERTS

The consolidated financial statements of Farmers as of December 31, 2018 and 2017 and for each of the three (3) years in the period ended December 31, 2018 and the effectiveness of Farmers’ internal control over financial reporting as of December 31, 2018 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the Farmers common shares to be issued to the Maple Leaf shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for Maple Leaf by Ulmer & Berne LLP and for Farmers by Vorys, Sater, Seymour and Pease LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Farmers to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that Farmers can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Farmers incorporates by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Farmers and you should read this document together with any other documents incorporated by reference in this document.

Farmers

This document incorporates by reference the following documents that have previously been filed with the SEC by Farmers (File No. 001-35296):

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 5, 2019;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on May 8, 2019;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the SEC on August 7, 2019;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, filed with the SEC on November 6, 2019;

•

Current Reports on Form 8-K filed with the SEC on April 19, 2019, April 24, 2019, April  26, 2019, May 30, 2019, July  26, 2019, July 30, 2019, August  30, 2019, September 5, 2019, October  4, 2019, October 23, 2019, and October 25, 2019;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2019; and

•

The description of Farmers common shares, no par value, contained in Farmers’ Current Report on Form 8-K filed with the SEC on December 10, 2010, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, Farmers is incorporating by reference any documents it may file under Section 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of Maple Leaf’s special meeting of stockholders.

Farmers files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Farmers files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Farmers has not authorized anyone to give any information or make any representation about the Merger or its company that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders – compliance with section – fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A) (5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX B

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

MAPLE LEAF FINANCIAL, INC.,

FARMERS NATIONAL BANC CORP.,

and

FMNB MERGER SUBSIDIARY III, LLC

Dated as of August 29, 2019

(Continued)

B-ii

(Continued)

B-iii

INDEX OF DEFINED TERMS

Section
Acquisition Agreement	8.3(b)(i)
Acquisition Proposal	6.7(g)(ii)
Acquisition Transaction	6.7(g)(iii)
Agreement	Preamble
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
Book-Entry Shares	1.4(c)
Capitalization Date Outstanding Share Count	3.2(a)
Cash Consideration	1.4(b)(i)
Cash Election	1.4(b)(i)
Cash Election Shares	1.4(b)(i)
Certificate	1.4(c)
Change in the Company Recommendation	6.3
Closing	9.1
Closing Date	9.1
Code	Recitals
Collective Bargaining Agreement	3.25
Company	Preamble
Company Benefit Plans	3.11(a)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Shares	1.4(a)
Company Disclosure Schedule	9.12
Company Recommendation	6.3
Company Shareholder Approval	6.3
Company Shares	1.4(c)
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(o)(i)
Dissenting Shareholder	2.3(p)
Dissenting Shares	2.3(p)
DPC Shares	1.4(a)
Effective Time	1.2
Election	2.3(a)
Election Deadline	2.3(d)
Employees	5.2(h)
Environmental Laws	3.17
Equity Rights	3.2(a)
ERISA	3.11(a)
ERISA Affiliate	3.11(o)(ii)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(b)(ii)
FDIC	3.1(c)
Federal Reserve	3.4
Form of Election	2.3(b)
Form S-4	3.4
Governmental Entity	3.4

B-iv

Index of Defined Terms

(Continued)

Section
Holder	2.3
Indemnified Parties	6.6(a)
Intellectual Property	3.20(e)(i)
IRS	3.11(b)
IT Assets	3.20(e)(ii)
Knowledge	9.4
Law	3.9(a)
Letter of Transmittal	2.3(h)
Licensed Intellectual Property	3.20(e)(iii)
Liens	3.2(d)
Loans	3.26(a)
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	1.4(b)
Merger Sub	Preamble
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	2.3(m)
Non-Election Shares	1.4(b)(iii)
Nonqualified Deferred Compensation Plan	3.11(d)
Notice Period	6.7(d)(2)
OCC	3.4
OGCL	1.1
Owned Intellectual Property	3.20(e)(iv)
Owned Properties	3.21, 3.21
Permitted Encumbrances	3.21, 3.21
Person	3.16(a)
Premium Cap	6.6(b)
Previously Disclosed	9.12
Proxy Statement	3.4
Purchaser	Preamble
Purchaser Capitalization Date	4.2
Purchaser Closing Price	2.3(m)
Purchaser Disclosure Schedule	9.12
Purchaser SEC Reports	4.5(b)
Purchaser Stock Plans	4.2
Qualified Plans	3.11(e)
Real Property	3.21, 3.21
Regulatory Agencies	3.5
Regulatory Agreement	3.15(b)
Regulatory Approvals	3.4
Representative	6.7(a)
Requisite Regulatory Approvals	7.1(e)
SEC	3.4
Securities Act	3.2(a)
Shareholders’ Meeting	6.3
Shortfall Number	1.4(e)(ii)(2)
SRO	3.4

B-v

Index of Defined Terms

(Continued)

Section
Stock Consideration	1.4(b)(ii)
Stock Conversion Number	1.4(e)(i)
Stock Election	1.4(b)(ii)
Stock Election Number	1.4(e)(ii)(1)
Stock Election Shares	1.4(b)(ii)
Stock Proportion Number	1.4(e)(i)
Subsidiary	3.1(c)
Superior Proposal	6.7(g)(i)
Surviving Company	Recitals
Takeover Laws	3.10
Tax	3.18
Tax Return	3.18
Termination Fee	8.3(b)
Trade Secrets	3.21(e)(ii)
Trademarks	3.20(e)(i)
Trust Account Shares	1.4(a)
Voting Debt	3.2(a)

B-vi

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 29, 2019 (this “Agreement”), is made by and among Maple Leaf Financial, Inc., an Ohio corporation (“Company”), Farmers National Banc Corp., an Ohio corporation (“Purchaser”), and FMNB Merger Subsidiary III, LLC, an Ohio limited liability company and wholly-owned subsidiary of Purchaser (“Merger Sub”).

RECITALS

A.    The Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.    The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.

C.    The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of Company shall cease.

(b)    Purchaser may at any time change the method of effecting the combination of Company and Purchaser, including by providing for the merger of Company with and into Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of either party pursuant to this Agreement, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iv) require Company to mail a revised Proxy Statement if such change is made prior to obtaining the Company Shareholder Approval, or require further approval of Company’s shareholders if such change is made after obtaining the Company Shareholder Approval; or (v) cause any of Company’s representations and warranties contained in Article III to be deemed inaccurate or breached by reason of such change of method.

1.2    Effective Time. The Merger shall become effective as of the date and time specified in the certificate of merger (the “Certificate of Merger”) filed with the Ohio Secretary of State. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 1701.82 and 1705.39 of the OGCL.

1.4    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any of the following securities:

(a)    All shares of Class A and Class B common stock, without par value, of Company (the “Company Common Shares”), issued and outstanding immediately prior to the Effective Time that are owned directly by Company (other than Company Common Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) by third parties (any such shares, “Trust Account Shares”) and other than Company Common Shares held, directly or indirectly, by Company in respect of a debt previously contracted (any such shares, “DPC Shares”)) shall be cancelled and shall cease to exist, and no Merger Consideration and/or cash in lieu of fractional shares shall be delivered in exchange therefor.

(b)    Subject to Sections 1.4(c), (e) and (f), each Company Common Share, but excluding Company Common Shares owned directly by Company or Purchaser (other than Trust Account Shares or DPC Shares) and Dissenting Shares, shall be converted, in the case of the Company Common Shares, at the election of the holder thereof in accordance with the procedures set forth in Article II, into the right to receive the following (the “Merger Consideration”), without interest:

(i)    for each Company Common Share with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Cash Election”), $640.00 in cash (the “Cash Consideration”) (such shares collectively, “Cash Election Shares”); or

(ii)    for each Company Common Share with respect to which an election to receive stock has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Stock Election”), 45.5948 (the “Exchange Ratio”) of common shares, without par value, of Purchaser (the “Purchaser Common Shares”) (the “Stock Consideration”) (such shares collectively, “Stock Election Shares”); or

(iii)    for each Company Common Share other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.3 (collectively, the “Non-Election Shares”), the right to receive from Purchaser such Cash Consideration or Stock Consideration as is determined in accordance with Section 1.4(e).

(c)    All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Company Common Share (each, a “Certificate”) and each non-certificated Company Common Share represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the Company Common Shares represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(m), as well as any dividends to which holders of Company Common Shares become entitled in accordance with Section 2.3(j).

(d)    If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Shares or Company Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Cash Consideration, as applicable.

(e)

(i)    Notwithstanding any other provision contained in this Agreement, the total number of Company Common Shares to be converted into Stock Consideration pursuant to Section 1.4(b) (the

“Stock Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of Company Common Shares outstanding immediately prior to the Effective Time, by (y) 0.50 (the “Stock Proportion Number”). All of the other Company Common Shares (except for Company Common Shares owned directly by Company or Purchaser (other than Trust Account Shares and DPC Shares) and Dissenting Shares) shall be converted into Cash Consideration.

(ii)    Within five business days after the Closing Date, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Company Common Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1)    If the aggregate number of Company Common Shares with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(2)    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)    If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)    If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

1.5    Warrants. At the Effective Time, all outstanding and unexercised warrants to purchase Company Common Shares (each, a “Warrant”) shall cease to represent a warrant to purchase Company Common Shares and instead each holder thereof shall be entitled to receive, in lieu of each Company Common Share that would otherwise have been issuable upon exercise thereof at the exercise price of $370.00 therefor, an amount in cash equal to the excess of $640.00 over such exercise price.

1.6    Articles of Organization and Operating Agreement of the Surviving Company. The articles of organization and operating agreement of the Surviving Company shall be the articles of organization and operating agreement of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

1.7    Managers and Officers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.8    The Bank Merger. As soon as practicable after the execution of this Agreement, Company and Purchaser shall cause Geauga Savings Bank (the “Company Bank”) and The Farmers National Bank of Canfield (“Purchaser Bank”), respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit “A” (the “Bank Merger Agreement”), and which provides for the merger of Company Bank with and into Purchaser Bank (the “Bank Merger”), in accordance with applicable Laws and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of Purchaser Bank (“Purchaser Bank Board”) immediately prior to the Bank Merger shall be the directors of Purchaser Bank upon consummation of the Bank Merger.

1.9    Effect on Purchaser Common Shares. Each Purchaser Common Share outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1    Exchange Agent. Prior to the Effective Time, Purchaser shall appoint Computershare Investor Services pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2    Delivery of Merger Consideration. At or prior to the Effective Time, Purchaser and Merger Sub shall (a) authorize the Exchange Agent to deliver an aggregate number of Purchaser Common Shares equal to the aggregate Merger Consideration payable in Purchaser Common Shares and (b) deposit, or cause to be deposited with, the Exchange Agent, an amount in cash equal to the aggregate Cash Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(m) (the “Exchange Fund”).

2.3    Election and Exchange Procedures.

Each holder of record of Company Common Shares (other than Company Common Shares owned directly by Company or Purchaser (other than Trust Account Shares or DPC Shares) and Dissenting Shares), whose Company Common Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 at the Effective Time and any cash in lieu of fractional Purchaser Common Shares (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)    Each Holder may specify in a request made in accordance with the provisions of this Section 2.3 (an “Election”) (x) the number of whole Company Common Shares owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of whole Company Common Shares owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)    Purchaser shall prepare a form reasonably acceptable to Company (the “Form of Election”) which shall be mailed to Company’s shareholders entitled to vote at Company Shareholders’ Meeting so as to permit Company’s shareholders to exercise their right to make an Election prior to the Election Deadline.

(c)    Purchaser shall make the Form of Election initially available at the time that the Proxy Statement is made available to the shareholders of Company, to such shareholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d)    Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates (or affidavits of loss in lieu of such Certificates) or evidence of Book-Entry Shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates or evidence of Book-Entry Shares, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates or evidence of Book-Entry Shares are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver Company Common Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Purchaser, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the day prior to the date of Company Shareholders’ Meeting, as may be extended by agreement of the Company and Purchaser. Company and Purchaser shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)    Any Company shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Purchaser shall determine in its reasonable discretion that any Election is not properly made with respect to any Company Common Shares, such Election shall be deemed to be not in effect, and the Company Common Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)    Any Company shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates or evidence of Book-Entry Shares, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically, and the Certificates returned to the applicable shareholders, if the Exchange Agent is notified in writing by Purchaser or Company that this Agreement has been terminated in accordance with Article VIII.

(g)    Purchaser, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, (iii) the issuance and delivery of certificates representing Stock Consideration into which Company Common Shares are converted in the Merger and (iv) the method of payment of cash for Company Common Shares converted into the right to receive the Cash Consideration and cash in lieu of fractional Purchaser Common Shares where the holder of the applicable Certificate has no right to receive whole Purchaser Common Shares.

(h)    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder who theretofore has not submitted such Holder’s Certificates or evidence of Book-Entry Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or evidence of Book-Entry Shares shall pass, only upon delivery of Certificate(s) or evidence of Book-Entry Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) or evidence of Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Shares to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(j).

(i)    Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Shares will be entitled to receive promptly after the Effective Time the Merger Consideration, determined as provided in Section 1.4. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(j)    No dividends or other distributions with respect to Purchaser Common Shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Purchaser Common Shares represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Shares issuable with respect to such Certificate or Book-Entry Shares.

(k)    In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Shares that is not registered in the stock transfer records of Company, the Merger Consideration (including cash in lieu of fractional Purchaser Common Shares) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(l)    After the Effective Time, there shall be no transfers on the share transfer books of Company of the Company Common Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Shares that occurred prior to the Effective Time. If, after the Effective

Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(m)    Notwithstanding anything to the contrary contained in this Agreement, no fractional Purchaser Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Purchaser Common Shares based on information reported by the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Purchaser) for the five (5) trading days ending on the penultimate trading day preceding the Effective Time (the “Purchaser Closing Price”) by (ii) the fraction of a share (after taking into account all Company Common Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Shares to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(n)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the one year anniversary of the Effective Time may be paid to Purchaser. In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Shares deliverable in respect of each Company Common Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(o)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate (provided that such bond requirement shall be waived and substituted with an indemnity from any shareholder of the Company owning five or fewer Company Common Shares), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement and requirements of this Article II.

(p)    Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of Company Common Shares dissents from the Merger pursuant to, and properly follows such other procedures as may be required by, Section 1701.85 of the OGCL and is thereby entitled to appraisal rights thereunder (a “Dissenting Shareholder”), then any Company Common Shares held by such Dissenting Shareholder (“Dissenting Shares”) shall be extinguished but shall not be converted into the right to receive Merger Consideration. Instead, such Dissenting Shares shall be entitled only to such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL. Company shall give Purchaser prompt notice upon receipt by Company of any such demands for payment of the fair value of such Company Common Shares, any withdrawals of such notice and any other instruments provided pursuant to applicable law. Notwithstanding the above, in the event that a Dissenting Shareholder subsequently withdraws a demand for payment, fails to comply fully with the requirements of the OGCL, or otherwise fails to establish the right of such shareholder to be paid the value of such holder’s shares under the OGCL, such Dissenting Shares shall be deemed to be converted into the right to receive, with respect to Company Common Shares the Cash Consideration and/or the Stock

Consideration, as determined by Purchaser in its sole discretion. Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the OGCL. Company shall give Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company hereby represents and warrants to Purchaser as follows:

3.1    Corporate Organization.

(a)    Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. Company is duly registered as a thrift holding company under the Home Owners’ Loan Act (“HOLA”).

(b)    True, complete and correct copies of the Amended and Restated Articles of Incorporation of Company (the “Company Articles”) and the Code of Regulations, as amended of Company (the “Company Code”), as in effect as of the date of this Agreement, have been made available to Purchaser prior to the date hereof.

(c)    Company has Previously Disclosed a list of all its Subsidiaries. Each Subsidiary of Company (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall mean a corporation, association or other business entity of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. The deposit accounts of each of Company’s Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, code of regulations and similar governing documents of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Company, copies of which have been made available to Purchaser, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. Company has also Previously Disclosed a list of all Persons with respect to which Company or its Subsidiaries own 5% or more of any class of capital stock or other equity interest, other than equity interests held in a fiduciary capacity, which list shall set forth the amount and form of ownership of Company or its applicable Subsidiary in each such Affiliate.

3.2    Capitalization.

(a)    The authorized capital stock of Company consists of 90,800 shares, consisting of: (i) 10,000 shares of preferred stock, of which, as of even date herewith (the “Company Capitalization Date”), no shares were issued and outstanding, and (ii) 80,800 shares of common stock, of which, as of the Company Capitalization Date, 61,333.27 Common Shares in the aggregate were issued and outstanding and no shares of Class C common stock were issued and outstanding (the “Capitalization Date Outstanding Share Count“). As of the Company Capitalization Date, no shares of Company Common Shares were reserved for issuance except for 2,950 Company Common Shares reserved for issuance in connection with outstanding Warrants. All of the issued and outstanding Company Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except for the Warrants as set forth above, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any Company Common Shares or Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any Company Common Shares or Voting Debt or other equity securities of Company (“Equity Rights”).

(b)    As of the Company Capitalization Date, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (ii) to register Company Common Shares or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all Warrants outstanding as of the Company Capitalization Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Warrant, (iii) the grant date of each Warrant, (iv) the vesting schedule of each such Warrant, if any, (v) the exercise price for each such Warrant, and (vi) the expiration date of each such Warrant. As of the Company Capitalization Date, there are no Company stock options outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect that are binding on Company or with respect to which Company has Knowledge with respect to the voting or transfer of any Company Common Shares or Voting Debt, other equity securities of Company or Equity Rights.

(c)    Other than the Warrants as set forth on Disclosure Schedule 3.2(b), there are no equity-based awards or instruments outstanding. Since December 31, 2018 through the date hereof, Company has not (i) issued or repurchased any Company Common Shares or Voting Debt or other equity securities of Company or Equity Rights or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Company capital stock or any other equity-based awards. Company has not issued any Company Stock Options under any Company Stock Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. With respect to the Warrants, (i) the issuance of each such Warrant was made in accordance with all applicable Laws; and (ii) each such Warrant has been properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company. Since December 31, 2018, except as specifically permitted or required by this Agreement or as Previously Disclosed, neither Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any material Company Benefit Plan.

(d)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3    Authority; No Violation.

(a)    Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Company by at least a two-thirds vote. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a duly held Company Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of at least a majority of all the votes entitled to be cast by holders of Company Common Shares, no other corporate proceedings on the part of Company are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)    Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or the Company Code or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and as set forth on Company Disclosure Schedule 3.3(b) are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.4    Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO“), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the United States Office of the Comptroller of the Currency (the “OCC”), the FDIC, any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (i) and (ii), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholders’ Meetings (the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Ohio Secretary of State, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement and approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger or the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5    Reports. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have timely filed all reports, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with (i) the Federal Reserve, (ii) the FDIC, (iii) the OCC, (iv) any state banking or other state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2014, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

3.6    Financial Statements.

(a)    Company has furnished to Purchaser the audited consolidated financial statements of Company, consisting of consolidated balance sheets as of December 31, 2016, 2017, and 2018, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for (i) each of the three years ended December 31, 2016, 2017, and 2018, and (ii) the unaudited financial statements of the Company as of July 31, 2019 (collectively, all of such audited and unaudited consolidated financial statements are referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Company for the periods then ended. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)    Neither Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on Financial Statements or disclosed in a footnote thereto, (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2018, (iii) liabilities which are not material individually or in the aggregate, (iv) in connection with this Agreement and the transactions contemplated hereby or (v) as Previously Disclosed.

3.7    Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement; provided, however, that Company has, as described further in Section 3.13 herein below, engaged Boenning & Scattergood, Inc. as its financial advisor in connection with the Merger, pursuant to a letter agreement, a true, complete and correct copy of which has been delivered previously to Purchaser.

3.8    Absence of Changes. Since December 31, 2018, (i) Company and its Subsidiaries have not undertaken any of the actions prohibited by Section 5.2 had such Section been in effect at all times since such date, (ii) Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (iii) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (B) changes in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (E) the public disclosure of this Agreement and compliance with this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (G) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or other having relationships with Company or its Subsidiaries or (G) actions or omissions taken with the prior written consent of the other party to this Agreement except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9    Compliance with Applicable Law.

(a)    Company and each of its Subsidiaries hold, and since December 31, 2014 have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, to the Knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and when and if applicable the Sarbanes Oxley Act, and all Laws relating to broker dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither Company nor any of its Subsidiaries has received since December 31, 2014 written notice of any, and to Company’s Knowledge there are no, material defaults or material violations of any applicable Law. For purposes of this Agreement, “Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, order, or undertaking to or agreement with any Governmental Entity.

(b)    Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that has had and would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.10    State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby by at least a two-thirds vote and as required to render inapplicable to such agreement and such transactions any applicable provisions of any takeover Laws under the OGCL, including any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under the OGCL or the Company Articles (collectively, the “Takeover Laws”). No “fair price” Law is applicable to this Agreement and the transactions contemplated hereby.

3.11    Company Benefit Plans.

(a)    Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates or for which Company or any Subsidiary could otherwise have any current or future material liability or material obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b)    Company has made available to Purchaser true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS; (vii) the most recent nondiscrimination tests performed under ERISA and the Code, (viii) all contracts with third-party administrators, compensation consultants and other service providers that related to a Company Benefit Plan, and (ix) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Purchaser, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)    During the six-year period preceding the date of this Agreement, each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. During the six years preceding the date of this Agreement, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and to Company’s Knowledge no plan defect exists that would qualify for correction under any such program.

(d)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1, (ii) not been “materially modified” (within the meaning of Notice 2005-1), and (iii) been in documentary and operational compliance with a reasonable interpretation of Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e)    Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust and has not been revoked (nor has revocation been threatened), and to Company’s Knowledge no circumstances or events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)    None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan.

(g)    Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(h)    All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a material liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k)    None of Company and its Subsidiaries nor any of their respective ERISA Affiliates nor any Person now or previously employed by Company, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that Company or any of its Subsidiaries has an obligation to indemnify with respect to such prohibited transaction, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)    There are no pending or, to Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any non-institutional fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(m)    Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

(n)    No deduction of any amount payable pursuant to the terms of any Company Benefit Plan has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(o)    Definitions.

(i)    “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign Laws.

(ii)    “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

3.12    Approvals. As of the date of this Agreement, to Company’s Knowledge, there is no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13    Opinion. The Board of Directors of Company has received the opinion of Boenning & Scattergood, Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares.

3.14    Loan Put-Backs. Company has Previously Disclosed to Purchaser all claims for repurchases by Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by Company or its Subsidiaries during the past five years that are outstanding or currently threatened in writing, and Company has no reason to believe that it may be required to repurchase any material dollar volume of home mortgage loans sold to third parties by Company or its Subsidiaries. None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

3.15    Legal Proceedings.

(a)    There is no suit, action, investigation, claim, proceeding or review pending, or to Company’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Purchaser, Surviving Company or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates) that is or could reasonably be expected to be material to Company or any of its Subsidiaries.

(b)    Since December 31, 2014, (i) there have been no subpoenas, written demands, or document requests received by Company, any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries from any Governmental Entity, except such as are received by Company or any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or as are not, individually or in the aggregate, material to Company and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2014, a recipient of any supervisory letter from, or since December 31, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently (x) restricts the conduct of its business, or (y) relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or its business, other than those of general application that apply to similarly situated thrift holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Schedule, a “Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing since December 31, 2014 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16    Material Contracts.

(a)    Except as Previously Disclosed, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (iii) any contract relating to the borrowing of money by Company or any of its Subsidiaries or the guarantee by Company or any of its Subsidiaries of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of depository institution Subsidiaries and ordinary course trade payables not past due) in excess of $100,000, (iv) any contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of Company or its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Company and its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) is or could be conducted, (v) any contract not terminable by Company, without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Company or any of its Subsidiaries (other than contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual contract not in excess of $25,000 or involving Loans, borrowings or guarantees originated or purchased by Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), (vi) any contract not terminable by Company without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice which obligates Company or any of its affiliates (or, following the consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, (vii) any contract not terminable by Company without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice which requires referrals of business or requires Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis, (viii) any contract not terminable by Company without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its Subsidiaries, (ix) any contract which limits the payment of dividends by Company or any of its Subsidiaries, (x) any contract pursuant to which Company or any of its Subsidiaries has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (xi) any contract pursuant to which Company or any of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (xii) any contract which relates to any material Intellectual Property of or used by Company or any of its Subsidiaries, (xiii) any contract between Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of Company or any of its Subsidiaries, or (b) to the Knowledge of Company, any affiliate or family member of any such officer or director or (c) any other affiliate of Company, on the other hand, except those of a type available to employees of Company generally, or (xiv) any contract that provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof or a termination of such contract in excess of $50,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.

(b)    Each Material Contract is a valid and legally binding agreement of Company or one of its Subsidiaries, as applicable, and, to Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Company and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, neither Company nor any of its Subsidiaries, and, to Company’s Knowledge, any counterparty or counterparties, is in material breach or violation of any provision of any Material Contract, and no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Company has provided true and complete copies of each Material Contract to Purchaser prior to the date hereof.

3.17    Environmental Matters. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries, and to the Knowledge of Company, (i) Company and its Subsidiaries have complied with all applicable Laws relating to: (a) the protection or restoration of the environment, health, safety or natural resources; (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (ii) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Company or its Subsidiaries relating to any Environmental Law and there is no reasonable basis for any such proceeding, claim, action or investigation; (iii) there are no agreements, orders, judgments, indemnities or decrees by or with Company or its Subsidiaries, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (iv) there are, and have been, no hazardous substances or other environmental conditions at any property under circumstances which could reasonably be expected to result in liability to or claims against Company or its Subsidiaries relating to any Environmental Law; and (v) there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities to Company and its Subsidiaries under any Environmental Law.

3.18    Taxes. Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have timely paid all material Taxes (as defined below) that are required to have been paid or that Company or any of its Subsidiaries are obligated to have withheld from amounts owing to any employee, creditor or third party and to have paid, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Company or its Subsidiaries. None of the material Tax Returns pertaining to Company or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Company nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes is pending or threatened. Company has not received written notice of any material deficiencies asserted or assessments made against Company or any of its Subsidiaries that have not been paid or resolved in full. Company has not received any written notice of any claim against Company or any of its Subsidiaries by any Tax authority in a jurisdiction where Company or such Subsidiary does not file Tax Returns that Company or such Subsidiary is or may be subject to taxation by that jurisdiction. No Liens for Taxes exist with respect to any of the assets of Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable. Neither Company nor any of its Subsidiaries has entered into, or obtained, as applicable, any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. None of Company or any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which Company was the common parent, (B) has any liability for a material amount of Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current contractual obligation to indemnify any other Person with respect to Taxes (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Neither Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Neither Company nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or like assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

3.19    Reorganization. Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20    Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries:

(a)    Each of Company and its Subsidiaries, to its Knowledge (A) owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To the Knowledge of Company, the Owned Intellectual Property is subsisting, valid and enforceable. To the Knowledge of Company, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted. To Company’s Knowledge, each of Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)    To Company’s Knowledge, the operation of Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2014, no Person has asserted in writing that Company or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Company’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Company’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c)    Company and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Company or any of its Subsidiaries, and to Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Company’s Knowledge, no Person has gained unauthorized access to Company’s or its Subsidiaries’ IT Assets.

(d)    Company’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Company and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Company’s Knowledge, Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Company’s Knowledge, Company and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e)    For purposes of this Agreement,

(i)    “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii)    “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii)    “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Company or Purchaser, as the case may be, and each of its respective Subsidiaries as presently conducted.

(iv)    “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or Purchaser, as the case may be, or any of its respective Subsidiaries.

3.21    Properties. Company or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are contested in good faith and for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Company Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties that constitute real property, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor. There are no pending or, to the Knowledge of Company, threatened (in writing) condemnation proceedings against the Company Real Property.

3.22    Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice. Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.23    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably intended to ensure that material information relating to Company and its Subsidiaries is made known to its management by others within those entities.

(b)    Since December 31, 2014 (A) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

3.24    Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or for the account of a customer of the Company Bank, were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of the applicable regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or Company Bank enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. Company and Company Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.25    Labor. (i) Neither Company nor any of its Subsidiaries is or, since December 31, 2014, has been a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective

Bargaining Agreement”); (ii) no employee is represented by a labor organization for purposes of collective bargaining with respect to Company or any of its Subsidiaries; (iii) to the Knowledge of Company, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Company or any of its Subsidiaries; (iv) no Collective Bargaining Agreement is being negotiated by Company or any of its Subsidiaries; (v) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Company or any of its Subsidiaries pending or, to the Knowledge of Company, threatened, that may interfere in any material respect with the respective business activities of Company or any of its Subsidiaries; (vi) to the Knowledge of Company, there is no pending charge or complaint against Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity and (vii) Company and its Subsidiaries have complied with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.26    Loans; Loan Matters.

(a)    As of most recent calendar quarter end, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $50,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) to the Knowledge of Company, the unpaid principal balance of which exceeds $50,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to Company as required by the relevant loan agreement shall not be deemed a material default), or (ii) Loan with any director, executive officer or five percent or greater shareholder of Company or any of its Subsidiaries, or to the Knowledge of Company, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.26(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Company or any of its Subsidiaries that as of the most recent calendar quarter end, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Company and its Subsidiaries that as of most recent quarter end, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Company that as of the most recent calendar quarter end, was classified as “Other Real Estate Owned” and the book value thereof as of such date.

(b)    Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Company or its Subsidiaries and are complete and correct in all material respects. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as Previously Disclosed, Purchaser and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

4.1    Corporate Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. Merger Sub is a limited liability company duly organized and in full force and effect under the laws of the State of Ohio. Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is duly registered as a bank holding company under the Bank Holding Company Act of 1956.

4.2    Capitalization. The authorized capital stock of Purchaser consists of 50,000,000 Purchaser Common Shares of Purchaser Common Stock, of which, as of August 23, 2019 (the “Purchaser Capitalization Date”), 27,666,986 were issued and outstanding. As of the Purchaser Capitalization Date, no Purchaser Common Shares were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). All of the issued and outstanding Purchaser Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Purchaser is issued or outstanding. As of the Purchaser Capitalization Date, except pursuant to this Agreement and the Purchaser Stock Plans, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any Purchaser Common Shares, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any Purchaser Common Shares or Voting Debt of Purchaser or other equity securities of Purchaser. The Purchaser Common Shares to be issued pursuant to the Merger have been reserved for issuance, and when issued, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3    Authority; No Violation.

(a)    Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Merger Sub has the full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously adopted and approved by the Board of Directors of Purchaser and the managers and members of Merger Sub to the extent required by applicable Law. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)    Neither the execution and delivery of this Agreement by Purchaser or Merger Sub, nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, nor compliance by Purchaser or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles of incorporation or code of regulations of Purchaser or the articles of organization or operating agreement of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to

Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

4.4    Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Ohio Secretary of State, and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement and approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement or with the consummation by Purchaser of the Merger or by Purchaser Bank of the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

4.5    Reports.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2014, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act (the “Purchaser SEC Reports”) since December 31, 2014 is publicly available. All Purchaser SEC Reports, at the time of filing, complied, and all Purchaser SEC Reports required to be filed prior to the Effective Time will comply, in all material respects with applicable Law and included and will include all exhibits required to be filed under applicable Law. None of such documents, when filed or as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

4.6    Financial Statements.

(a)    The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in Purchaser’s SEC Reports (including the related notes, where applicable) have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Purchaser for the periods then ended. As of the date hereof, the books and records of Purchaser and its

Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, CliftonLarsonAllen LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Neither Purchaser nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the most recent fiscal quarter (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since the most recent fiscal quarter end or (iii) in connection with this Agreement and the transactions contemplated hereby.

4.7    Broker’s Fees. Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Raymond James.

4.8    Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since December 31, 2014 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and, to Purchaser’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Purchaser or any of its Subsidiaries.

4.9    Legal Proceedings. (a) Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, none of Purchaser or any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s Knowledge, threatened, material legal, administrative, arbitral or other material suits, actions, investigations, claims, proceedings or reviews of any nature against Purchaser or any of its Subsidiaries.

(b)    There is no injunction, order, award, judgment, settlement, decree or regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Purchaser or any of its Subsidiaries that is or could reasonably be expected to be material to Purchaser or any of its Subsidiaries.

(c)    There is no suit, action, investigation, claim, proceeding or review pending, or to Purchaser’s Knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) that, individually or in the aggregate, is reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

4.10    Absence of Changes. Since December 31, 2018, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.11    Taxes. Purchaser and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined above in

Section 3.18) required to be filed by them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have timely paid all material Taxes (as defined above in Section 3.18) that are required to have been paid or that Purchaser or any of its Subsidiaries are obligated to have withheld from amounts owing to any employee, creditor or third party and to have paid, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Purchaser or its Subsidiaries. None of the material Tax Returns pertaining to Purchaser or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Purchaser or any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes is pending or threatened. Purchaser has not received written notice of any material deficiencies asserted or assessments made against Purchaser or any of its Subsidiaries that have not been paid or resolved in full. Purchaser has not received any written notice of any claim against Purchaser or any of its Subsidiaries by any Tax authority in a jurisdiction where Purchaser or such Subsidiary does not file Tax Returns that Purchaser or such Subsidiary is or may be subject to taxation by that jurisdiction. No liens for Taxes exist with respect to any of the assets of Purchaser or any of its Subsidiaries, except for liens for Taxes not yet due and payable. Neither Purchaser nor any of its Subsidiaries has entered into, or obtained, as applicable, any material closing agreement, private letter ruling, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. Each of Purchaser and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Purchaser nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which Purchaser was the common parent, (B) has any liability for a material amount of Taxes of any Person (other than Purchaser or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current contractual obligation to indemnify any other Person with respect to Taxes (other than such agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Neither Purchaser nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which or file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business).

4.12    Approvals. As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a reasonably timely basis.

4.13    Reorganization.

(a)    Purchaser has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)    Merger Sub is an entity that is disregarded as an entity separate from Purchaser for federal Tax purposes and, as such, is a “disregarded entity” as defined in Treasury Regulations 1.368-2(b)(1)(i)(A).

4.14    Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and its Subsidiaries:

(a)    Each of Purchaser and its Subsidiaries, to Purchaser’s Knowledge (A) owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To Purchaser’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To Purchaser’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Purchaser and each of its Subsidiaries as presently conducted. To Purchaser’s Knowledge, each of Purchaser and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)    To Purchaser’s Knowledge, the operation of Purchaser and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2014, no Person has asserted in writing that Purchaser or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Purchaser’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Purchaser’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c)    Purchaser and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Purchaser or any of its Subsidiaries, and to Purchaser’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Purchaser’s Knowledge, no Person has gained unauthorized access to Purchaser’s or its Subsidiaries’ IT Assets.

(d)    Purchaser’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Purchaser and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

4.15    Properties. Either Purchaser or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by either Purchaser or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are being contested in good faith for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties that constitute real property, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Purchaser’s Knowledge, the lessor. There are no pending or, to Purchaser’s Knowledge, threatened (in writing) condemnation proceedings against the Real Property.

4.16    Insurance. Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Purchaser reasonably has determined to be prudent and consistent with industry practice. Purchaser and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Purchaser and its Subsidiaries, Purchaser or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.17    Accounting and Internal Controls.

(a)    The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non- direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Purchaser and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Purchaser and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to allow it to make certifications that would be required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, if applicable.

(b)    Purchaser’s management completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended December 31, 2017 and 2018, and such assessments concluded that such controls were effective. Purchaser has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors, and has described in Section 4.17(b) of the Purchaser Disclosure Schedule: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c)    Since December 31, 2011 (A) neither Purchaser nor any of its Subsidiaries nor, to Purchaser’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

4.18    Ownership of Company Common Shares. As of the date hereof, neither Purchaser nor any of its affiliates (i) beneficially owns, directly or indirectly, any Company Common Shares, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Shares, (iii) is not now, nor at any time within the last three years has been, an “interested shareholder,” as such term is defined in Section 1704.01 of the OGCL, or (iv) is a “Related Person,” as such term is defined in Article SEVENTH of the Company Articles.

4.19    Available Funds. Purchaser has cash and, immediately prior to the Effective Time, Merger Sub will have cash, sufficient to pay or cause to be deposited into the Exchange Fund the aggregate amount of cash as required pursuant to Section 2.2.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, (a) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2    Company Forbearances. Except as otherwise specifically permitted or required by this Agreement, during the period from the date of this Agreement to the Effective Time, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a)    (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional common shares or other equity interest, Voting Debt or Equity Rights, or (ii) grant, award or issue any Company stock options, restricted units, stock appreciation rights, restricted stock, awards based on the value of Company’s capital stock, or other equity-based award with respect to shares of the Company Common Shares under any of the Company Benefit Plans or otherwise.

(b)    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly-owned Subsidiaries to it), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(c)    Amend the terms of, waive any rights under, terminate, knowingly violate the terms of, or enter into, (i) any contract or other binding obligation other than in the ordinary course of business consistent with past practice or (ii) any contract or other binding obligation of the sort specified in Section 3.16(a)(iv), (vi), (vii), (viii), (ix), (x), (xiii) or (xiv).

(d)    Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except any sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e)    Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(f)    Amend the Company Articles or the Company Regulations, or similar governing documents of any of its Significant Subsidiaries.

(g)    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any Regulatory Agency responsible for regulating Company.

(h)    Except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), other than increases in base salary to Employees in the ordinary course consistent with past practice, which shall not exceed 1.5% in the aggregate or 3.0% for any individual Employees (in each case, on an annualized basis), provided, however, that if the Effective Time does not occur on or before December 31, 2019, the foregoing limitations shall be adjusted to 2.5% in the aggregate or the lesser of $10,000 or 3.0% for any individual Employees,] (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired Employee), (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (vi) hire or terminate without cause the employment of any Employee who has (in the case of Employees to be terminated) or would have (in the case of Employees to be hired) target total compensation (base salary, target cash incentive and target equity) of $75,000 or more.

(i)    Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(j)    Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

(k)    Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Law or requested by a Regulatory Agency.

(l)    Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency.

(m)     Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 individually or $100,000 in the aggregate for all such actions, suits, claims, and that would not (i) impose any restriction on the business of it or its Subsidiaries or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries.

(n)    Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility.

(o)    Make or incur any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate, except for Previously Disclosed binding commitments existing on the date hereof.

(p)    Issue any communication of a general nature to its employees or customers without the prior approval of Purchaser (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby.

(q)    Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

(r)    Except (i) for Loans or legally binding commitments for Loans that have previously been approved by Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $500,000, (ii) with respect to amendments or modifications that have previously been approved by Company prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by Company with total credit exposure in excess of $500,000, or (iii) with respect to any such actions that have previously been approved by Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Company, in each case in excess of $500,000.

(s)    Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3    Purchaser Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a)    Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(b)    Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

(c)    Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    Purchaser shall promptly prepare and file with the SEC, and Company shall cooperate in the preparation of, the Form S-4, in which the Proxy Statement will be included as a prospectus. Purchaser shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to Company shareholders. Purchaser shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Shares as may be reasonably requested in connection with any such action.

(b)    The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Purchaser or Company to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Purchaser, Company or the Surviving Corporation in connection therewith, that would or could reasonably be expected to have a material adverse effect (measured on a scale relative to Company) on Purchaser or Company.

(c)    Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d)    Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable Laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking or insurance Laws (other than reports or documents that Company is not permitted to disclose under applicable Law); (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, including periodic updates of the information provided in Section 3.26. Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither Company nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality obligations reflected by the letter of intent entered into between Purchaser and Company as of July 25, 2019 (the “Confidentiality Agreement”).

(c)    No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3    Shareholder Approval. The Board of Directors of Company has resolved to recommend to Company’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable Law and the Company Articles and the Company Code, all action necessary to convene a meeting of its shareholders (“Company Shareholders’ Meeting”), as promptly as practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval of this Agreement. Company agrees that its obligations pursuant to this Section 6.3 to submit to shareholders and hold the Company Shareholders’ Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal or Change in the Company Recommendation. Subject to the provisions of Section 6.7, Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Company Recommendation”), and shall use commercially reasonable best efforts to obtain from its shareholders the requisite affirmative vote to approve this Agreement (the “Company Shareholder Approval”).

Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of Company at the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve Company of such obligation so long as Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Company shall have effected a Change in the Company Recommendation permitted hereunder, then the Board of Directors of Company shall submit this Agreement to Company’s shareholders without the recommendation of the Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law; provided that, for the avoidance of doubt, Company may not take any action under this sentence unless it has complied with the provisions of Section 6.7. In addition to the foregoing, neither Company nor its Board of Directors of Company shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Except as set forth in Section 6.7, neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being a “Change in the Company Recommendation”).

6.4    Nasdaq Listing; Reservation of Purchaser Common Shares.

(a)    Purchaser shall cause the Purchaser Common Shares to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b)    Purchaser agrees at all times from the date of this Agreement to reserve a sufficient number of Purchaser Common Shares to fulfill its obligations under this Agreement, including payment of the Merger Consideration.

6.5    Employee Matters.

(a)    As soon as administratively practicable after the Effective Time, Purchaser shall take all reasonable action so that employees of Company and its Subsidiaries shall be entitled to participate in each benefit plan of Purchaser of general applicability with the exception of any plan frozen to new participants (collectively, the “Purchaser Eligible Plans”) to the same extent as similarly-situated employees of Purchaser and its Subsidiaries, it being understood that inclusion of the employees of Company and its Subsidiaries in the Purchaser Eligible Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Company Benefit Plans until such employees are permitted to participate in the Purchaser Eligible Plans and provided further, however, that nothing contained in this Agreement shall require Purchaser or any of its Subsidiaries to make any grants to any former employee of Company under any discretionary equity compensation plan of Purchaser or to provide the same level of (or any) employer contributions or other benefit subsidies as Company or its Subsidiaries. Purchaser shall cause each Purchaser Eligible Plan in which employees of Company and its Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the Purchaser Eligible Plans, the service of such employees with Company and its Subsidiaries to the same extent as such service was credited for such purpose by Company or its Subsidiaries, and, solely for purposes of Purchaser’s vacation programs, for purposes of determining the benefit amount, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Company Benefit Plans that correspond to Purchaser Eligible Plans until employees of Company and its Subsidiaries are included in such Purchaser Eligible Plans, and subject to subsections (b) and (g) of this Section 6.5, nothing in this Agreement shall limit the ability of Purchaser to amend or terminate any of the Company Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b)    At and following the Effective Time, and except as otherwise provided in Section 6.5(e), Purchaser shall honor, and cause the Purchasing Bank and the Surviving Company to continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Company and its Subsidiaries and current and former directors of Company and its Subsidiaries existing as of the Effective Date under any Company Benefit Plan, including any employment, change in control and severance agreements listed on Section 3.11(a) of the Company Disclosure Schedule to the extent each such agreement is not superseded by a subsequent agreement between Purchaser and such employee. Any years of service recognized for purposes of this Section 6.5 will be taken into account under the terms of any generally applicable severance policy of Purchaser or its Subsidiaries.

(c)    At such time as employees of Company and its Subsidiaries become eligible to participate in a medical, dental or health plan of Purchaser or its Subsidiaries, Purchaser shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Purchaser, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time, and (iii) provide each employee credit for any deductibles and co-payments paid prior to the Effective Time in satisfying any deductible requirement in a medical, dental or health plan of Purchaser or its Subsidiaries.

(d)    Immediately prior to the Effective Time, Company shall, at the written request of Purchaser, freeze or terminate each Company Benefit Plan as is requested by Purchaser.

(e)    Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, except for employees under Section 6.5(g) below. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, subject to (b) and (g) of this Section 6.5; or (iii) to confer upon any current or former Employee, any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment or other agreement with any Employee.

(f)    Any employee of Company or its Subsidiaries who is not subject to a written employment or separation agreement and whose employment terminates at or within six months following the Effective Time because such employee’s position is eliminated, such employee is not offered comparable employment (which, for purposes hereof, shall be considered to be at an equivalent level of compensation, and without relocation outside of Cuyahoga and Geauga counties and any county contiguous thereto) by Purchaser, or such employee is not retained in comparable employment by Purchaser (a “Covered Employee”), will be entitled to a lump sum severance payment equal to the greater of (i) two (2) weeks of such employee’s current base pay for each full year of such employee’s service with Company, subject to a minimum benefit of four (4) weeks’ pay and a maximum benefit of twenty-six (26) weeks’ pay or (ii) the unpaid portion of the employee’s retention bonus as determined under and paid in accordance with the Company’s Long Term Employee Retention and Severance Plan in effect as of the date hereof, as set forth on Company Disclosure Schedule 6.5(f). Payment under the foregoing clauses (i) or (ii) will be paid on the first payroll date following termination and will be in lieu of participation by a Covered Employee in Purchaser’s severance plan as in effect from time to time after the Effective Time. For the avoidance of doubt, for the purposes of determining the level of severance or retention benefits, each Covered Employee shall be credited for service with Company only as provided in this Section 6.5.

6.6    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, the Surviving Company and Purchaser shall (and shall cause Purchaser Bank to) indemnify and hold harmless, to the full extent provided under the Company Articles and the Company Regulations and any indemnification agreement between the Company and any officer or director existing on July 31, 2019 (including advancement of expenses as incurred) to the extent permitted under applicable Law including specifically 12 C.F.R. Part 359, each present and former director and officer (determined as of the Effective Time) of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted before or after the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)    Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will use its best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company; provided that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 150% of the annual premiums paid as of the date hereof by Company for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Purchaser, in consultation with Company, prior to the Effective Time and in lieu of the foregoing, Purchaser or Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the Premium Cap) and fully pay for such policy prior to the Effective Time.

(c)    Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually prejudiced as a consequence.

(d)    The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Purchaser or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 6.6.

6.7    No Solicitation.

(a)    Except as set forth in Section 6.7(b), none of Company nor any of its Subsidiaries shall, and each of them shall cause its respective officers, directors, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.7(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b)    Notwithstanding anything to the contrary in Section 6.7(a), if Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) that did not result from or arise in connection with a breach of this Section 6.7 at any time prior to the Company Shareholders’ Meeting that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Company and its Representatives may take any action described in Section 6.7(a)(ii) above to the extent that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that, prior to taking any such action, Company has obtained from such Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, the terms of the Confidentiality Agreement.

(c)    As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Company shall advise Purchaser in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Purchaser a copy of the Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal) and shall keep Purchaser promptly apprised of any related developments, discussions and negotiations (including providing Purchaser with a copy of all material documentation and correspondence relating thereto) on a current basis. Company agrees that it shall immediately provide to Purchaser any information concerning Company that may be provided (pursuant to Section 6.7(b)) to any other Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) in connection with any Acquisition Proposal which has not previously been provided to Purchaser.

(d)    Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders’ Meeting, the Board of Directors of Company may withdraw its recommendation of the Merger Agreement, thereby resulting in a Change in the Company Recommendation, if and only if (x) from and after the date hereof, Company has complied with Sections 6.3 and 6.7, and (y) the Board of Directors of Company has determined in good faith, after consultation with outside counsel, that the taking of such action is reasonably necessary in order for the Board of Directors of Company to comply with fiduciary duties under applicable Law; provided, that the Board of Directors of Company may not effect a Change in the Company Recommendation unless:

(1)    Company shall have received an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Purchaser;

(2)    Company shall have provided prior written notice to Purchaser at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Purchaser that the Board of Directors of Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(3)    during the Notice Period, Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Purchaser in good faith (to the extent Purchaser desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(4)    the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Purchaser, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Company shall deliver a new written notice to Purchaser and shall again comply with the requirements of this Section 6.7(d) with respect to such new written notice, except that the new Notice Period shall be two (2) Business Days. In the event the Board of Directors of Company does not make the determination referred to in clause (4) of this paragraph and thereafter seeks to effect a Change in the Company Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

(e)    Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; and (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Company or any of its Subsidiaries or Representative is a party, and enforce the provisions of any such agreement.

(f)    Nothing contained in this Agreement shall prevent Company or its Board of Directors from making any disclosure to Company shareholders if Company’s Board of Directors (after consultation with outside counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that this Section 6.7(f) will in no way eliminate or modify the effect that any action taken pursuant hereto would otherwise have under this Agreement.

(g)    As used in this Agreement:

(i)    “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Company determines in its good faith judgment to be more favorable to Company than the Merger, and to be reasonably capable of being consummated on the terms proposed, after (i) receiving the advice of outside counsel and Boenning & Scattergood, Inc., and (ii) taking into account all material relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to this Agreement that may be proposed by Purchaser in response to such Acquisition Proposal (whether or not during the Notice Period); and all material legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” and “85%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”; and

(ii)    “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Company or publicly announced to Company’s shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Purchaser or any of its affiliates) relating to an Acquisition Transaction involving Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries; and

(iii)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Company by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, of 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, beneficially owning 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of Company; or (iii) any liquidation or dissolution of Company or any of its Subsidiaries.

6.8    Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement, to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.9    Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 20 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

6.10    Notification of Certain Matters. Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.11    Shareholder Litigation. Company shall give Purchaser prompt notice of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.12    Transition. Commencing following the date hereof, and in all cases subject to applicable Law, Company shall, and shall cause its Subsidiaries to, cooperate with Purchaser and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Purchaser. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Company and its Subsidiaries in the ordinary course of business, Company shall cause the employees, officers and representatives of Company and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Purchaser in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, branch closures, divestiture and/or systems conversion, it being agreed that any notices of branch closures need not be provided more than 90 days in advance of the anticipated Closing Date), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Purchaser.

6.13    Voting Agreements. Company shall deliver on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit “B,” (the “Voting Agreement”), from all members of the Company’s board of directors.

6.14    Tax Representation Letters. Officers of Purchaser and Company shall execute and deliver to Vorys, Sater, Seymour and Pease LLP, tax counsel to Purchaser, and Ulmer & Berne LLP, tax counsel to Company, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Form S-4 filed with the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c) of this Agreement.

6.15    Continuity of Interest. Notwithstanding anything in this Agreement to the contrary, if either of the tax opinions referred to in Section 7.2(c) or 7.3(c) cannot be rendered (as reasonably determined by Vorys, Sater, Seymour and Pease LLP or Ulmer & Berne LLP, respectively) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Purchaser shall increase the Stock Consideration (applying the closing price of shares of the Purchaser Common Shares on the last trading day prior to the Closing Date), and decreasing the Cash Consideration, to the minimum extent necessary to enable the relevant tax opinion to be rendered.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have received the Company Shareholder Approval.

(b)    Stock Exchange Listing. The shares of Purchaser Common Stock to be issued to the holders of Company Common Shares upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c)    Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e)    Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve, the OCC and, if applicable, the FDIC, and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and (unless otherwise determined by Purchaser) the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

7.2    Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Sections 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (ii) Sections 3.2(c), 3.3(a), 3.3(b)(i) and 3.7, which shall be true and correct in all material respects, and (iii) Sections 3.8(iii) and Section 3.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company, has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(b)    Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer to such effect.

(c)    Tax Opinion. Purchaser shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d)    Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger and the Bank Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Purchaser or Surviving Company or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Purchaser or Surviving Company that would have a material adverse effect on Purchaser, Surviving Company or any of their respective affiliates, in each case measured on a scale relative to Company.

(e)    FIRPTA Affidavit. Company shall have delivered to Purchaser an affidavit, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

(f)    Required Consents. Purchaser or Company has obtained the consents set forth on Company Disclosure Schedule 7.2(f).

7.3    Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in (i) Section 4.3(a) and 4.3(b)(i), which shall be true and correct in all material respects, and (ii) Section 4.10 and 4.18, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or Chief Financial Officer of Purchaser to the foregoing effect.

(b)    Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub, as the case may be, shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c)    Tax Opinion. Company shall have received an opinion of Ulmer & Berne LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Ulmer & Berne LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d)    Payment of Merger Consideration. Purchaser shall have caused Merger Sub to deliver the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Company with a certificate evidencing such delivery.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a)    by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b)    by either Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c)    by either Company or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)    by either Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties, or any failure to perform in all material respects any of the covenants or agreements, set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a)-(c) or 7.3(a)-(c), as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)    by Purchaser, if (i) at any time prior to the Effective Time, the Board of Directors of Company has (A) failed to recommend to the shareholders of Company that they give the Company Shareholder Approval; (B) effected a Change in the Company Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (C) failed to substantially comply with its obligations under Section 6.3 or 6.7 hereof; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Shares is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of Company recommends that the shareholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f)    by Company, if at any time prior to the Effective Time, the Purchaser has materially breached its obligations under Section 6.1 or 6.4 hereof.

(g)    by Purchaser or Company, if the approval of Company’s shareholders required by Section 7.1(a) shall not have been obtained at a duly held Company Shareholders’ Meeting (including any adjournment or postponement thereof).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2    Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of the act would, or would reasonably be expected to, cause a breach of this Agreement.

8.3    Fees and Expenses.

(a)    All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)    Notwithstanding the foregoing, if:

(i)    (A) Either Company or Purchaser terminates this Agreement pursuant to 8.1(c) (without the Company Shareholder Approval having been obtained), Purchaser terminates pursuant to Section 8.1(d) (as a result of a Willful Breach by Company), or either Company or Purchaser terminates this Agreement pursuant to 8.1(g), and (B) prior to termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Company or its shareholders an Acquisition Proposal (whether or not conditional), or an intention (whether or not conditional) to make an Acquisition Proposal, and (C) within twelve months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any definitive agreement relating to any Acquisition Transaction (but not including any confidentiality agreement required by Section 6.7(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the 15% and 85% amounts in the definition of Acquisition Transaction and Acquisition Proposal to 50%); or

(ii)    Purchaser terminates this Agreement pursuant to Section 8.1(e); then Company shall pay to Purchaser an amount equal to $1.6 million (the “Termination Fee”).

(iii)    If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 8.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds within ten (10) days after delivery of the written notice of termination required by Section 8.1.

(c)    The Parties acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Company fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Company shall pay to Purchaser, Purchaser’s costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

8.4    Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval; provided, however, that after the approval of Company shareholders, there may not be, without further approval of such shareholders who have already provided their approval, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5    Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1    Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local prevailing time, at the Akron offices of Vorys, Sater, Seymour and Pease LLP, counsel to Purchaser, on a date to be specified by the parties (the “Closing Date”).

9.2    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Company, to:

Maple Leaf Financial, Inc.

24755 Chagrin Blvd, Suite 100

Beachwood, OH 44122

Attention:    James E. Kleinfelter

Facsimile:

with a copy (which shall not constitute notice) to:

Ulmer & Berne LLP

1660 West 2nd Street, Suite 1100

Cleveland, Ohio 44113-1406 225

Attention:    Douglas K. Sesnowitz

Facsimile:    216.583.7145

Email:    dsesnowitz@ulmer.com

(b)	if to Purchaser, to:

Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Attention:    Kevin J. Helmick

Facsimile:    (330) 533-0451

with a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

106 South Main Street, Suite 1100

Akron, Ohio 44308

Attention:    J. Bret Treier

Facsimile:    (330) 208-1066

Email:    jbtreier@vorys.com

9.4    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “Knowledge” with respect to Company means the actual knowledge after reasonable inquiry of any of Company’s officers listed on Section 9.4 of the Company Disclosure Schedule and with respect to Purchaser, means the actual knowledge after reasonable inquiry of any of Purchaser’s officers listed on Section 9.4 of the Purchaser Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Mahoning County, Ohio (which the parties expressly agree shall exclusively be the federal court for the Northern District of Ohio, or in the event (but only in the event) that such court does not have jurisdiction over such dispute, any court sitting in Mahoning County, Ohio). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8    Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9    Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law.

9.10    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for the provisions of Sections 6.5(g) and 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.11    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.12    Disclosure Schedule. Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Company Disclosure Schedule”) and Purchaser has delivered to Company a schedule (a “Purchaser Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company or Purchaser, as the case may be, in the applicable paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, or any other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule (so long as it is reasonably clear on the face of such disclosure that the disclosure in such other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule is also applicable to the section of this Agreement in question).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

FARMERS NATIONAL BANC CORP.

By:	/s/ Kevin J. Helmick
	Name:	Kevin J. Helmick
	Title:	President and Chief Executive Officer

FMNB MERGER SUBSIDIARY III, LLC

By:	/s/ Kevin J. Helmick
	Name:	Kevin J. Helmick
	Title:	President

MAPLE LEAF FINANCIAL, INC.

By:	/s/ James E. Kleinfelter
	Name:	James E. Kleinfelter
	Title:	President & Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (this “Bank Merger Agreement”), dated as of [________], 2019, is by and between Geauga Savings Bank (“Geauga Savings”) and The Farmers National Bank of Canfield (“Farmers Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Prior Merger Agreement”) dated as of [__________ ___], 2019, between Farmers National Banc Corp. (“FMNB”), FMNB Merger Subsidiary III, LLC (“Merger Sub”) and Maple Leaf Financial, Inc. (“Maple Leaf”).

WlTNESSETH:

WHEREAS, Geauga Savings is an Ohio savings bank and a wholly owned subsidiary of Maple Leaf, with, as of [_______], 2019, a capital of $[_________], divided into [_______] shares of common stock, each of $10.00 par value, surplus of $[______], and undivided profits, including capital reserves, of $[_________]; and

WHEREAS, Farmers Bank is a national banking association and a wholly owned subsidiary of FMNB, with, as of [_______, 2019, a capital of $[___________], divided into 542,339 shares of common stock, each of $5.00 par value, surplus of $[__________], and undivided profits, including capital reserves, of $[_______]; and

WHEREAS, FMNB, Merger Sub and Maple Leaf have entered into the Prior Merger Agreement, pursuant to which Maple Leaf will merge with and into Merger Sub (the “Prior Merger”); and

WHEREAS, Geauga Savings and Farmers Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Prior Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    The Bank Merger. Subject to the terms and conditions of the Prior Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), Geauga Savings shall merge with and into Farmers Bank (the “Bank Merger”) under the laws of the United States and the State of Ohio. Farmers Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2.    Effective Time. The Bank Merger shall become effective on the date, and at the time (the “Effective Time”), specified in the Bank Merger approval to be issued by the Office of the Comptroller of the Currency (the “OCC”).

3.    Charter; Bylaws. The Charter and Bylaws of Farmers Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4.    Name; Offices. The name of the Surviving Bank shall be “The Farmers National Bank of Canfield.” The main office of the Surviving Bank shall be the main office of Farmers Bank immediately prior to the Effective Time.

5.    Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of Farmers Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank, and (ii) the executive officers of Farmers Bank immediately prior to the Effective Time shall continue as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the charter and bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6.    Effects of the Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215c, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of Farmers Bank and Geauga Savings as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of Farmers Bank and Geauga Savings existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

7.    Effect on Shares of Stock.

(a)    Each share of Farmers Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding and shall consist of $[_________], divided into 542,339 shares of common stock, each of $5.00, and at the Effective Time, Farmers Bank shall have a surplus of $[__________], and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of Farmer Bank and Geauga Savings as stated in the recitals of this Agreement, adjusted however, for normal earning and expense (and if applicable purchase accounting adjustments) from [________], 2019 until the Effective Time.

(b)    At the Effective Time, each share of Geauga Savings capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of Geauga Savings capital stock held in the treasury of Geauga Savings immediately prior to the Effective Time shall be retired and canceled.

8.    Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FMNB, as the sole shareholder of Farmers Bank, and Maple Leaf, as the sole shareholder of Geauga Savings at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Farmers Bank and Geauga Savings shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC and the Ohio Department of Financial Institutions as may be required by applicable laws and regulations.

9.    Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FMNB, as the sole shareholder of Farmers Bank, and Maple Leaf as the sole shareholder of Geauga Savings, at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Geauga Savings as offices of the Surviving Bank and (iv) the consummation of the Prior Merger pursuant to the Prior Merger Agreement at or before the Effective Time.

10.    Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Geauga Savings acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Geauga Savings and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Geauga Savings or otherwise to take any and all such action.

11.    Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Farmers Bank and Geauga Savings at any time prior to the Effective Time.

12.    Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholder of which is, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13.    Assignment. This Bank Merger Agreement may not be assigned by either Farmers Bank or Geauga Savings without the prior written consent of the other.

14.    Termination. This Bank Merger Agreement shall terminate upon the termination of the Prior Merger Agreement in accordance with its terms.

15.    Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Ohio without regard to the conflicts of law provisions thereof.

16.    Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of Farmers Bank and Geauga Savings has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

THE FARMERS NATIONAL BANK OF CANFIELD

By:
Name: Kevin J. Helmick
Title: President

GEAUGA SAVINGS BANK

By:
Name: James E. Kleinfelter
Title: President

EXHIBIT B

Form of Voting Agreement

August 29, 2019

Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), Farmers National Banc Corp., an Ohio corporation (“Farmers”), FMNB Merger Subsidiary III, LLC, an Ohio limited liability company and a wholly owned subsidiary of Farmers (“Merger Sug”), and Maple Leaf Financial, Inc., an Ohio corporation (“Maple Leaf”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby Maple Leaf will merge with and into Merger Sub (the “Merger”) and shareholders of Maple Leaf will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to Farmers’ obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to Farmers.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)    As of the date of this Voting Agreement, I have, and at all times during the term of this Voting Agreement will have, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of common shares, no par value, of Maple Leaf (the “Maple Leaf Common Shares”), that is set forth on Appendix A hereto, and I hold stock options to acquire the number of Maple Leaf Common Shares set forth on Appendix A hereto. All of the securities listed on Appendix A are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities). None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b)    As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of Maple Leaf, (ii) securities of Maple Leaf convertible into or exchangeable for shares of capital stock or voting securities of Maple Leaf or (iii) options or other rights to acquire from Maple Leaf any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Maple Leaf. The Maple Leaf Common Shares listed on Appendix A, together with all Maple Leaf Common Shares that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c)     At the Company Shareholders’ Meeting and at any other meeting of Maple Leaf shareholders, however called, and on any action or approval by written consent of shareholders of Maple Leaf, I will vote or cause to be voted not less than all of the Shares over which I have sole voting power, and I will use my best efforts to cause any Shares over which I share voting power to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d)     During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e)    I agree that Maple Leaf shall not be bound by any attempted sale of any Maple Leaf Common Shares over which I have sole voting and dispositive power, and Maple Leaf’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f)    I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement.

(g)    Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to myself, my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred (other than myself) shall have executed and delivered to Farmers an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of Maple Leaf and/or as an optionholder, if I am such, and not in any other capacity, such as a director or officer of Maple Leaf or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Maple Leaf Common Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on Maple Leaf’s Board of Directors or as an officer of Maple Leaf, in acting in my capacity as a director, officer or fiduciary of Maple Leaf, or as a fiduciary of any trust for which I serve as trustee.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the Maple Leaf shareholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) Farmers and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to Farmers’ rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

I agree and acknowledge that Farmers may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, Farmers shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting

Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

Very truly yours,

Print Name

Address:

Facsimile:

Acknowledged and Agreed:

Farmers National Banc Corp.

By:
Kevin J. Helmick,
President and Chief Executive Officer

Address:	Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Dated: August 29, 2019

[Signature page to Voting Agreement]

Appendix A

Number of Shares Held (excluding warrants or stock options): _______________________________________

This amount includes:

shares over which I have sole voting power

shares over which I have shared voting power

shares over which I have sole dispositive power

shares over which I have shared dispositive power

Number of warrants or stock options held: _____________________________

ANNEX C

August 29, 2019

Board of Directors

Maple Leaf Financial, Inc.

10800 Kinsman Road

Newbury, OH 44065

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) to be received by the holders of shares of issued and outstanding common stock, no par value (“Company Common Shares”), of Maple Leaf Financial, Inc., an Ohio corporation (“Maple Leaf”), in connection with the proposed merger (the “Proposed Merger”) of Maple Leaf with and into Farmers National Banc Corp., an Ohio corporation (“Farmers”), with Farmers surviving the Proposed Merger, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 29, 2019 (the “Merger Agreement”). As detailed in the Merger Agreement, each Company Common Share, issued and outstanding immediately prior to the effective time of the Proposed Merger, will be converted into, at the election of the holder thereof (subject to the cash/stock allocation provisions of the Merger Agreement), the right to receive $640.00 in cash or 45.5948 shares of Farmers common stock, no par value (the “Merger Consideration”). Additionally, at the effective time of the Proposed Merger, all outstanding and unexercised warrants will be entitled to an amount in cash per warrant equal to the excess of $640.00 over $370.00, which is the average weighted exercise price per share thereunder.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of each of Maple Leaf and Farmers and reviewed certain internal financial analyses prepared by the respective management teams of Maple Leaf and Farmers, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock performance and trading history of Farmers, (iv) studied and analyzed the consolidated financial and operating data of Maple Leaf and Farmers, (v) reviewed the pro forma financial impact of the Proposed Merger on Farmers, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of Maple Leaf and Farmers, (vi) considered the financial terms of the Proposed Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and communicated with certain members of each of Maple Leaf’s and Farmers’ senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other analyses and considered such other factors as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by Maple Leaf and Farmers, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of Maple Leaf and Farmers, including, without limitation, financial statements, financial projections and stock price data, as well as certain other information from recognized independent sources. We have not independently verified the information or data concerning Maple Leaf or Farmers nor any other data we considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared on a basis reflecting the best currently available

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phone (610) 832-1212    ●    fax (610) 832-5301    ●    www.boenninginc.com    ●    Member FINRA/SIPC

Board of Directors

Maple Leaf Financial, Inc.

August 29, 2019

estimates and good faith judgments of the respective management teams of Maple Leaf and Farmers as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of Farmers or Maple Leaf, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Maple Leaf and Farmers, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgments of the respective management teams of Maple Leaf and Farmers as to their most likely future performance. We have further relied on the assurances of the respective management teams of Maple Leaf and Farmers that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of each of Maple Leaf and Farmers is adequate to cover such losses; we have not reviewed loans or credit files of Maple Leaf or Farmers. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements will not be waived. We have assumed that the Proposed Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including, without limitation, the cost savings and related expenses expected to result from the Proposed Merger.

Our opinion is based upon information provided to us by the respective management teams of Maple Leaf and Farmers, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Proposed Merger or the other business strategies or transactions that Maple Leaf’ Board of Directors has considered or may be considering, nor does it address the underlying business decision of Maple Leaf’ Board of Directors to proceed with the Proposed Merger. We are expressing no opinion as to the prices at which Farmers’ securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Farmers has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of Maple Leaf’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors of Maple Leaf in connection with the Proposed Merger or a recommendation to any shareholder of Maple Leaf as to how such shareholder should vote or act with respect to the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. This opinion is directed solely to Maple Leaf’s Board of Directors and is not to be quoted or referred to, in whole or in part, in a

Board of Directors

Maple Leaf Financial, Inc.

August 29, 2019

registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by Farmers in respect to the Proposed Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Maple Leaf, Farmers, and/or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of Maple Leaf or Farmers for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We are acting as Maple Leaf’s financial advisor in connection with the Proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Proposed Merger. Maple Leaf has also agreed to indemnify us against certain liabilities that may arise out of our engagement.

With respect to previous engagements, Boenning & Scattergood, Inc. served as Farmers’ financial advisor in Farmers’ acquisition with Monitor Bancorp, Inc. The transaction closed on August 15, 2017. Boenning & Scattergood, Inc. was also previously engaged by Maple Leaf as Maple Leaf’s exclusive placement agent in connection with a proposed capital raise which did not occur.

Except for the arrangements between Boenning & Scattergood, Inc. and Maple Leaf described in the preceding paragraph, Boenning & Scattergood, Inc. has not had any material relationship with either Maple Leaf or Farmers during the past two years in which compensation was received or was intended to be received. Boenning & Scattergood, Inc. may provide services to Farmers in the future (and to Maple Leaf if the Proposed Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Shares in the Proposed Merger.

Board of Directors

Maple Leaf Financial, Inc.

August 29, 2019

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Sincerely,

Boenning & Scattergood, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 20. Indemnification of Directors and Officers.

(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from, or maintained with, a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),(6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to divisions (E)(5),(6) or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b)	Articles of Incorporation, as amended, of Farmers National Banc Corp.

Article X of the Articles of Incorporation, as amended, provides for the indemnification of Farmers officers and directors as follows:

The corporation shall have power to, and may (in addition to such other power conferred by law) indemnify any shareholder, officer, or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative, or investigative, by reason of the fact that he is or was a director of this corporation, or any corporation (hereinafter referred to as “subsidiary corporation”) of which more than 50 per cent of the issued and outstanding shares of common shares was or is owned by the corporation at the time such person was or is serving as such director of the “subsidiary corporation,” against expenses (including those reasonably incurred by him) in connection with such action, suit, and proceeding if the principal issue of such action, suit, or proceeding involved or involves a contract or transaction by and between the corporation and such “subsidiary corporation” and if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the “subsidiary corporation.” Any indemnification as above provided (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the standard of conduct set forth above has been met. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (b) if such a quorum is not obtainable, or even if obtainable, if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by a majority of a quorum of the shareholders of the corporation consisting of shareholders who were not parties to such action, suit or proceeding.

(c)	Indemnification Agreements

Farmers presently maintains indemnification agreements with each of its directors and key officers, and maintains insurance for the benefit of persons entitled to indemnification.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Index to Exhibits attached hereto.

(b)	Financial Statement Schedules

Item 22. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

D. The Registrant undertakes that every prospectus (1) that is filed pursuant to paragraph C. immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

F. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10 (b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

G. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of August 29, 2019, by and among Maple Leaf Financial, Inc., Farmers National Banc Corp. and FMNB Merger Subsidiary III, LLC (included as Annex B to the proxy statement/prospectus contained in this Registration Statement).*

3.1	Articles of Incorporation of Farmers National Banc Corp. (incorporated by reference from Exhibit 4.1 to Farmers’ Registration Statement on Form S-3 filed with the Commission on October 3, 2001 (File No. 333-70806).

3.2	Amendment to Articles of Incorporation of Farmers National Banc Corp. (incorporated by reference from Exhibit 3.1 to Farmers’ Current Report on Form 8-K filed with the Commission on May 1, 2013).

3.3	Amendment to Articles of Incorporation of Farmers National Banc Corp. (incorporated by reference from Exhibit 3.1 to Farmers’ Current Report on Form 8-K filed with the Commission on April 20, 2018).

3.4	Amended Code of Regulations of Farmers National Banc Corp. (incorporated by reference from Exhibit 3.1 to Farmers’ Current Report on Form 8-K filed with the Commission on April 19, 2019).

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered.**

8.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding certain tax matters.***

8.2	Opinion of Ulmer & Berne LLP regarding certain tax matters.***

23.1	Consent of Crowe LLP, independent registered public accounting firm for Farmers National Banc Corp.**

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 5.1).

23.3	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 8.1).

23.4	Consent of Ulmer & Berne LLP (included as part of its opinion filed as Exhibit 8.2).

24.1	Power of Attorney.**

99.1	Consent of Boenning & Scattergood, Inc.**

99.2	Form of Proxy Card to be used by Maple Leaf Financial, Inc.***

*	Pursuant to Item 601(b)(2) of Regulation S-K, Farmers agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.
**	Previously filed.
***	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canfield, State of Ohio, on November 12, 2019.

Farmers National Banc Corp.

By:	/s/ Kevin J. Helmick
Kevin J. Helmick, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on November 12, 2019.

Signature	Title

/s/ Kevin J. Helmick	President, Chief Executive Officer and Director (Principal Executive Officer)
Kevin J. Helmick

/s/ Carl D. Culp	Senior Executive Vice President, Secretary and Treasurer (Principal Financial Officer)
Carl D. Culp

/s/ Joseph W. Sabat	Controller (Principal Accounting Officer)
Joseph W. Sabat

*	Director
Gregory C. Bestic

*	Chairman of the Board
Lance J. Ciroli

*	Director
Anne Frederick Crawford

*	Director
Ralph D. Macali

*	Director
Terry A. Moore

*	Director
Edward W. Muransky

*	Director
David Z. Paull

*	Director
James R. Smail

*

The undersigned, by signing his name hereto, does hereby sign this Amendment No. 1 to Registration Statement on Form S-4 on behalf of each of the directors of the Registrant identified above pursuant to a Power of Attorney executed by the directors identified above, which Power of Attorney has been filed with this Registration Statement on Form S-4 as Exhibit 24.1.

/s/ Kevin J. Helmick	Attorney-in-Fact
Kevin J. Helmick